Exhibit 10.3

CREDIT AGREEMENT

Dated as of May 8, 2012

among

WABASH NATIONAL CORPORATION,
as
the Borrower

The Several Lenders
from Time to Time Parties Hereto

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.,
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and
Joint Bookrunners

[*] The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

TABLE CONTENTS

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SCHEDULES

Schedule 1.1(b)	Commitments of Lenders
Schedule 8.1(b)	Capitalization of Borrower
Schedule 8.1(c)	Capitalization of Borrower’s Subsidiaries
Schedule 8.6(a)	Jurisdiction of Organization
Schedule 8.6(b)	Chief Executive Offices
Schedule 8.6(c)	Organizational Identification Numbers
Schedule 8.6(d)	Commercial Tort Claims
Schedule 8.7(b)	Litigation
Schedule 8.11	Benefit Plans
Schedule 8.12	Environmental Matters
Schedule 8.13	Intellectual Property
Schedule 8.15	Deposit Accounts and Securities Accounts
Schedule 8.17	Material Contracts
Schedule 8.19	Indebtedness
Schedule 8.24	Union Activity
Schedule 9.15	Post-Closing Undertakings
Schedule 10.6	Line of Business
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Guarantee
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Promissory Note
Exhibit E	Form of Joinder Agreement
Exhibit F-1	Form of U.S. Tax Certificate
Exhibit F-2	Form of U.S. Tax Certificate
Exhibit F-3	Form of U.S. Tax Certificate
Exhibit F-4	Form of U.S. Tax Certificate
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Discounted Prepayment Option Notice
Exhibit I	Form of Lender Participation Notice
Exhibit J	Form of Discounted Voluntary Prepayment Notice
Exhibit K	Form of Notice of Borrowing/Continuation

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CREDIT AGREEMENT, dated as of May 8, 2012, among WABASH NATIONAL CORPORATION, a Delaware corporation (the “Borrower”); the lenders party hereto from time to time (the “Lenders”); Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders; Morgan Stanley Senior Funding, Inc. and WELLS FARGO SECURITIES, LLC, as joint lead arrangers (in such capacity, the “Lead Arrangers”) and joint bookrunners (in such capacity, the “Joint Bookrunners”).

The parties hereto hereby agree as follows:

SECTION 1.          Definitions

1.1.          Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that ABR shall never be less than 2.25% per annum. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR.

“ABR Margin” shall mean 3.75% per annum.

“Acceptable Price” has the meaning assigned to such term in Section 5.1(c)(iii).

“Acceptance Date” has the meaning assigned to such term in Section 5.1(c)(ii).

“Acquired Indebtedness” shall mean Indebtedness of a Person whose assets or Equity Interests are acquired by the Borrower or its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Refinancing Loans pursuant to a Refinancing Amendment in accordance with Section 3.2; provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund and (ii) the Borrower.

“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 1 Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Agent Fee Letter” shall mean the Administrative Agent Fee Letter dated as of the Closing Date, between the Administrative Agent and the Borrower.

“Affiliate” shall mean, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, however, that, for purposes of Section 10.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount (“OID”), upfront fees, ABR or Eurodollar Rate “floors” or otherwise; provided that OID and upfront fees shall be equated to an interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable debt); provided, further, that “All-In Yield” shall not include customary arrangement, structuring, commitment or underwriting fees.

“Applicable Discount” has the meaning assigned to such term in Section 5.1(c)(iii).

“Applicable ECF Percentage” shall mean, for any Excess Cash Flow Period, (a) 50% if the Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is greater than 2.50 to 1.00, (b) 25% if the Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00 and (c) 0% if the Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.00 to 1.00.

“Applicable Percentage” shall mean, with respect to any Lender of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Loans of such Class and the denominator of which is the Loans of such Class of all Lenders.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit C.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, any Senior Vice President, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Available Amount Basket” shall mean, at any time (the “Reference Time”), an amount equal to:

(a)          the sum, without duplication, of:

(i)          an amount (if positive) equal to the cumulative amount of Excess Cash Flow for each Excess Cash Flow Period ending prior to the Reference Time for which financial statements have been delivered pursuant to Section 9.1(a) that has not been applied (and would not be required to be applied) to prepay Loans pursuant to Section 5.2(d), plus

(ii)         the amount of any cash or Cash Equivalents received by the Borrower (other than from a Subsidiary thereof) from and including the Business Day immediately following the Closing Date through and including the Reference Time from the issuance and sale of its Qualified Equity Interests (including Disqualified Equity Interests which shall have subsequently been exchanged for or converted into Qualified Equity Interests but excluding Equity Interests that have been converted into or exchanged for Disqualified Equity Interests), except to the extent received pursuant to Section 10.9(b) and clauses (l) and (t) under the definition of “Permitted Investments”, plus

(iii)        the amount of any distribution in cash or Cash Equivalents re-

ceived by the Borrower or any Subsidiary or the cash or Cash Equivalents received by the Borrower or any Subsidiary upon any Disposition, in each case, in respect of any Investment made by such Person in reliance on clause (u) of the definition of “Permitted Investments” (not to exceed the original amount of such Investment), minus

(b)          the sum, without duplication, of all Investments and Restricted Payments and repayments, repurchases or redemptions of Indebtedness that are made through the use of the Available Amount Basket prior to the Reference Time;

provided that no amount may be used from the Available Amount Basket unless at the time of such use and after giving effect to the Restricted Payment, Investment or repayment, repurchase or redemption of Indebtedness to be made in connection therewith (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, (ii) the Borrower would be in pro forma compliance with the covenants set forth in Section 10.15 immediately after giving effect to such transaction and (iii) in the case of Restricted Payments made through the use of the Available Amount Basket, on a pro forma basis, as of the last Test Period at the end of which Section 9.1 Financials were required to have been delivered, the Total Leverage Ratio shall not exceed 3.0 to 1.0.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” shall mean a “defined benefit plan” (as defined in Section 3(35) of ERISA), including without limitation a defined benefit plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or is not a multiemployer plan, for which any Credit Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers, the sole member or other governing body of such person, (iii) in the case of any partnership, the board of directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Loans and (b) the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be a legal holiday in the City of New York or a day on which banking institutions are authorized by law or other governmental actions to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed minus any software development costs to the extent deducted under the definition of Consolidated EBITDA for such period; provided, however, that the defined term “Capital Expenditures” shall not include (a) costs incurred in connection with Permitted Acquisitions, and (b) reinvestment of Net Proceeds from any voluntary or involuntary sale or disposition in assets that are useful in the business of the Credit Parties.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof, which certificates of deposit, overnight bank deposits or bankers’ acceptances are either (i) issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank, which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) are less than or equal to $250,000 in the aggregate and are issued by any other bank insured by the Federal Deposit Insurance Corporation, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria de-

scribed in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, controlled disbursement services, foreign exchange facilities, merchant services (other than those constituting a line of credit) and other cash management arrangements.

“Cash Management Bank” shall mean each party (other than the Borrower and its Subsidiaries) to any Cash Management Agreement entered into with the Borrower or any of its Subsidiaries that (a) is the Administrative Agent or any of its Affiliates, (b) with respect to any Cash Management Agreement that is in effect on the Closing Date, is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is a Lender or an Affiliate of a Lender as of the date such Cash Management Agreement is entered into.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation Liability Information System List maintained by the U.S. Environmental Protection Agency.

“CFC” shall mean a “controlled foreign corporation” (as that term is defined in Section 957(a) of the Code) in which any Credit Party is a “United States shareholder” within the meaning of Section 951(c) of the Code.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40%, or more, of the Equity Interests of the Borrower having the right to vote for the election of members of the Board of Directors of the Borrower, (b) a majority of the members of the Board of Directors of the Borrower do not constitute Continuing Directors, (c) the Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Credit Party (other than pursuant to a transaction permitted hereunder), or (d) any “change in control” or “change of control” or terms or circumstances of similar import occurs under the Revolving Indebtedness Documents, the Permitted Convertible Notes Indenture, or any agreements or instruments governing any Credit Agreement Refinancing Indebtedness.

“Class” (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans, Incremental Loans (of each Series), Extended Loans (of the same Extension Series) or Refinancing Loans (of the same Refinancing Series), (b) when used in reference to any Commitment, refers to whether such Commitment is an Initial Commitment or an Incremental Commitment and (c) when used in reference to any Lender, refers to whether such Lender is an Initial Lender, Incremental Lender (of a given Series), Extending Lender (of a given Extension Series) or a Refinancing Lender (of a given Refinancing Series).

“Closing Date” shall mean May 8, 2012.

“Closing Date Acquisition” shall mean the Acquisition by the Borrower and/or one or more of its Subsidiaries of all of the issued and outstanding equity interests of Walker Group Holdings LLC and its Subsidiaries pursuant to the terms of the Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreement” shall mean the Purchase and Sale Agreement dated as of March 26, 2012, by and among the Borrower, Walker Group Holdings LLC and the Seller, including all amendments thereto and modifications thereof.

“Closing Date Acquisition Documents” shall mean the Closing Date Acquisition Agreement and all other documents, instruments and agreements related thereto and executed in connection therewith.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Credit Party or any of its Subsidiaries in or upon which a Lien is granted or purported to be granted by such Person in favor of the Administrative Agent, the Collateral Agent or the Lenders under any of the Credit Documents.

“Collateral Agent” shall mean Morgan Stanley Senior Funding, Inc., as the collateral agent for the Lenders under this Agreement and the other Credit Documents.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Commitment, Incremental Commitment or Refinancing Loan Commitment.

“Common Stock” shall mean, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or non-voting) of such Person’s common stock, whether now outstanding or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Communications” shall have the meaning provided in Section 13.17(a).

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit A delivered by the chief financial officer of the Borrower to the Administrative Agent.

“Consolidated EBITDA” shall mean, with respect to any fiscal period, the sum, without duplication, of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such period, less (b) extraordinary gains, interest income, and any software development costs to the extent capitalized during such period, plus (c) non-cash extraordinary losses, interest expense, income taxes, depreciation and amortization for such period, expenses related to stock options, restricted stock grants and stock derivatives issued to employees and directors of the Credit Parties during such period, and out-of-pocket expenses incurred in connection with the transactions occurring on the Closing Date, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), without duplication, (i) if at any time during such Reference Period, the Borrower or any of its Subsidiaries shall have made a Permitted Acquisition (including for this purpose, the Closing Date Acquisition), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case as determined by the Borrower in good faith and certified by an Authorized Officer of the Borrower, as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period; provided that the aggregate amount of all such pro forma adjustments taken in connection with the Closing Date Acquisition shall not exceed $10,000,000 and (ii) Consolidated EBITDA for the fiscal quarter ended September 30, 2011, shall be deemed to be $22,023,000, (iii) Consolidated EBITDA for the fiscal quarter ended December 31, 2011, shall be deemed to be $31,622,000, and (iv) Consolidated EBITDA for the fiscal quarter ended March 31, 2012, shall be deemed to be $32,097,000.

“Consolidated Interest Expense” shall mean, with respect to the Borrower for any period, the sum, without duplication, of (a) consolidated interest expense of the Borrower and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—Accounting for Derivative Instruments and Hedging Activities and excluding non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to or reasonably contemporaneously with the Closing Date of Hedge Agreements), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedge Agreements, and excluding amortization of deferred financing fees and any expensing of bridge or other financing fees, and (b) consolidated capitalized interest of the Borrower and its Subsidiaries for such period, whether paid or accrued less (c) interest income of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income” shall mean, with respect to the Borrower and its Subsidiaries for any period, the aggregate consolidated net earnings (or loss) of the Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net earnings of any Person that is not a Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not otherwise included therein for such period, Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash from such Person (or to the extent converted into cash) to the Borrower or a Subsidiary thereof in respect of such period and (b) solely for purposes of determining the amount of the Available Amount Basket, the net earnings for such period of any Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its net earnings is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stock-

holders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash from that Subsidiary (or to the extent converted into cash) to the Borrower or another Credit Party in respect of such period, to the extent not already included therein.

“Consolidated Tangible Assets” shall mean (x) the total assets of the Borrower and its Subsidiaries less (y) all goodwill and other intangible assets of the Borrower and its Subsidiaries, as shown on the most recent balance sheet constituting Section 9.1 Financials that been delivered immediately preceding the date on which any calculation of Consolidated Tangible Assets is being made.

“Consolidated Total Debt” shall mean, as of any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (a), (b) (in the case of letters of credit, to the extent of the drawn and unreimbursed portion thereof), (c) and (g) of the definition thereof determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” shall mean, as of any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” shall mean, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by the Borrower or one of its Domestic Subsidiaries, the Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Credit Agreement Refinancing Indebtedness” means Indebtedness of the Borrower issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness (but other than the Extended Loans)) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans (including Incremental Loans) or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness is permitted under the Intercreditor Agreement, the Permitted Convertible Notes Indenture (and any Permitted Refinancing Indebtedness in respect thereof), the agreements or instruments governing any other then outstanding Other Pari Passu Lien Obligations or Junior Lien Obligations and the Revolving Credit Agreement at such time, (iii) such Indebtedness is not guaranteed by any Subsidiary that is not a Credit Party, (iv) if secured, such Indebtedness may only be secured by a Lien on Collateral that is subject to the Intercreditor Agreement in the capacity of “Other Pari Passu Lien Obligations” or “Term Loan Obligations” or has Junior Lien Priority (and is subject to the Intercreditor Agreement in such capacity), (v) the principal amount of any such Indebtedness is not increased above the principal amount of the Refinanced Debt refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable including any premiums and make whole or prepayment premiums paid in connection with such refinancing), (vi) the terms and conditions of such Indebtedness reflect market terms at time of incurrence, and if such Indebtedness contains financial maintenance covenants, such covenants are not tighter (from the perspective of the Borrower and its Subsidiaries), or in addition to, those contained herein (provided that an Officers’ Certificate delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vi) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (vii) Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged (and, at the option of the Borrower, all accrued interest, fees, expenses, premiums (if any) and penalties referred to in the parenthetical phrase in clause (v) of this definition) shall be paid on the date such Indebtedness is issued, incurred or obtained, in each case with all of the proceeds of such Indebtedness.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, any promissory notes issued by the Borrower hereunder, the Administrative Agent Fee Letter, each Joinder Agreement, each Extension Amendment, each Refinancing Amendment and each other document or agreement designated in writing by the Borrower and the Administrative Agent as a “Credit Document”.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries, other than cash and Cash Equivalents.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries, but excluding the current portion of any Indebtedness.

“Debt Issuance” shall mean the incurrence by the Borrower or any of its Subsidiaries of (x) any Indebtedness after the Closing Date or (y) any Indebtedness that is intended to constitute Credit Agreement Refinancing Indebtedness; excluding, in either case, Incremental Loans, Extended Loans and Indebtedness permitted by Section 10.1 (other than any Credit Agreement Refinancing Indebtedness incurred pursuant to clause (a) of the definition of “Permitted Indebtedness”).

“Declined Proceeds” shall have the meaning provided in Section 5.2(h).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, a Lender as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender.

“Deposit Account” shall mean any deposit account (as that term is defined in the UCC).

“Discount Range” has the meaning assigned to such term in Section 5.1(c)(ii).

“Discounted Prepayment Option Notice” has the meaning assigned to such term in Section 5.1(c)(ii).

“Discounted Voluntary Prepayment” has the meaning assigned to such term in Section 5.1(c)(i).

“Discounted Voluntary Prepayment Notice” has the meaning assigned to such term in Section 5.1(c)(v).

“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale (in each case subject to the prior repayment in full of the Obligations), in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication to a Credit Party or any of its Subsidiaries from any Governmental Authority or any third party alleging that any Credit Party is in violation of, or liable under, Environmental Laws or is liable for Releases of Hazardous Materials (a) from any assets, properties, or businesses of any Credit Party, any Subsidiary of a Credit Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Credit Party, any Subsidiary of a Credit Party, or any of their predecessors in interest.

“Environmental Law” shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Credit Party or any Subsidiary of a Credit Party, relating to protection of human health, the environment, the effect of the environment on employee health, natural resources or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any third party or Governmental Authority, or Remedial Action required by any Environmental Law.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party or any of its Subsidiaries under Section 414(b) of the Code, (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party or any of its Subsidiaries under Section 414(c) of the Code, (c) solely for purposes of Sec-

tion 302 of ERISA and Section 412 of the Code, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party or any of its Subsidiaries is a member under Section 414(m) of the Code, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any Person subject to ERISA that is a party to an arrangement with any Credit Party or any of its Subsidiaries and whose employees are aggregated with the employees of any Credit Party or any of its Subsidiaries under Section 414(o) of the Code.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Margin” shall mean 4.75% per annum.

“Eurodollar Rate” shall mean, for any Interest Period, the greater of (i) an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars is offered by the principal office of the Reference Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Reference Bank’s Eurodollar Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period and (ii) 1.25% per annum. If the Reuters LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Bank two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.8.

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Loans comprising part of the same Borrowing shall mean the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to such Interest Period.

“Event of Default” shall have the meaning provided in Section 11.1.

“Excess Amount” shall have the meaning provided in Section 5.2(i).

“Excess Cash Flow” shall mean, with respect to any Excess Cash Flow Period, an amount equal to the excess of:

(a)          the sum, without duplication, of (i) Consolidated Net Income for such Excess Cash Flow Period, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, (iii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period, (iv) an amount equal to the aggregate net non-cash loss on Dispositions outside the ordinary course of business by the Borrower and its Subsidiaries during such Excess Cash Flow Period to the extent deducted in arriving at such Consolidated Net Income, (v) cash receipts in respect of Hedge Agreements during such Excess Cash Flow Period not otherwise included in Consolidated Net Income and (vi) the amount of tax reserves deducted pursuant to clause (4)(B) below in the prior Excess Cash Flow Period to the extent such amount so deducted was not paid by the Borrower and its Subsidiaries in cash during such prior Excess Cash Flow Period, over

(b)          the sum, without duplication, of:

(1)         an amount equal to (A) the amount of all non-cash gains, income and credits included in arriving at such Consolidated Net Income in such Excess Cash Flow Period (excluding any such non-cash gain, income or credit to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and (B) all cash expenses, charges and losses excluded in calculating Consolidated Net Income during such Excess Cash Flow Period pursuant to the definition of Consolidated Net Income;

(2)         to the extent not previously deducted pursuant to clause (8) below, the amount of Capital Expenditures and expenditures made for Permitted Acquisitions made by the Borrower and its Subsidiaries in each case in cash during such Excess Cash Flow Period, in each case to the extent not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement that are not Revolver Acquisition Financing), Equity Interests or Dispositions outside of the ordinary course of business;

(3)         payments under Section 2.14 and the aggregate amount of cash used in connection with all other principal repayments of Indebtedness of the Borrower and its Subsidiaries (excluding any other repayments of any Indebtedness (x) under the Credit Documents (other than payments made under Section 5.2(a) due to a Disposition that resulted in an increase to Consolidated Net Income but only in the amount of such increase, which payments shall not be excluded) or (y) under the Revolving Credit Agreement (other than Revolver Acquisition Financing)) during such Excess Cash Flow Period, in each case to the extent such re-

payments are not funded with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement), Equity Interests or Dispositions outside of the ordinary course of business;

(4)         the amount of (A) taxes paid in cash by the Borrower and its Subsidiaries during such Excess Cash Flow Period and (B) tax reserves set aside and payable by the Borrower and its Subsidiaries within 12 months of such Excess Cash Flow Period, in each case to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(5)         an amount equal to the aggregate net non-cash gain on Dispositions outside of the ordinary course of business by the Borrower and its Subsidiaries during such Excess Cash Flow Period to the extent such amount is included in determining Consolidated Net Income for such period;

(6)         payments by the Borrower and its Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness, to the extent such payments have not been deducted from Consolidated Net Income;

(7)         the aggregate amount of any premium, make-whole or penalty payments made in connection with any prepayment of Indebtedness and paid in cash by the Borrower and its Subsidiaries during such Excess Cash Flow Period, to the extent that such payments are not deducted in calculating Consolidated Net Income and are not financed with proceeds of Indebtedness (other than loans under the Revolving Credit Agreement) or Equity Interests;

(8)         without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period with respect to Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the fiscal quarter of the Borrower following the end of such Excess Cash Flow Period; provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property (to the extent not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement that are not Revolver Acquisition Financing), Equity Interests or Dispositions outside of the ordinary course of business) during such fiscal quarter is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow in the Excess Cash Flow Period in which such fiscal quarter falls;

(9)         cash expenditures in respect of Hedge Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income; and

(10)        to the extent not deducted pursuant to clause (8) above, and so long as not made in a Subsidiary or the Borrower, Investments made in cash pursuant to clauses (k) or (o) of the definition of “Permitted Investments” during such Excess Cash Flow Period, to the extent such Investments are not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement (which are not Revolver Acquisition Financing)), Equity Interests or Dispositions outside of the ordinary course of business and not made in the Borrower or any of its Subsidiaries.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower ending on or after December 31, 2012.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender (or assignee or Participant under this Agreement) that are (i) imposed or measured by the net income, net profits (or franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Person is organized (ii) an Other Connection Tax, (iii) in the case of any Non-U.S. Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to any Requirement of Tax Law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that (X) such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to such designation of a new lending office (or assignment), to receive additional amounts or indemnification payments with respect to such U.S. federal withholding tax pursuant to Section 5.4 or (Y) such assignment was made at the request of any Credit Party; (iv) any Taxes to the extent attributable to a Lender’s failure to comply with Section 5.4(d) or (e); (v) backup withholding Taxes imposed under Section 3406 of the Code; and (vi) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Class” shall have the meaning provided in Section 3.1(a).

“Extended Loans” shall have the meaning provided in Section 3.1(a).

“Extended Loan Repayment Amount” shall have the meaning provided in Section 2.14(b).

“Extended Loan Repayment Date” shall have the meaning provided in Section 2.14(b).

“Extended Maturity Date” shall mean the date on which any Extension Series of Extension Loans matures.

“Extending Lender” shall have the meaning provided in Section 3.1(b).

“Extension Amendment” shall have the meaning provided in Section 3.1(c).

“Extension Election” shall have the meaning provided in Section 3.1(b).

“Extension Series” shall mean all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“Extraordinary Receipts” means any payments received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 5.2(a) of this Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries, or (ii) received by the Borrower or any of its Subsidiaries as reimbursement for any payment previously made to such Person), (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement, or at any other time, any purchase price adjustment (other than a working capital adjustment) in excess of $1,000,000 in connection with any purchase agreement, (d) tax refunds, and (e) pension plan reversions.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (and any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Date” shall mean the date on which no Loans shall be outstanding and all other Obligations under the Credit Documents (other than (a) Secured Hedge Obligations and Secured Cash Management Obligations not yet due and payable and (b) contingent indemnification and expense reimbursement obligations with respect to which no claim has been asserted) shall have been paid in full in cash.

“Fitch” shall mean Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor by merger or consolidation to its business.

“Foreign Subsidiary” shall mean (a) a Subsidiary that is a CFC, (b) a Subsidiary substantially all of whose assets consist of the equity in a Subsidiary described in clause (a) of this definition, or (c) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting equity in a Subsidiary described in clauses (a) or (b) of this definition.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159 (or any other Financial Accounting Standard having a similar result or effect); and provided, further, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10.15 the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10.15 shall be calculated as if no such change in GAAP has occurred.

“Garsite” means Garsite/Progress LLC, a Texas limited liability company.

“Governmental Authority” shall mean any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “TCLP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreements” shall mean with respect to any Person (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Hedge Bank” shall mean each party (other than the Borrower and its Subsidiaries) to any Hedge Agreement entered into with the Borrower or any of its Subsidiaries that (a) is the Administrative Agent or any of its Affiliates as of the date such Hedge Agreement is entered into, (b) with respect to any Hedge Agreement that is in effect on the Closing Date, is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is a Lender or an Affiliate of a Lender as of the date such Hedge Agreement is entered into.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Incremental Closing Date” shall have the meaning provided in Section 2.15.

“Incremental Commitments” shall have the meaning provided in Section 2.15.

“Incremental Lender” shall have the meaning provided in Section 2.15.

“Incremental Loans” shall have the meaning provided in Section 2.15.

“Incremental Loan Maturity Date” shall mean the date on which an Incremental Loan matures.

“Incremental Loan Repayment Amount” shall have the meaning provided in Section 2.14(b).

“Incremental Loan Repayment Date” shall have the meaning provided in Section 2.14(b).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed,

(e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any obligations of such Person in respect of Disqualified Equity Interests, and (h) all Guarantee Obligations of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guarantee or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Parties” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information” shall have the meaning provided in Section 13.16.

“Initial Commitment” shall mean, with respect to any Person on the Closing Date, the amount set forth opposite such Person’s name on Schedule 1.1(b) as such Person’s “Initial Commitment”. The aggregate amount of the Initial Commitments as of the Closing Date is $300,000,000.

“Initial Lender” shall mean a Lender with an Initial Commitment or an outstanding Initial Loan.

“Initial Loan” shall have the meaning assigned to such term in Section 2.1(a).

“Initial Loan Maturity Date” shall mean the date that is seven years after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day; provided that if the Permitted Convertible Notes are not converted, redeemed, repurchased or refinanced in full on or before the date that is 91 days prior to the maturity date of the Permitted Convertible Notes pursuant to one or more transactions permitted under this Agreement, such that the maturity date in respect of the Permitted Convertible Notes (and any Permitted Refinancing Indebtedness in respect thereof) is not at least 91 days after the Latest Maturity Date, the Initial Loan Maturity Date shall be the date that is 91 days prior to the maturity date of the Permitted Convertible Notes or, if such date is not a Business Day, the immediately preceding Business Day.

“Initial Loan Repayment Amount” shall have the meaning provided in Section 2.14(a).

“Initial Loan Repayment Date” shall have the meaning provided in Section 2.14(a).

“Insolvency Laws of Canada” shall mean each of the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors’ Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar laws of any Canadian jurisdiction including, without limitation, any law of any Canadian jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvency Proceeding” shall any proceeding commenced by or against any Person under any provision of (a) the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief or (b) the Insolvency Laws of Canada.

“Intellectual Property” shall have the meaning provided in the Security Agreement.

“Intercompany Subordination Agreement” means the Amended and Restated Intercompany Subordination Agreement, dated as of the date hereof, among the Borrower, each of its Subsidiaries, the Revolving Administrative Agent and the Administrative Agent, as the same may be amended or supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Intercreditor Agreement” shall mean, collectively, the Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent and the Revolving Collateral Agent, together with the Acknowledgment executed by the Credit Parties with respect thereto, as the same may be amended or supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Test Period to (b) Consolidated Interest Expense for the most recent Test Period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the first day of each January, April, July and October and the applicable Maturity Date for such Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date for such Loan.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide account receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit E.

“Joint Bookrunners” shall have the meaning provided in the preamble to this Agreement.

“Joint Venture” means a Person in which the Borrower or any of its Subsidiaries owns Equity Interests, but which is not a Subsidiary of a Credit Party.

“Junior Financing” shall mean (i) any Indebtedness that is subordinated in right of payment to any of the Obligations, (ii) any Indebtedness incurred or outstanding pursuant to clauses (f), (m) or (p) of the definition of “Permitted Indebtedness” or (iii) any secured Indebtedness that is junior to the Lien on the Collateral securing any Obligations.

“Junior Lien Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Junior Lien Priority” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, Extended Loan or Refinancing Loan, in each case as extended in accordance with this Agreement from time to time.

“Lead Arrangers” shall have the meaning provided in the preamble to this Agreement.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Annual Call” shall have the meaning provided in Section 9.13.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such

Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not have occurred solely by virtue of the ownership or acquisition of any Equity Interest in a Lender or its Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Participation Notice” has the meaning assigned to such term in Section 5.1(c)(iii).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” shall mean any loan made by a Lender under this Agreement.

“Loan Extension Request” shall have the meaning provided in Section 3.1(a).

“Margin Stock” shall mean Margin Stock as defined in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Credit Parties, taken as a whole, to perform their material obligations under any Credit Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Credit Document, taken as a whole; or (d) a material adverse effect on the Collateral or the Liens in favor of the Secured Parties on the Collateral or the priority of such Liens, taken as a whole.

“Material Contract” shall mean, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more (other than purchase agreements and purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary” means a Subsidiary that, together with its Subsidiaries on a consolidated basis, as of the date of the Section 9.1 Financials most recently delivered pursuant to Sections 9.1(a) or (b), (a) generates annual revenue in excess of 2.5% of the consolidated annual revenue of the Borrower and its Subsidiaries or (b) owns assets the book value of which exceed 2.5% of the consolidated book value of the total assets of the Borrower and its Subsidiaries;

provided that no Subsidiary shall be excluded as a Material Subsidiary until, and for so long as, the Borrower shall have designated such Subsidiary’s status as an Immaterial Subsidiary in writing to the Administrative Agent; and provided further that no Subsidiary shall be excluded as a Material Subsidiary if the consolidated total assets or consolidated revenue of such Subsidiary, taken together with the consolidated total assets and consolidated revenue of all other Subsidiaries then excluded as Material Subsidiaries, exceeds 5.0% of consolidated total assets or consolidated revenue, as the case may be, of the Borrower and its Subsidiaries. As of the Closing Date, the Borrower hereby designates each of WNC Receivables Management Corp., WNC Receivables, LLC and Wabash Financing LLC as an Immaterial Subsidiary. Notwithstanding the foregoing, for purposes of Section 11.1(c), (d), (e) and (g), “Material Subsidiary” shall (i) mean a Subsidiary that, together with its Subsidiaries on a consolidated basis, generates annual revenue in excess of 5.0% of the consolidated annual revenue of the Borrower and its Subsidiaries or owns assets the book value of which exceed 5.0% of the consolidated book value of the total assets of the Borrower and its Subsidiaries and (ii) notwithstanding the immediately preceding clause (i), shall include all Immaterial Subsidiaries which, in the aggregate, have consolidated total assets or consolidated revenue in excess of 10.0% of consolidated total assets or consolidated revenue of the Borrower and its Subsidiaries.

“Maturity Date” shall mean the Initial Loan Maturity Date, any Incremental Loan Maturity Date, any Extended Maturity Date or any Refinancing Loan Maturity Date, as applicable.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by the Borrower or one of its Subsidiaries in favor of the Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, that encumber the Real Property Collateral.

“National Priorities List” shall mean the National Priorities List maintained by the U.S. Environmental Protection Agency.

“Net Proceeds” shall mean:

(a)          with respect to any sale or disposition by any Credit Party or any of its Subsidiaries of assets, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Credit Party or any of its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to any Agent or any Lender under this Agreement or the other Credit Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Credit Party or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing au-

thorities by such Credit Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Credit Party or any of its Subsidiaries, and are properly attributable to such transaction;

(b)          with respect to the issuance or incurrence of any Indebtedness by any Credit Party or any of its Subsidiaries, or the issuance by any Credit Party or any of its Subsidiaries of any shares of its Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Credit Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Credit Party or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Credit Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Credit Party or any of its Subsidiaries, and are properly attributable to such transaction; and

(c)          with respect to Extraordinary Receipts, the aggregate amount of such Extraordinary Receipts after deducting therefrom (i) reasonable fees, commissions, and expenses related thereto and required to be paid by any Credit Party or any of its Subsidiaries in connection with such Extraordinary Receipts, (ii) taxes paid or payable to any taxing authorities by a Credit Party or any of its Subsidiaries in connection with such Extraordinary Receipts, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such case, actually paid or payable to a Person that is not an Affiliate of any Credit Party or any of its Subsidiaries, and are properly attributable to such Extraordinary Receipts.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.

“Notice of Borrowing/Continuation” shall mean a notice substantially in the form of Exhibit K (or such other form as may be acceptable to the Administrative Agent).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean the collective reference to (i) all obligations, liabilities, and indebtedness of each Credit Party to each Secured Party in connection with any Credit Document, including without limitation, the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement, any Extension Agreement, any Refinancing Agreement or any Joinder Agreement (including interest and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (y) all other monetary obligations, including fees, costs, expenses and indemnities (including the fees and disbursements of legal counsel), whether primary, secondary, direct, contingent, fixed or otherwise (including any amounts due during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of any Credit Party to any of the Secured Parties under any Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of any Credit Party under any Credit Document and (iii) the due and punctual payment and performance of all Secured Hedge Obligations and Secured Cash Management Obligations of the Borrower and each of its Subsidiaries.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offered Loans” has the meaning assigned to such term in Section 5.1(c)(iii).

“Officers’ Certificate” shall mean a certificate signed on behalf of the Borrower by two Authorized Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower.

“OID” shall have the meaning provided in the definition of All-In Yield.

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender by a jurisdiction as a result of a current or former connection between the Administrative Agent or the Lender (as applicable) and the jurisdiction (including being organized or having its principal office or applicable lending office in such jurisdiction) other than any connections arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations or received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Credit Document.

“Other Applicable Indebtedness” shall have the meaning provided in Section 5.2(a).

“Other Pari Passu Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Other Taxes” shall mean any and all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or Voting Equity Interests of such Lender.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Patriot Act” shall have the meaning provided in Section 8.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean any Acquisition so long as:

(a)          no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, the proposed Acquisition is consensual and such Acquisition and all transactions related thereto shall be consummated in accordance with applicable law,

(b)          the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,

(c)          with respect to any Person or newly formed or acquired Subsidiary that is a Wholly-Owned Subsidiary of the Borrower or a Subsidiary Guarantor, the Borrower or such Subsidiary Guarantor shall have taken, or shall cause to be taken, such actions necessary for such newly formed or acquired Wholly-Owned Subsidiary to become a Subsidiary Guarantor as set forth in Section 9.11; provided that in the case of an acquisition of the Equity Interests of a Person pursuant to this clause (c) that does not become a Credit Party, such Acquisition shall only be made to the extent capacity for Investments in Subsidiaries that are not Guarantors under clause (g), (o) or (u) of the definition of “Permitted Investments” exists (and shall reduce such capacity),

(d)          in the case of an acquisition of assets, such assets shall be held, after giving effect to such acquisition, by the Borrower or a Subsidiary Guarantor or, to the extent there is capacity for Investments in Subsidiaries that are not Guarantors under clause (g), (o) or (u) of the definition of “Permitted Investments”, any other Subsidiary that is not a Subsidiary Guarantor (which Investment will reduce such capacity);

(e)          such acquisition shall result in the Collateral Agent, for the benefit of the applicable Lenders, being granted a security interest in any assets so acquired by the Borrower or Subsidiary Guarantor to the extent required by Section 9.11 or 9.12 (it being agreed that, in the case of an acquisition of Equity Interests, the Borrower or the applicable Subsidiary Guarantor shall only pledge such Equity Interests that are owned by the Borrower or a Subsidiary Guarantor);

(f)          on a pro forma basis after giving effect to such Acquisition and related transactions, the Senior Secured Leverage Ratio for the most recent Test Period at the end of which Section 9.1 Financials were required to have been delivered shall not exceed the level that is 0.25 to 1.00 lower than the Senior Secured Leverage Ratio covenant level then applicable pursuant to Section 10.15; and

(g)           the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower certifying as to compliance with the foregoing clauses (a) through (f).

“Permitted Bond Hedges” shall mean any call options or capped call options referencing the Borrower’s Common Stock purchased by the Borrower substantially concurrently with the issuance of Permitted Convertible Notes in order to hedge the Borrower’s obligations in respect of such Permitted Convertible Notes.

“Permitted Convertible Notes” shall mean Indebtedness of the Borrower permitted under clause (p) of the definition of “Permitted Indebtedness” that is (x) optionally convertible into Common Stock of the Borrower (and/or cash based on the value of such Common Stock) and/or (y) optionally exchangeable for Common Stock of the Borrower (and/or cash based on the value of such Common Stock).

“Permitted Convertible Notes Documents” shall mean, collectively, the Permitted Convertible Notes, the Permitted Convertible Notes Indenture, and all other agreements, instruments and documents delivered in connection therewith, in each case as amended, supplemented or otherwise modified from time to time in a manner permitted under this Agreement.

“Permitted Convertible Notes Indenture” shall mean the Indenture dated as of April 23, 2012, between the Borrower and Wells Fargo Bank, National Association, as trustee, together with the First Supplemental Indenture dated as of April 23, 2012 between the Borrower and Wells Fargo Bank, National Association, as trustee, as the same may be further amended, supplemented or otherwise modified from time to time in a manner permitted under this Agreement, and shall include any new, supplemental or replacement indenture executed and delivered in connection with the issuance of any Permitted Convertible Notes.

“Permitted Dispositions” shall mean:

(a)          sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b)          sales of inventory to buyers in the ordinary course of business,

(c)          the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Credit Documents,

(d)          the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)          the granting of Permitted Liens,

(f)           the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)          any involuntary loss, damage or destruction of property,

(h)          any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)           the leasing or subleasing of assets of the Borrower or its Subsidiaries in the ordinary course of business,

(j)           the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower (so long as a Change of Control does not occur as a result thereof),

(k)          the lapse of registered patents, trademarks and other intellectual property of the Borrower and its Subsidiaries, the lapse of which could not reasonably be expected to result in a Material Adverse Effect,

(l)           the making of a Restricted Payment that is expressly permitted to be made pursuant to this Agreement,

(m)         the making of a Permitted Investment,

(n)         dispositions of assets acquired by the Borrower and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Acquisition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) not less than 75% of the consideration for such disposition is in the form of cash received by a Credit Party or its Subsidiaries, (iii) the assets to be so disposed are not necessary in connection with the business of the Borrower and its Subsidiaries, and (iv) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition, and

(o)          sales, leases and other dispositions of assets on an arm’s length basis with a fair market value of up to the greater of (x) $30,000,000 and (y) 5.0% of Consolidated Tangible Assets (as determined at the time of such disposition) in the aggregate in any one calendar year, in each case so long as (i) no Default or Event of Default is in existence or would result therefrom, (ii) not less than 75% of the consideration for such disposition is in the form of cash received by a Credit Party or its Subsidiaries and (iii) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof.

“Permitted Indebtedness” shall mean

(a)          Indebtedness evidenced by this Agreement and the other Credit Documents (including, the for the avoidance of doubt, any Incremental Loans incurred in accordance with Section 2.15 and any Extended Loans that shall have been converted pursuant to Section 3.1) and any Credit Agreement Refinancing Indebtedness (it being understood that Incremental Loans, Extended Loans and Credit Agreement Refinancing Indebtedness shall only be incurred pursuant to this clause (a));

(b)          Indebtedness set forth on Schedule 8.19 and any Permitted Refinancing Indebtedness in respect of such Indebtedness,

(c)          Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness,

(d)          endorsement of instruments or other payment items for deposit,

(e)          Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; (iii) unsecured guarantees with respect to Indebtedness of the Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guarantee could have incurred such underlying Indebtedness; and (iv) Guarantee Obligations incurred by (A) Subsidiary Guarantors or the Borrower of Indebtedness of Subsidiary Guarantors or the Borrower that is otherwise permitted to be incurred under this Agreement, (B) Subsidiaries that are not Subsidiary Guarantors of Indebtedness of Subsidiaries that are not Subsidiary Guarantors that is otherwise permitted to be incurred under this Agreement and (C) to the extent constituting a “Permitted Investment”, the Borrower or the Subsidiary Guarantors in respect of Indebtedness of Subsidiaries that are not Subsidiary Guarantors that is otherwise permitted to be incurred under this Agreement,

(f)          unsecured Indebtedness of the Borrower that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) on a pro forma basis after giving effect to the Permitted Acquisition and the incurrence of such Indebtedness, the Total Leverage Ratio for the most recent Test Period at the end of which Section 9.1 Financials were required to have been delivered shall not exceed 4.0 to 1.00, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent,

(g)          Acquired Indebtedness in an aggregate principal amount not to exceed $10,000,000 outstanding at any one time,

(h)          Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(i)           Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)           the incurrence by the Borrower or any of its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(k)          Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,

(l)           unsecured Indebtedness of the Borrower owing to former employees, officers or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by the Borrower of the Equity Interests of the Borrower that have been issued to such Person, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness incurred and outstanding plus the amount of redemptions made by the Borrower in accordance with Section 10.9(b), does not exceed $1,000,000 in the aggregate in any fiscal year or $2,500,000 in the aggregate during the term of the Agreement, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent,

(m)         unsecured Indebtedness (including any earnouts) owing to sellers of assets or Equity Interests to a Credit Party that is incurred by the applicable Credit Party in connection with the consummation of one or more Permitted Acquisitions so long as such Indebtedness (i) is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent, and (ii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to the Administrative Agent,

(n)          contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligations of the Borrower or the applicable Credit Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(o)          Indebtedness comprising Permitted Investments,

(p)          Indebtedness of the Borrower under the Permitted Convertible Notes in an aggregate principal amount not to exceed $150,000,000 and any Permitted Refinancing Indebtedness in respect thereof,

(q)          (i) Indebtedness under the Revolving Indebtedness Documents in an aggregate principal amount not to exceed at any time outstanding the sum of (A) $150,000,000 plus (B) (x) $75,000,000 less (y) the aggregate amount of Incremental Loans incurred on or prior to such time and (ii) the amount of obligations in respect of (A) Hedge Obligations and (B) Bank Product Obligations (in the case of each of the foregoing clauses (A) and (B), as defined in the Revolving Credit Agreement) at any time outstanding, in each case and, in respect of clauses (i) and (ii), any Permitted Refinancing Indebtedness in respect thereof,

(r)           Indebtedness of the Borrower in respect of any Permitted Warrants and any Permitted Bond Hedges,

(s)          Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5,000,000; and

(t)           Indebtedness not otherwise permitted pursuant to clauses (a) through (s) above that is incurred by the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $25,000,000.

“Permitted Intercompany Advances” means (a) Investments made by a Credit Party in another Credit Party, (b) Investments made by a non-Credit Party in another non-Credit Party, (c) loans and advances made by a Subsidiary that is not a Credit Party to a Credit Party, so long as the parties thereto are party to the Intercompany Subordination Agreement and (d) Investments made by a Credit Party in a Subsidiary that is not a Credit Party; provided that such Investments made pursuant to this clause (d) shall not exceed $5,000,000 during the term of this Agreement (net of any return of capital or repayments in each case received in cash by the Credit Parties on account of such Investments).

“Permitted Investments” shall mean:

(a)          Investments in cash and Cash Equivalents,

(b)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)          advances made in connection with purchases of goods or services in the ordinary course of business,

(d)          Investments received in settlement of amounts due to the Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to the Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower or any of its Subsidiaries,

(e)          Investments owned by any Credit Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f)          guarantees permitted under the definition of Permitted Indebtedness and guaranties by a Credit Party of obligations of any other Credit Party that do not constitute Indebtedness,

(g)          Permitted Intercompany Advances,

(h)          Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Borrower or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)           deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)           non-cash loans to employees, officers, and directors of any Credit Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in the Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in the Borrower,

(k)          Permitted Acquisitions and any customary cash earnest money deposits made in connection with a proposed Permitted Acquisition,

(l)           Investments in the form of capital contributions and the acquisition of Equity Interests made by any Credit Party in any other Credit Party (other than capital contributions to or the acquisition of Equity Interests of the Borrower),

(m)         Investments resulting from entering into (i) Cash Management Agreements or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(n)          Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(o)         so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments (including without limitation Investments in Joint Ventures) in an aggregate amount from and after the Closing Date not to exceed $20,000,000 (net of any return of capital or repayments in each case received in cash by the Borrower and its Subsidiaries on account of such Investments),

(p)         obligations under letters of intent or similar agreements that are conditioned upon satisfying any applicable approval or other requirements contained in this Agreement,

(q)          to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with a Permitted Disposition or a Permitted Acquisition,

(r)           Investments constituting non-cash consideration received in connection with any Permitted Disposition,

(s)          Investments by the Borrower consisting of Permitted Bond Hedges,

(t)           Investments resulting from the redemption, purchase or other acquisition of Equity Interests permitted under Section 10.9(b), (c) or (d), and

(u)          Investments made using the Available Amount Basket.

“Permitted Liens” shall mean:

(a)          Liens arising under the Credit Documents (including, the for the avoidance of doubt, any Incremental Loans incurred in accordance with Section 2.15 and any Extended Loans that shall have been converted pursuant to Section 3.1) and Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness; provided that any such Liens are granted pursuant to the Security Documents and are subject to the Intercreditor Agreement in the capacity of “Term Loan Obligations,” “Other Pari Passu Lien Obligations” or have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity);

(b)          Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Administrative Agent’s or the Collateral Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)          judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 11 of this Agreement,

(d)          Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof,

(e)          the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)          Liens securing Permitted Purchase Money Indebtedness (including the interests of lessors under Capital Leases and floor plan financing arrangements) and any Permitted Refinancing Indebtedness in respect thereof, to the extent that (x) solely in the case of Permitted Purchase Money Indebtedness other than floor plan financing arrangements, (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures Indebtedness incurred to acquire the asset purchased or acquired, the repayment of costs incurred in connection with the collection of such Indebtedness and any Permitted Refinancing Indebtedness in respect thereof, and (y) solely in the case of floor plan financing arrangements, (i) such Lien attaches only to the assets purchased or acquired in connection with such floor plan financing arrangement and the proceeds thereof, and (ii) such Lien only secures Indebtedness that was incurred under such floor plan financing arrangement to acquire or purchase such assets, the repayment of costs incurred in connection with the collection of such Indebtedness and any Permitted Refinancing Indebtedness in respect thereof,

(g)          Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, material men, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)          Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation, unemployment insurance or other types of social security,

(i)           Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, statutory obligations, licenses, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)           Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety, performance or appeal bonds obtained in the ordinary course of business,

(k)          with respect to any Real Property, easements, rights of way, covenants, conditions and zoning restrictions and minor defects in title that do not materially interfere with or impair the use or operation thereof,

(l)           non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)         Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of Permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)          rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o)          Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)          Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r)           Liens assumed by the Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s)          Liens securing Revolving Indebtedness and other Indebtedness permitted under clause (q) of the definition of “Permitted Indebtedness” and obligations in respect of any Hedge Obligations and any Bank Product Obligations (in each case, as defined in the Revolving Credit Agreement) permitted under clause (q) of the definition of “Permitted Indebtedness” (or, in each case, any Permitted Refinancing Indebtedness in respect thereof) and subject to the Intercreditor Agreement or, in the case of any Permitted Refinancing Indebtedness thereof, another intercreditor agreement containing terms, taken as a whole, that are at least as favorable to the Lenders as those contained in the Intercreditor Agreement, taken as a whole,

(t)           Liens on the assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted pursuant to clause (s) of the definition of “Permitted Indebtedness”,

(u)          other Liens, so long as the aggregate principal amount of the obligations secured thereby does not exceed $25,000,000 at any time outstanding; provided that the aggregate principal amount of obligations that may be secured by assets constituting Collateral pursuant to this clause (u) shall not exceed $10,000,000 at any time outstanding; and provided, further, that any such obligations secured by Liens constituting Collateral are subject to the Intercreditor Agreement in the capacity of “Other Pari Passu Lien Obligations” or “ABL Obligations” and such Liens are granted pursuant to one or more Security Documents or have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity), and

(v)          Liens in favor of the consignor thereof on inventory consigned by such Person to Garsite from time to time in the ordinary course of business, so long as such inventory is readily identifiable as the property of the consignor.

“Permitted Protest” shall mean the right of any Credit Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien, unless otherwise approved by the Administrative Agent in its sole discretion), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Credit Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Credit Party or its Subsidiary, as applicable, in good faith, and (c) the Administrative Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Administrative Agent’s or the Collateral Agent’s Liens.

“Permitted Purchase Money Indebtedness” shall mean, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $20,000,000.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (“Refinancing Indebtedness”) incurred to refinance, refund, redeem, convert, purchase, renew or extend (including, without limitation, pursuant to any exchange offer) any Indebtedness (the “Initial Indebtedness”); provided that, other than in the case of the Revolving Indebtedness, (a) the principal amount of any Refinancing Indebtedness is not increased above the principal amount of the Initial Indebtedness refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable including any premiums and make whole or prepayment premiums paid in connection with such refinancing and, in the case of the redemption, conversion or purchase of Permitted Convertible Notes, any amounts required to satisfy in full any payment obligations of the Borrower in connection therewith), (b) Initial Indebtedness of the Borrower or a Subsidiary Guarantor may not be refinanced with Refinancing Indebtedness incurred or guaranteed by any Subsidiary that is not a Guarantor, (c) if the Initial Indebtedness is subordinated to the Obligations, then such Refinancing Indebtedness shall be subordinated to the Obligations to at least the same extent, (d) other than with respect to a refinancing, refunding, renewal or extension of Permitted Purchase Money Indebtedness, such Refinancing Indebtedness (x) does not have a final maturity on or prior to the final maturity of the Initial Indebtedness refinanced thereby, (y) does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Initial Indebtedness and (z) does not have any mandatory redemption, mandatory offer to purchase or sinking fund obligation (other than (i) customary offers to purchase or prepayment events upon a change of control, asset sale or event of loss, (ii) other prepayment or redemption events not more onerous to the Borrower and its Subsidiaries than those set forth in Section 5.2 or which would occur after the Latest Maturity Date and (iii) customary acceleration rights after an event of default) at a date that is earlier than any mandatory redemption, mandatory offer to purchase or sinking fund obligation in the Initial Indebtedness and (e) the terms and conditions applicable to such Refinancing Indebtedness (including as to collateral), when taken as a whole, shall be comparable to, or not materially less favorable to the Borrower and its Subsidiaries than, either, (x) the terms and conditions of the applicable Initial Indebtedness or (y) the prevailing market terms and conditions applicable to similar Indebtedness for similarly-situated issuers at the time of such incurrence; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five Business Days prior (or such shorter period as the Administrative Agent may approve in its sole discretion) to such refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive unless the Administrative Agent provides notice to the Borrower of its reasonable objection during such five-Business Day period (or such shorter period as the Administrative Agent may approve in its sole discretion) together with a reasonable description of the basis upon which it objects; and provided further that in the case of the Revolving Indebtedness and any re-

financing, replacement, renewal or extension thereof, such refinancings, replacements, renewals, or extensions are made in compliance with the terms of the Intercreditor Agreement.

“Permitted Warrant” shall mean any call options in respect of the Borrower’s Common Stock that are sold by the Borrower substantially concurrently with the issuance of Permitted Convertible Notes.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Platform” shall have the meaning provided in Section 13.17(b).

“Prepaying Borrower Party” means the Borrower or any Subsidiary of the Borrower that participates in a Discounted Voluntary Prepayment pursuant to Section 5.1(c).

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Citibank, N.A. in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prior Credit Facilities” means that certain Second Amended and Restated Loan and Security Agreement, dated as of December 19, 2007, by and among Walker Group Holdings LLC, certain of the Walker Entities, the lenders from time to time party thereto and Capital One Leverage Finance Corporation, as agent (as amended or otherwise modified) and that certain Second Amended and Restated Second Lien Loan and Security Agreement, dated as of December 19, 2007, by and among Walker Group Holdings LLC, certain of the Walker Entities, the lenders from time to time party thereto and LBC Credit Partners, L.P., as agent (as amended or otherwise modified), in each case, together with all other instruments, documents and agreements relating thereto, in each case, as amended, supplemented or otherwise modified.

“Projections” shall mean Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Discounted Prepayment Amount” has the meaning assigned to such term in Section 5.1(c)(ii).

“Purchase Money Indebtedness” shall mean Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred (a) in connection with floor plan financing arrangements or (b) at the time of, or within 180 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Equity Interests” of any Person shall mean any Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualifying Lenders” has the meaning assigned to such term in Section 5.1(c)(iv).

“Qualifying Loans” has the meaning assigned to such term in Section 5.1(c)(iv).

“Real Property” means any estates or interests in real property (other than leasehold interests) now owned or hereafter acquired by the Borrower or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by the Borrower or its Domestic Subsidiaries with a fair market value (as reasonably determined by the Borrower in good faith) in excess of $1,000,000.

“Reference Bank” shall mean Morgan Stanley Senior Funding, Inc. (or, at the option of Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank N.A.)

“Refinanced Debt” has the meaning provided in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Loans in accordance with Section 3.2.

“Refinancing Lender” shall mean, at any time, an Additional Refinancing Lender or a Lender hereunder that holds Refinancing Loan Commitment or Refinancing Loan at such time.

“Refinancing Loan Commitments” shall mean one or more term loan commitments hereunder that fund Refinancing Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Loan Maturity Date” shall mean, with respect to any Refinancing Loan, the final stated maturity date applicable to such Refinancing Loan.

“Refinancing Loan Repayment Amount” shall have the meaning provided in Section 2.14(b).

“Refinancing Loan Repayment Date” shall have the meaning provided in Section 2.14(b).

“Refinancing Loans” shall mean one or more term loans hereunder that result from a Refinancing Amendment.

“Refinancing Series” shall mean all Refinancing Loans or Refinancing Loan Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Loans or Refinancing Loan Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and amortization schedule.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Rejection Notice” shall have the meaning provided in Section 5.2(h).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, leaking, pumping, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the environment, on, into, through, or out of any property, facility or equipment.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Releases or threatened Releases of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment in response to a Release or threatened Release of Hazardous Materials, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities related to any Release or threatened Release of Hazardous Materials, or (e) conduct any other actions with respect to a Release or threatened Release of Hazardous Materials required by Environmental Laws.

“Repayment Amount” shall mean the Initial Loan Repayment Amount, the Incremental Loan Repayment Amount with respect to each Series, the Extended Loan Repayment Amount with respect to each Extension Series and the Refinancing Loan Repayment Amount with respect to each Refinancing Series, as applicable.

“Repayment Date” shall mean the Initial Loan Repayment Date, the Incremental Loan Repayment Date with respect to each Series, the Extended Loan Repayment Date with respect to each Extension Series and the Refinancing Loan Repayment Date with respect to each Refinancing Series, as applicable.

“Repricing Transaction” shall mean the refinancing or repricing by the Borrower of any of the Initial Loans, Extended Loans, Refinancing Loans or Incremental Loans (x) with the proceeds of any Indebtedness (including, without limitation, any new or additional loans under this Agreement) or (y) in connection with any amendment, supplement or modification of or to this Agreement, in either case, (i) having or resulting in an All-In Yield as of the date of such repricing or refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in the Eurodollar Rate or the ABR), less than the All-In Yield of the Initial Loans, Extended Loans, Refinancing Loans or Incremental Loans as of the date of such repricing or refinancing and (ii) in the case of a refinancing of any Initial Loans, Extended Loans, Refinancing Loans or Incremental Loans, the proceeds of such refinancing Indebtedness are used to repay, in whole or in part, principal of such outstanding Initial Loans, Extending Loans or Refinancing Loans.

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of the sum of (i) the Total Commitment at such date and (ii) the aggregate outstanding principal amount of Loans at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requirement of Tax Law” shall mean any law, treaty, rule or regulation, official administrative guidance or determination of an arbitrator or a court or other Governmental Authority relating to Taxes.

“Restricted Payment” shall mean to (a) declare or pay any dividend or make any other payment or distribution on account of Equity Interests issued by the Borrower (including any payment in connection with any merger or consolidation involving the Borrower) (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interests) issued by the Borrower), or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower) any Equity Interests issued by the Borrower (other than purchases, redemptions and other acquisitions to the extent payable in Equity Interests (other than Disqualified Equity Interests) issued by the Borrower).

“Revolver Acquisition Financing” means any loans under the Revolving Credit Agreement that are used to finance any Permitted Acquisition or any fees or expenses in connection with such Permitted Acquisition.

“Revolving Administrative Agent” shall mean, at any date, the “Agent” as defined in the Revolving Credit Agreement (or such other Person then serving as administrative agent under the Revolving Credit Agreement).

“Revolving Credit Agreement” shall mean that certain amended and restated credit agreement dated as of May 8, 2012 among the Borrower, as a borrower, certain Affiliates of the Borrower, as either borrowers or guarantors, the lenders, agents and arrangers named therein, and Wells Fargo Capital Finance, LLC, as administrative agent and collateral agent, as such credit agreement may be amended, amended and restated, modified, waived, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement, so long as such amendment, amendment and restatement, modification, waiver, replacement or refinancing does not result in such credit agreement being in the form of anything other than a revolving (including for the avoidance of doubt asset-based) credit facility or letter of credit facility.

“Revolving Indebtedness” shall mean all Indebtedness and other “Obligations” (as defined in the Revolving Credit Agreement) incurred by the Administrative Borrower and its Subsidiaries under the Revolving Indebtedness Documents from time to time.

“Revolving Indebtedness Documents” means the Revolving Credit Agreement, the Intercreditor Agreement and such other agreements, documents and instruments relating thereto and executed in connection therewith.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Sections 9.1(a) or (b) together with the accompanying Compliance Certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean each Cash Management Agreement among the Borrower or any of its Subsidiaries and a Cash Management Bank.

“Secured Cash Management Obligations” shall have the meaning specified therefor in the Security Agreement.

“Secured Hedge Agreement” shall mean each Hedge Agreement among the Borrower or any of its Subsidiaries and a Hedge Bank.

“Secured Hedge Obligations” shall have the meaning specified therefor in the Security Agreement.

“Secured Parties” shall mean (i) the Collateral Agent, (ii) the Lenders, (iii) the Administrative Agent, (iv) the Hedge Banks, (v) the Cash Management Banks and (vi) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Security Agreement” shall mean the Security Agreement, dated as of the date hereof, among the Credit Parties and the Administrative Agent, as may amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof and the Intercreditor Agreement.

“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Intercreditor Agreement, (c) the Mortgages, and (d) each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.11, 9.12 and 9.15 or pursuant to the Security Agreement to secure any of the Obligations.

“Seller” shall mean Walker Group Resources LLC.

“Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt as of the last day of the most recent Test Period that is secured by a Lien over (ii) Unrestricted Cash as of the last day of the most recent Test Period to (b) Consolidated EBITDA for the most recent Test Period.

“Significant Subsidiary” of any Person shall mean a Subsidiary of that Person that would constitute a “significant subsidiary” of such Person under Rule 1-02 of Regulation S-X promulgated in connection with the U.S. federal securities laws.

“Solvent” shall mean, with respect to the Borrower and its Subsidiaries, on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Borrower’s and its Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s and its Subsidiaries’ present assets; (b) the Borrower’s and its Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the date of determination; and (c) the Borrower’s and its Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Borrower and its Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary on the Closing Date (other than an Immaterial Subsidiary designated as such on the Closing Date) and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11.

“Taxes” shall mean any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including additions to tax, interest and penalties with respect thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Priority Collateral Account” shall mean one or more segregated Deposit Accounts and Securities Accounts maintained by the Borrower and its Domestic Subsidiaries from time to time, in each case with respect to which the proceeds of Term Priority Collateral are held and in each case which is subject to a perfected Lien in favor of the Collateral Agent (pursuant to a Control Agreement or other arrangements reasonably satisfactory to the Administrative Agent).

“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been or should have delivered pursuant to Section 9.1(a) or (b).

“Total Commitment” shall mean the sum of the Commitments of all Lenders.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt as of the last day of the most recent Test Period over (ii) Unrestricted Cash as of the last day of the most recent Test Period to (b) Consolidated EBITDA for the most recent Test Period.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions.

“Transactions” shall mean (i) the consummation of the Closing Date Acquisition, (ii) the negotiation, execution and delivery of this Agreement, (iii) the issuance of the Permitted Convertible Notes, (iv) the negotiation, execution and delivery of the Revolving Credit Agreement and (v) all other transactions in connection with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code.

“Unrestricted Cash” shall mean cash and Cash Equivalents (i) not subject to any Lien other than the Lien of the Collateral Agent or Permitted Liens permitted by clauses (a) and (s) of the definition thereof, (ii) located in a deposit account or securities account that is subject to the “control” (as defined in Article 9 of the UCC) of the Collateral Agent and (iii) not subject to legal or contractual obligations to be used for a particular purpose.

“Voting Equity Interests” shall mean, with respect to any Person, as of any date, such Person’s Equity Interests that are at the time entitled to vote for the election of the Board of Directors of such Person.

“Walker Entities” shall mean Walker Group Holdings, LLC and its Subsidiaries.

“Weighted Average Life to Maturity” when applied to any Indebtedness, Disqualified Equity Interests or preferred stock (or commitment therefor), as the case may be, at any date, shall mean the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of or commitment reduction for such Indebtedness or redemption or similar payment with respect to such Disqualified Equity Interests or preferred stock multiplied by the amount of such payment or reduction, by (2) the sum of all such payments or reductions.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by any one or more of such Person and its Wholly-Owned Subsidiaries.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.2.          Exchange Rates. For purposes of determining compliance under Sections 10.4, 10.9 or 10.11 with respect to any amount in a foreign currency, such amount shall be deemed to equal the Dollar equivalent thereof based on the average exchange rate for such foreign currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1 and 10.2, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 2.          Amount and Terms of Credit

2.1.          Commitments and Loans.

(a)          Subject to and upon the terms and conditions herein set forth, each Initial Lender severally (and not jointly) agrees on the Closing Date to make a loan or loans denominated in Dollars (each an “Initial Loan”) to the Borrower in an amount equal to such Initial Lender’s Initial Commitment, which Initial Loans may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans in accordance with the provisions hereof; provided that all Initial Loans made by each of the Initial Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Initial Loans of the same Type. Amounts paid or prepaid in respect of Initial Loans may not be reborrowed.

(b)          Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect (1) the obligation of the Borrower to repay such Loan or (2) the obligations, duties and rights of such Lender hereunder and (B) in exercising such option and without limiting the rights of the Borrower under Section 2.10 and 5.4 in respect of any increased costs to it, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it).

2.2.          Minimum Amount of Each Borrowing; Maximum Number of Borrowings. Each Borrowing of Loans shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans under this Agreement.

2.3.          Notice of Borrowing.

(a)          Whenever the Borrower desires to incur Loans hereunder, it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and (ii) prior to 12:00 Noon (New York time) at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans pursuant to a Notice of Borrowing/Continuation. Each such Notice of Borrowing/Continuation, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a

Business Day); (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto and (iv) the Class of the Borrowing. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Applicable Percentage thereof and of the other matters covered by the related Notice of Borrowing/Continuation.

(b)          Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4.          Disbursement of Funds.

(a)          No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing/Continuation of Loans, each Lender will make available its Applicable Percentage, if any, of each Borrowing of Loans requested to be made on such date in the manner provided below.

(b)          Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in Dollars in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to the Borrower’s account designated in the Notice of Borrowing/Continuation (on behalf of the Borrower), the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrower, the then-applicable rate of interest for ABR Loans.

(c)          Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.          Repayment of Loans; Evidence of Debt.

(a)          The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the Initial Lenders, on the Initial Loan Maturity Date, the then-unpaid Initial Loans.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)          The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder and the Type and Class of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)          The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law and absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

2.6.          Conversions and Continuations.

(a)          The Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 of the outstanding principal amount of Loans made to the Borrower from one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than $1,000,000, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of Eurodollar Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type and Class of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)          If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of Eurodollar Loans into a Borrowing of Eurodollar Loans with an Interest Period of one month’s duration effective as of the expiration date of such current Interest Period.

2.7.          Pro Rata Borrowings. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8.          Interest.

(a)          The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the ABR Margin plus the ABR in effect from time to time.

(b)          The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.

(c)          (i) Automatically while any Event of Default has occurred and is continuing under Section 11.1(a), (d) or (e) or (ii) at the election of the Required Lenders while any other Event of Default has occurred and is continuing, the Obligations shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other outstanding amount, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the maturity thereof; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the applicable Maturity Date thereof), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) interest accrued pursuant to Section 2.8(c) shall be payable on demand.

(e)          All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)          The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.          Interest Periods.

At the time the Borrower gives a Notice of Borrowing/Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 p.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period or, if agreed to by each applicable Lender and the Administrative Agent (in its capacity as such), a seven or fourteen day period or a nine or twelve month period. Notwithstanding anything to the contrary contained above:

(i)          the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)          if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)          if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day that is after the last Business Day in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv)          the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date thereof.

2.10.          Increased Costs, Illegality, etc.

(a)          In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)          on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Loan Borrowing are not generally available in the relevant market, (y) by reason of any changes arising on or after the Closing Date affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (z) the Administrative Agent is advised in writing by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making their Loans included in such Borrowing for such Interest Period; or

(ii)          at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (or, in the case of increased costs attributable to Taxes, any Loan) because of any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements (provided that in the case of any increased costs attributable to Taxes, this clause (ii) shall apply only to the extent such increased costs resulted from a change in a Requirement of Law after the date such Lender becomes a party hereto, except to the extent such Lender’s assignor, if any, was entitled to compensation for such increased costs immediately prior to such assignment); provided, further, that it is understood and agreed that, for the purposes of this Section 2.10(a)(ii), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented); or

(iii)         at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing/Continuation given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law. Notwithstanding anything to the contrary contained herein, this clause (a) shall not apply to any increased costs attributable to (W) any Taxes that are grossed-up or indemnified pursuant to Section 5.4, (X) any Taxes that are described in clauses (iii), (iv) or (v) of the definition of the Excluded Taxes, (Y) any Other Connection Taxes that are imposed on or measured by net income or profits (or franchise or similar taxes imposed in lieu thereof) and (Z) any Other Connection Assignment Taxes as defined in Section 5.4(b).

(b)          At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)          If, after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency (it is understood and agreed that, for the purposes of this Section 2.10(c), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented), has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Party’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Party could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11.          Compensation.

If (a) any payment of principal of any Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or a required assignment pursuant to Section 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing/Continuation, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the

Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12.          Change of Lending Office.

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(c) or 5.4 with respect to such Lender, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13.          Notice of Certain Costs.

Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 180th day prior to the giving of such notice to the Borrower.

2.14.          Amortization.

(a)          The Borrower shall pay to the Administrative Agent, for the ratable account of the Initial Lenders, on the dates set forth below or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date, an “Initial Loan Repayment Date”) a principal amount in respect of the Initial Loans equal to (x) the aggregate principal amount of Initial Loans made to the Borrower on the Closing Date multiplied by (y) the percentage set forth below opposite such Initial Loan Repayment Date (each, an “Initial Loan Repayment Amount”), as each such Initial Loan Repayment Amount may be reduced pursuant to the other terms hereof:

Amortization Table

Date	Percentage
June 30, 2012	0.25%
September 30, 2012	0.25%

Date	Percentage
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
March 31, 2018	0.25%
June 30, 2018	0.25%
September 30, 2018	0.25%
December 31, 2018	0.25%
March 31, 2019	0.25%
Initial Loan Maturity Date	93.00%

To the extent not previously paid, all Initial Loans shall be due and payable on the Initial Loan Maturity Date.

(b)          In the event that any Incremental Loans are made, such Incremental Loans shall, subject to Section 2.15, be repaid by the Borrower in the amounts (each, an “Incremental Loan Repayment Amount”) and on the dates (each an “Incremental Loan Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any Extended Loans are established, such Extended Loans shall, subject to Section 3.1, be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Loan Repayment Amount”) and on the dates (each, an “Extended Loan Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Refinancing Loans are established, such Refinancing Loans shall, subject to Section 3.2, be repaid by the Borrower in the amounts (each such amount with respect to any Refinancing Loan Repayment Date, a “Refinancing Loan Repayment Amount”) and on the dates (each, an “Refinancing Loan Repayment Date”) set forth in the applicable Refinancing Amendment. To the extent not previously paid, all Loans shall be due and payable on the applicable Maturity Date thereof.

2.15.          Incremental Facilities.

(a)          The Borrower may by written notice to the Administrative Agent elect to request, prior to the Latest Maturity Date, additional term loans hereunder (any such additional term loans, the “Incremental Loans” and the commitments therefor, the “Incremental Commitments”) in an aggregate principal amount (x) for all such additional term loans and all Revolver Increases (as defined in the Revolving Credit Agreement) not in excess of $75,000,000 and (y) on any Incremental Closing Date, equal to, unless otherwise approved by the Administrative Agent, $10,000,000 or any integral multiple of $5,000,000 in excess thereof. Each such notice shall specify (A) the date (each, an “Incremental Closing Date”) on which the Borrower proposes that the Incremental Loans shall be made, which shall be a date not less than 10 Business Days (or such lesser number of days as may be acceptable to the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an eligible assignee pursuant to Section 13.6(b) to whom the Borrower proposes any portion of such Incremental Commitments be allocated (each, an “Incremental Lender”) and the amounts of such allocations; provided that (i) no Incremental Lender that is not an existing Lender, an Affiliate of a Lender or an Approved Fund shall provide Incremental Loans unless the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld or delayed) and (ii) any Lender approached to provide all or a portion of any Incremental Loans may elect or decline, in its sole discretion, to provide such Incremental Loans. Such Incremental Loans shall be made on the Incremental Closing Date; provided that (1) no Default or Event of Default shall exist on such Incremental Closing Date before or after giving effect to such Incremental Loans; (2) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Incremental Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date); (3) the Incremental Loans shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Incremental Lenders and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(d); (4) the Credit Parties shall deliver or cause to be delivered any legal opinions or other documents (including without limitation guarantee and collateral reaffirmation agreements) reasonably requested by Administrative Agent in connection with any such transaction (it being understood that any such items that are substantially consistent with those delivered on the Closing Date shall be satisfactory); (5) the Senior Secured Leverage Ratio as of the Incremental Closing Date after giving effect to the Incremental Loans on a pro forma basis shall be less than or equal to 3.0 to 1.0; (6) the maturity date of such Incremental Loans shall be no earlier than the Initial Loan Maturity Date; (7) the Weighted Average Life to Maturity of such Incremental Loans shall be no shorter than the Weighted Average Life to Maturity, as of such Incremental

Closing Date, of the Initial Loans outstanding as of such Incremental Closing Date; (8) the All-In Yield of the Incremental Loans shall be determined by the Borrower and the applicable Incremental Lenders (provided that the All-In Yield applicable to such Incremental Loans shall not be greater than the All-In Yield for the Initial Loans plus 50 basis points per annum unless the ABR Margin and the Eurodollar Margin are increased so as to cause the All-In Yield for the Initial Loans to equal the All-In Yield for such Incremental Loans minus 50 basis points per annum); (9) such Incremental Loans shall be secured by a pari passu lien on the Collateral securing the Loans and shall be guaranteed by all of the Subsidiary Guarantors; and (10) such Incremental Loans shall be on terms and pursuant to a fully executed Joinder Agreement (provided that, to the extent such terms and documentation are not consistent with the existing Credit Documents (except to the extent permitted by clause (6), (7) or (8) above), they shall be reasonably satisfactory to the Administrative Agent).

(b)          Any Incremental Loans made on an Incremental Closing Date shall be designated a separate series (a “Series”) of Incremental Loans for all purposes of this Agreement. On any Incremental Closing Date on which any Incremental Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions and any additional terms and conditions set forth in the applicable Joinder Agreement, (i) each Incremental Lender with an Incremental Commitment of the applicable Series shall make an Incremental Loan to the Borrower in an amount equal to its Incremental Commitment of such Series, and (ii) each Incremental Lender of any Series shall become a Lender hereunder with respect to the Incremental Commitment of such Series and the Incremental Loans of such Series made pursuant thereto. The Incremental Commitment and Incremental Loans established pursuant to this Section shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Administrative Agent, the Collateral Agent and the Credit Parties (without the consent any Lender that would otherwise be required under Section 13.1) may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effectuate the provisions of this Section 2.15.

SECTION 3.          Extensions/Refinancings.

3.1.          Extensions.

(a)          The Borrower may at any time, and from time to time, request that all or a portion of the Loans of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Existing Class (any such Loans which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 3.1. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of such Existing Class) (a “Loan Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (I) be identical as offered to each Lender under such Existing Class (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Class and (II) be identical to the Loans of the Existing Class from which they are to be converted except (w) the scheduled final maturity date shall be extended and any or all of the scheduled amortization payments of the aggregate principal amount of the Extended Loans may be delayed to later dates than the scheduled amortization of principal of such Existing Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.14 or in the applicable Extension Amendment, as the case may be, with respect to the Existing Class from which such Extended Loans were converted, in each case as more particularly set forth in Section 3.1(b) below), (x) (A) the Eurodollar Margin and the ABR Margin with respect to the Extended Loans may be higher or lower than the Eurodollar Margin and the ABR Margin for the Existing Class (or another interest rate mechanism or other interest rates for such Extended Loans may be agreed to by the Lenders providing the Extended Loans and the Borrower) and/or (B) additional fees (including original issue discount and upfront fees) may be payable solely to the Lenders providing such Extended Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y) Extended Loans may have call protection as may be agreed by the Borrower and the Lenders thereof and (z) the Extension Amendment relating to such Extended Loans may provide for other covenants and terms applicable to such Extended Loans that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans); provided that (i) any Extended Loans may participate in any voluntary or mandatory repayments or prepayments hereunder on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) with respect to the Loans of the Existing Class from which they are to be converted, in each case as specified in the respective Loan Extension Request; (ii) no Default shall have occurred and be continuing at the time an Extension Amendment becomes effective; (iii) the Weighted Average Life to Maturity of any Extended Loans of a given Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Loans) than the Weighted Average Life to Maturity, as of the date of the Extension Amendment relating to such Extended Loans, of the Existing Class; (iv) in no event shall the final maturity date of any Extended Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Class of Loans hereunder; (v) any such Extended Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent the Intercreditor Agreement is then in effect); (vi) at no time shall there be Classes of Loans hereunder (including Incremental Loans, Extended Loans and Refinancing Loans) that have more than six (6) different maturity dates; and (vii) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Loans amended pursuant to any Extension Amendment shall be designated a separate Extension Series of Extended Loans for all purposes of this Agreement; provided that any Extended Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class of Loans that has a later maturity date than the Loans of the Existing Class from which such Loans are being extended. No Lender shall have any obligation to agree to have any of its Loans converted into Extended Loans pursuant to any Loan Extension Request.

(b)          The Borrower shall provide the applicable Loan Extension Request at least five (5) Business Days prior to the date on which Lenders of the Existing Class (the “Existing Lenders”) are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Class of Loans subject to such Loan Extension Request converted into

Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Loan Extension Request of the amount of its Existing Class of Loans subject to such Loan Extension Request that it has elected to convert into Extended Loans; provided that if any Existing Lenders fail to respond, such Existing Lenders will be deemed to have declined to extend their Loans. In the event that the aggregate amount of Loans subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Loan Extension Request, the Existing Class of Loans subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of the Existing Class of Loans included in each such Extension Election.

(c)          Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Loans in an aggregate principal amount that is less than $25,000,000 (unless the Administrative Agent shall agree to a lesser amount). In addition to any terms and changes required or permitted by Section 3.1(a), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.14 or the applicable Joinder Agreement with respect to the Existing Class from which the Extended Loans were converted to reduce each scheduled amortization payment for the Existing Class in the same proportion as the amount of Existing Class that shall have been converted pursuant to such Extension Amendment, (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of Incremental Loans incurred following the date of such Extension Amendment and (z) shall provide for such other technical amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Extension Amendments, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding anything to the contrary in this Section 3.1 and without limiting the generality or applicability of Section 13.1 to any Section 3.1 Additional Amendments (as defined below) or any of the consents or votes of the Required Lenders, all affected Lenders or all Lenders that may be required pursuant to Section 13.1, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 3.1 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 3.1 Additional Amendments are within the requirements of Section 3.1(a) and do not become effective prior to the time that such Section 3.1 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Incremental Loans provided for in any Joinder Agreement and Refinancing Loans provided for in any Refinancing Amendment and (2) consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 3.1 Additional Amendments to become effective in accordance with Section 13.1.

(d)          The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.1(a) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) items similar to those in Section 6 with respect to the transactions contemplated by any Extension Amendment (with references to the Closing Date being replaced by the effective date of such Extension Amendment) (it being understood that any such items that are substantially consistent with those delivered on the Closing Date shall be satisfactory) and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Credit Documents. Each exercise of the extension feature referred to in this Section 3.1 shall result in the Extended Loans and the Existing Class each being deemed a separate Class of Loans, and any Class of Loans may thereafter be extended in whole or in part pursuant to this Section 3.1 (whether or not such Class had previously been offered an extension pursuant to this Section 3.1).

3.2.          Refinancing Amendments.

(a)          At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (including any Incremental Loans, Extended Loans or other Refinancing Loans) pursuant to an amendment to this Agreement (such an amendment, a “Refinancing Amendment”). The effectiveness of any Refinancing Amendment shall be subject to (i) there being no Default or Event of Default on such date before or after giving effect to such Refinancing Loans; (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents being true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date); and (iii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent on the date thereof of (a) items similar to those in Section 6 with respect to the transactions contemplated by any Refinancing Amendment (with references to the Closing Date being replaced by the effective date of such Refinancing Amendment) (it being understood that any such items that are substantially consistent with those delivered on the Closing Date shall be satisfactory) and (b) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Credit Documents. The agent for the Credit Agreement Refinancing Indebtedness, if such Indebtedness is secured by a Lien on any asset of the Borrower or any of its Subsidiaries shall enter into the Intercreditor Agreement in the capacity as an agent for such Credit Agreement Refinancing Indebtedness. Each exercise of the refinancing feature referred to in this Section 3.2 shall result in the Refinancing Loans being deemed a separate Class of Loans.

(b)          Each issuance of Credit Agreement Refinancing Indebtedness under Section 3.2(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $10,000,000 in excess thereof.

(c)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 3.2. This Section 3.2 shall supersede any provisions in Section 13.1 to the contrary.

SECTION 4.          Fees

4.1.          Fees. The Borrower agrees to pay the fees to the Administrative Agent as set forth in the Administrative Agent Fee Letter.

SECTION 5.          Payments

5.1.          Voluntary Prepayments.

(a)          Subject to Section 5.1(b), the Borrower shall have the right to prepay Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of their intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 10:00 a.m. (New York time) one Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders, (b) each partial prepayment of any Borrowing of Loans shall be in a multiple of $500,000 (or $1,000,000 in the case of Eurodollar Loans) and in an aggregate principal amount of at least $1,000,000 (or $5,000,000 in the case of Eurodollar Loans); provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000 and (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Loans pursuant to this Section 5.1 (other than as otherwise set forth in Section 5.1(c)) shall be (a) applied to the Class or Classes of Loans as the Borrower may specify (but on a pro rata basis to the Lenders in such Class) and (b) applied to reduce Initial Loan Repayment Amounts, Incremental Loan Repayment Amounts, (subject to Section 3.1), Extended Loan Repayment Amounts and (subject to Section 3.2) Refinancing Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify. Notwithstanding the foregoing, the Borrower may not repay (x) Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Loans of the Existing Class from which such Extended Loans were converted (or such Loans of the Existing Class have otherwise been repaid in full) or (y) Refinancing Loans of any Refinancing Series unless such prepayment is accompanied by a pro rata repayment of the Class of Loans that such Refinancing Loans refinanced (if such Class of Loans was not refinanced in full).

(b)          In the event that, within one year of the Closing Date, (x) the Borrower make any prepayment of Initial Loans, Incremental Term Loans, Extended Loans or Refinancing Loans (including pursuant to Section 5.1(c) or 5.2(b)) in connection with any Repricing Transaction or (y) effect any amendment, supplement or modification hereof or hereto resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, without duplication, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Loans outstanding immediately prior to such amendment.

(c)

(i)          Notwithstanding anything to the contrary in this Agreement, any Prepaying Borrower Party shall have the right at any time and from time to time to prepay Loans to the Lenders at a discount to the par value of such Loans (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 5.1(c); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any loan under the Revolving Credit Agreement which is not permitted under the terms thereof, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders on a pro rata basis based on the then outstanding Loans and (C) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (and the Borrower shall provide the Administrative Agent a certificate to that effect).

(ii)         To the extent a Prepaying Borrower Party seeks to make a Discounted Voluntary Prepayment, such Prepaying Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that such Prepaying Borrower Party desires to prepay the Loans in an aggregate principal amount specified therein by the Prepaying Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of Loans shall not be less than $15,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Loans, (B) a discount range (which may be a single percentage) selected by the Prepaying Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)        Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 5.1(c)(ii), the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Prepaying Borrower Party, shall determine the applicable discount for Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Prepaying Borrower Party if the Prepaying Borrower Party has selected a single percentage pursuant to Section 5.1(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Prepaying Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv)        The Prepaying Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Prepaying Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Prepaying Borrower Party shall prepay all Qualifying Loans.

(v)         Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), upon irrevocable notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative

Agent no later than 11:00 a.m. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi)        To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 5.1(c)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii)       Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Prepaying Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

5.2.          Mandatory Prepayments.

(a)          Asset Sales. Subject to the provisions of the Intercreditor Agreement (if it is in full force and effect), within one (1) Business Day of the date of receipt by any Credit Party or any of its Subsidiaries of the Net Proceeds in excess of $1,000,000 from any voluntary or involuntary Disposition by any Credit Party or any of its Subsidiaries of assets (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (i), (j) and (l) of the definition of “Permitted Dispositions”, but including casualty losses or condemnations in respect thereof), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of such Net Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such Dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) the Borrower shall have given the Administrative Agent prior written notice of the Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such Disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries, (C) pending application thereof, in the case of Net Proceeds resulting from the Disposition of Term Priority Collateral, the monies are held in a Term Priority Collateral Account in which the Administrative Agent has a perfected first-priority security interest, and (D) the Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction, or enter into a binding commitment with respect to such replacement, purchase or construction, in each case within 365 days after the initial receipt of such monies, then the Borrower shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition, unless and to the extent that such 365-day period shall have expired without such replacement, purchase, or construction being made or completed (or, in the case of replacements, purchases or construction to which the Borrower and Subsidiaries have committed within such 365-day period, to the extent that such replacement, purchase or constriction shall not have been made or completed within 180 days from the end of such 365-day period), in which case, any Net Proceeds not so applied shall be paid to the Administrative Agent and applied to the prepayment of the Loans; provided, however, that (i) Borrower and its Subsidiaries shall not have the right to use such Net Proceeds to make such replacements, purchases, or construction in excess of $10,000,000 in any given fiscal year and (ii) to the extent the Disposition giving rise to such Net Proceeds was Collateral, such reinvestment is concurrently added to the Collateral; provided, further, that, if at the time that any such prepayment would be required, any Credit Party is required to offer to repurchase or to prepay any Other Pari Passu Lien Obligations (or any Permitted Refinancing Indebtedness in respect thereof that is secured by the Collateral on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with such Net Proceeds (such Other Pari Passu Lien Obligations (or any Permitted Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness outstanding at such time (and in the case of such Other Applicable Indebtedness, at a prepayment price of no more than 100% of principal amount); provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 5.2(a) shall be reduced by the amount of such Other Applicable Indebtedness so repaid with such Net Proceeds and to the extent the holders of Other Applicable Indebtedness decline to have such Other Applicable Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

Nothing contained in this Section 5.2(a) shall permit any Credit Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 10.4.

(b)          Debt Issuance. Subject to the provisions of the Intercreditor Agreement (if it is in full force and effect), not later than one (1) Business Day following the receipt of any Net Proceeds of any Debt Issuance by the Borrower or any of its Subsidiaries (or, in the case of a Debt Issuance comprised of Credit Agreement Refinancing Indebtedness, on the day of receipt of the Net Proceeds thereof), the Borrower shall make prepayments of Loans in an aggregate amount equal to 100% of such Net Proceeds.

(c)          [Reserved].

(d)          Excess Cash Flow. No later than five (5) Business Days after each date on which the financial statements referred to in Section 9.1(a) for any fiscal year ending on or after December 31, 2012 are required to be delivered (without giving effect to any grace period), the Borrower shall make prepayments of Loans in an aggregate amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period ended on the last day of the period covered by such financial statements minus (B) an amount equal to the principal amount of (x) any voluntary prepayments of Loans pursuant to Section 5.1(a) and (y) to the extent not already reducing Excess Cash Flow during such Excess Cash Flow Period, any prepayments of loans under the Revolving Credit Agreement to the extent accompanied by simultaneous and equivalent commitment reduction thereunder, in the case of each of clauses (x) and (y) during such Excess Cash Flow Period, other than in each case prepayments of Loans funded with the proceeds of Indebtedness.

(e)          Extraordinary Receipts. Subject to the Intercreditor Agreement (if it is in full force and effect), within one (1) Business Day of the date of receipt by any Credit Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Proceeds of such Extraordinary Receipts.

(f)          Application of Mandatory Prepayments. Subject to Section 5.2(h), each prepayment of Loans required by Section 5.2(a), (b), (d) or (e) shall be allocated pro rata among the Initial Loans, the Incremental Loans, the Extended Loans and the Refinancing Loans (and allocated to the Lenders of such Loans on a pro rata basis) based on the applicable remaining Repayment Amounts due thereunder (provided that (i) any prepayment of Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Loans may specify that one or more other Classes of Loans and Incremental Loans may be prepaid prior to such Class of Incremental Loans), and shall be applied within each Class of Loans to the scheduled installments of unpaid Repayment Amounts due in respect of such Loans, to the payments due under Section 2.14 on the applicable Repayment Dates and the final repayment on the applicable Maturity Date, in each case as directed by the Borrower; provided that (i) if permitted by the applicable Extension Amendment, if any Class of Extended Loans has been established hereunder, the Borrower may, in its sole discretion, allocate any prepayment that would otherwise be paid to the Lenders of such Extended Loans to the Loans of the Existing Class, if any, from which such Extended Loans were converted and (ii) if permitted by the applicable Refinancing Amendment, if any Class of Refinancing Loans have been established hereunder, the Borrower may allocate such prepayments in its sole discretion to the Loans of the Class of Loans, if any, that such Refinancing Loans partially refinanced. With respect to each such prepayment, the Borrower will, not later than the date on which such prepayments are required to be made, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Lender, Incremental Lender, Extending Lender or Refinancing Lender, as applicable.

(g)          Exceptions for Foreign Subsidiaries. Notwithstanding anything to the contrary contained in this Section 5.2, (i) to the extent that any of or all the Net Proceeds of any Asset Sale or Extraordinary Receipts by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 5.2 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agrees to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or a Foreign Subsidiary’s Excess Cash Flow would have adverse tax cost consequences with respect to such Net Proceeds or Excess Cash Flow (including, without limitation, creating a tax obligation or requiring the use of net operating losses or similar tax credits to reduce such tax obligation), such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 5.2(d), the Borrower may, at its option, apply an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against (or, if applicable, the net operating losses that would have been applied) if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

(h)          Rejection Right. the Borrower shall notify the Administrative Agent in writing of any prepayment of Loans required to be made pursuant to Sections 5.2(a), (b) (other than in the case of a prepayment arising from a Debt Issuance consisting of Credit Agreement Refinancing Indebtedness) or (e) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Sections 5.2(a), (b) (other than in the case of a prepayment arising from a Debt Issuance consisting of Credit Agreement Refinancing Indebtedness) or (e) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds remaining thereafter shall be retained by the Borrower.

(i)          [Reserved.]

(j)          Payments. Amounts to be applied pursuant to Sections 5.1 and 5.2 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under Sections 5.1 and 5.2 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Borrower, such Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Collateral Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.11.

5.3.          Payments Generally.

(a)          Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Administrative Agent, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)          Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c)          (x) Any proceeds of the sale, transfer or other disposition of Collateral outside of the ordinary course of business received by the Administrative Agent after an Event of Default has occurred and is continuing or (y) any other proceeds of Collateral received by the Administrative Agent after an Event of Default specified in Section 11.1(d) or (e) or acceleration of the Obligations under this Agreement pursuant to Section 11 has occurred and is continuing shall in the case of either (x) or (y) be applied as set forth in Section 11.2.

(d)          Other than as expressly provided elsewhere herein, if any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 13.8 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 13.8) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this clause (d) and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this clause (d) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(e)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders, severally (and not jointly) agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.4.          Net Payments.

(a)          Unless required by a Requirement of Tax Law (as determined in good faith by the Administrative Agent or other applicable withholding agent), all payments made by or on behalf of the Borrower or any other Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that an applicable withholding agent is required to deduct or withhold any Indemnified Taxes from or in respect of any payment hereunder or under any other Credit Document (as determined in good faith by the applicable withholding agent), then:

(i)          the applicable withholding agent shall deduct or withhold the full amount required to be so withheld or deducted;

(ii)         the applicable withholding agent shall timely pay such withheld or deducted amounts directly to the relevant Governmental Authority in accordance with the applicable Requirement of Tax Law;

(iii)        if a Credit Party is the applicable withholding agent, such Credit Party will promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iv)        the relevant Credit Party will pay to the Administrative Agent for the account of each affected Lender such additional amount or amounts as are necessary to ensure that the net amount actually received by each such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

(b)          The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Tax Law, other than any Other Taxes that are Other Connection Taxes arising as a result of a Lender’s voluntary assignment or transfer of, or participation in, such Lender’s right’s or obligations hereunder (“Other Connection Assignment Taxes”).

(c)          The Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such any Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          (1) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to source withholding or backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in the following subparagraph (2) of this Section 5.4(d)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 5.4(d). If any form or certification previously delivered pursuant to this Section 5.4(d) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally able to do so.

(2)         Without limiting the generality of the foregoing, each Non-U.S. Lender shall, to the extent it is legally able to do so:

(i)          prior to the date on which a Lender becomes a Lender under this Agreement, deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” Internal Revenue Service Form W-8BEN or any applicable successor form (together with a certificate substantially in the form of Exhibit F-1, F-2, F-3 or F-4, as applicable, representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and that no interest payments in connection with the Credit Documents are effectively connected with such Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Certificate”)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI or any applicable successor form, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under any Credit Document or (z) in the case of a Non-U.S. Lender that is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a U.S. Tax Certificate, Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest ex-

emption, such Non-U.S. Lender may provide a U.S. Tax Certificate on behalf of such beneficial owner(s); and

(ii)         deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent.

(e)          Each Lender that is a U.S. person within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law, on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event involving the Lender requiring a change in the most recent form previously delivered by it or upon the request of the Borrower or the Administrative Agent) two duly executed and properly completed copies of Internal Revenue Service Form W-9 or any applicable successor form certifying that it is not subject to backup withholding.

(f)          If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their respective obligations (including any applicable reporting requirements) under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment, if any.

(g)          If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes for which indemnification has been made hereunder, the relevant Lender or the Administrative Agent, as applicable, shall use reasonable efforts to cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower in writing; provided that nothing in this Section 5.4(g) shall obligate the Administrative Agent or any Lender to take any action that, in its reasonable judgment, would be materially disadvantageous to such person. If any Lender or the Administrative Agent, as applicable, receives a refund of an Indemnified Tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the sole good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (without interest other than any interest received by the Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse net after-tax position than it would have been in if the Indemnified Taxes giving rise to such refund had not been imposed in the first instance; provided that the Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Neither a Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (g) or any other provision of this Section 5.4.

(h)          The agreements of any Credit Party in this Section 5.4 shall survive the termination of the Credit Documents and the payment of the Loans and all other amounts payable hereunder.

5.5.          Computations of Interest and Fees.

(a)          Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)          Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6.          Limit on Rate of Interest.

(a)          No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)          Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which they would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)          Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, as follows:

(i)          firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii)         thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.

SECTION 6.          Conditions Precedent to Initial Borrowing

The Borrowing of Initial Loans under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1.          Credit Documents. All legal matters incident to this Agreement, the extension of the Loans hereunder and the other Credit Documents shall be satisfactory to the Administrative Agent and there shall have been delivered to the Administrative Agent (and if applicable, the Collateral Agent) an executed counterpart of each of the Credit Documents by each Credit Party.

6.2.          Collateral. All certificates, agreements, documents and instruments, including UCC or other applicable personal property security financing statements required or reasonably requested by the Administrative Agent or the Collateral Agent to be delivered, executed, filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

6.3.          Real Property Collateral. Each of the Mortgages relating to the Real Property constituting the Real Property Collateral shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) title searches shall indicate that the subject Real Property Collateral is not subject to any Lien other than those permitted under Section 10.2 hereto or the Collateral Agent has received evidence reasonably satisfactory to it that any such existing Lien will be released on the Closing Date, (iii) each of such Security Documents shall have been filed and recorded in the appropriate recording office in the jurisdiction in which the Real Property Collateral is located or shall have been delivered to the Collateral Agent or a nationally recognized title insurance company in a proper form for filing, recordation or registration in form and substance acceptable to the Collateral Agent as a first priority lien on such Real Property Collateral (subject only to any Lien permitted by Section 10.2) and, upon filing or recordation, as applicable, in connection therewith where filed or recorded, as applicable, the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing or recordation and (iv) the Collateral Agent shall have re-

ceived such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first priority liens on the Real Property Collateral, free of Liens other than those permitted under Section 10.2, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders.

6.4.          [Reserved]

6.5.          Legal Opinions. The Administrative Agent shall have received the executed legal opinions of the states of Delaware, Arkansas, California, Texas and Wisconsin in form and substance reasonably satisfactory to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.6.          No Default. After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default shall have occurred and is continuing.

6.7.          No Material Adverse Effect. Since December 31, 2011, no event or circumstance shall have occurred or be existing that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

6.8.          Intercreditor Agreement; Revolving Credit Agreement. Each of the Revolving Credit Agreement and the Intercreditor Agreement shall have been executed and delivered by all parties thereto and in each case shall be effective in accordance with its terms.

6.9.          Issuance of Convertible Notes. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Permitted Convertible Notes shall have been issued prior to or substantially contemporaneously with, and with the proceeds of, such Borrowing under this Agreement.

6.10.         The Acquisition. The Closing Date Acquisition shall have been consummated, or substantially simultaneously with the making of the Loans hereunder shall be consummated, in accordance with the Closing Date Acquisition Agreement (without waiver, amendment, supplement or other modification in a manner material and adverse to the Lenders or the Joint Lead Arrangers).

6.11.         Payoff of Indebtedness. All Indebtedness (other than Indebtedness permitted under Section 10.1) of Walker Group Holdings LLC and its Subsidiaries shall have been (or substantially simultaneously with the consummation of the Closing Date Acquisition, shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and Liens (if any) in respect thereof discharged and released.

6.12.         Corporate Documents. The Administrative Agent shall have received:

(a)          a certificate of the secretary or assistant secretary of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (a));

(b)          a certificate as to the good standing of each Credit Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(c)          such other documents as the Lenders or the Administrative Agent may reasonably request.

6.13.         Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Borrower, confirming the accuracy of the conditions set forth in Sections 6.6, 6.7, 6.10, 6.11 and 6.15 and its compliance with each other condition precedent set forth in this Section 6.

6.14.         Fees. The Administrative Agent shall have received the fees set forth in the Administrative Agent Fee Letter and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.15.         Representations and Warranties. On the Closing Date the representations and warranties made by the Borrower and each other Credit Party shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

6.16.         Solvency. The Administrative Agent shall have received a solvency certificate in the form of Exhibit G, dated as of the Closing Date and signed by the chief financial officer of the Borrower.

6.17.         Lien Searches. The Administrative Agent shall have received the results of a recent lien search report in such jurisdictions as may be reasonably requested by the Administrative Agent and such reports shall reflect no Liens other than Liens permitted by Section 10.2.

6.18.         Insurance Certificates. The Administrative Agent shall have received certificates of insurance with respect to the insurance policies of the Credit Parties, in each case, meeting the requirements of Section 9.6.

6.19.         PATRIOT Act. The Lenders and the Administrative Agent shall have timely received the information required under Section 13.18.

6.20.         Notice of Borrowing. Prior to the making of the Loans, the Administrative Agent shall have received a Notice of Borrowing/Continuation (whether in writing or by telephone) meeting the requirements of Section 2.3.

6.21.         No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 7.          [RESERVED]

SECTION 8.          Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1.          Due Organization and Qualification; Subsidiaries.

(a)   Each Credit Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)   Set forth on Schedule 8.1(b) is a complete and accurate description of the authorized Equity Interests of the Borrower, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case as of the Closing Date. Other than as described on Schedule 8.1(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of the Borrower’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instru-

ment. Other than as provided in the Permitted Convertible Notes Documents, the Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c)   Set forth on Schedule 8.1(c) is a complete and accurate list of the Credit Parties’ direct and indirect Subsidiaries as of the Closing Date, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and, in the case of each Subsidiary that is a corporation, is fully paid and non-assessable.

(d)   Except as set forth on Schedule 8.1(c), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Neither the Borrower nor any of its Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Subsidiaries’ Equity Interests or any security convertible into or exchangeable for any such Equity Interests.

8.2.          Due Authorization; No Conflict.

(a)   As to each Credit Party, the execution, delivery, and performance by such Credit Party of the Credit Documents to which it is a party have been duly authorized by all necessary action on the part of such Credit Party.

(b)   As to each Credit Party, the execution, delivery, and performance by such Credit Party of the Credit Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Credit Party or its Subsidiaries, the Organizational Documents of any Credit Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Credit Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Credit Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Credit Party, other than Permitted Liens, or (iv) require any approval of any Credit Party’s interest holders or any approval or consent of any Person under any Material Contract of any Credit Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

8.3.          Governmental Consent.

As of the Closing Date, the execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (a) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, and (b) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing or recordation.

8.4.          Binding Obligations; Perfected Liens.

(a)   Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b)   Collateral Agent’s Liens are validly created, perfected and first priority Liens, subject in respect of its first priority position only to Permitted Liens which are either permitted purchase money Liens, the interests of lessors under Capital Leases or Liens for taxes on real property that are not yet due and payable or Liens securing the Revolving Loan Indebtedness on the ABL Priority Collateral.

8.5.          Title to Assets; No Encumbrances Margin Regulations. Each of the Credit Parties and its Domestic Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 9.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business and to the extent permitted hereby and except, with respect to any Real Property, for easements, rights of way, covenants, conditions, zoning restrictions and minor defects in title that do not interfere with the ability of the Credit Parties, taken as a whole, to conduct their business as currently conducted. All of such assets are free and clear of Liens except for Permitted Liens.

8.6.          Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)   As of the Closing Date, the name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Credit Party and each of its Subsidiaries is set forth on Schedule 8.6(a).

(b)   As of the Closing Date, the chief executive office of each Credit Party and each of its Subsidiaries is located at the address indicated on Schedule 8.6(b).

(c)   As of the Closing Date, each Credit Party’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 8.6(c).

(d)   As of the Closing Date, no Credit Party holds any commercial tort claims that exceed $1,000,000 in amount, except as set forth on Schedule 8.6(d).

8.7.          Litigation.

(a)   There are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, after due inquiry, threatened in writing against a Credit Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)   Schedule 8.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $5,000,000 that, as of the Closing Date, is pending or, to the knowledge of the Borrower, after due inquiry, threatened against a Credit Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Credit Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

8.8.          Compliance with Laws. No Credit Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

8.9.          No Material Adverse Effect.

All historical financial statements relating to the Credit Parties and their Subsidiaries that have been delivered by the Borrower to Administrative Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Credit Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2011, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Credit Parties and their Subsidiaries.

8.10.         Fraudulent Transfer.

(a)          After giving effect to the making of the Loans and the consummation of the Transactions contemplated hereby, the Credit Parties, on a consolidated basis, are Solvent.

(b)          No transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Credit Documents with the intent to hinder, delay, or defraud either present or future creditors of such Credit Party.

8.11.         Employee Benefits.

As of the Closing Date, except as disclosed on Schedule 8.11 hereto, no Credit Party, none of their Domestic Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

8.12.         Environmental Condition.

Except as set forth on Schedule 8.12, (a) to Borrower’s knowledge, no Credit Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Credit Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, except to the extent that the foregoing could not reasonably be expected to result in a Material Adverse Effect, (b) no Credit Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified on (i) the National Priorities List or (ii) CERCLIS or on any other governmental database or list of properties indicating an actual or potential material liability under any Environmental Law, which in the case of this clause (b), could reasonably be expected to result in a Material Adverse Effect, (c) no Credit Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Credit Party or its Subsidiaries, except to the extent that such Liens are subject to a Permitted Protest, and (d) no Credit Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

8.13.         Intellectual Property.

Each Credit Party and its Domestic Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary and material to the conduct of its business as currently conducted, and attached hereto as Schedule 8.13 is a true, correct, complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which the Borrower or one of its Subsidiaries is the owner or is an exclusive licensee as of the Closing Date.

8.14.         Leases.

Except as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (a) each Credit Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, (b) subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Credit Party or its Subsidiaries exists under any of them.

8.15.         Deposit Accounts and Securities Accounts.

Set forth on Schedule 8.15 is a listing, as of the Closing Date, of all of the Credit Parties’ and their Domestic Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

8.16.         Complete Disclosure.

All written factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Credit Party or its Subsidiaries in writing to the Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Credit Documents) for purposes of or in connection with this Agreement or the other Credit Documents, and all other such factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Credit Party or its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to the Administrative Agent on April 17, 2012 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, on a consolidated basis, Borrower’s good faith estimate, on the date such Projections are delivered, of the Credit Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Borrower to be reasonable at the time of the delivery thereof to the Administrative Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

8.17.         Material Contracts.

Set forth on Schedule 8.17 is a reasonably detailed description of the Material Contracts of each Credit Party and its Subsidiaries as of the Closing Date. As of the Closing Date, except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Credit Party or its Subsidiary and, to Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 10.7(b)), and (c) is not in default in any material respect due to the action or inaction of the applicable Credit Party or its Subsidiary.

8.18.         Patriot Act.

To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Credit Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.19.         Indebtedness.

Set forth on Schedule 8.19 is a true and complete list of all Indebtedness of each Credit Party and each of its Subsidiaries outstanding immediately prior to the Closing Date in excess of $1,000,000 that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

8.20.         Payment of Taxes.

Except as otherwise permitted under Section 9.5, all tax returns and reports of each Credit Party and its Subsidiaries required by law to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all other material assessments, fees and other governmental charges upon a Credit Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Credit Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. The Borrower does not know of any proposed tax assessment against a Credit Party or any of its Subsidiaries that is not being actively contested by such Credit Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

8.21.         Margin Stock.

No Credit Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to the Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, Regulation U and Regulation X.

8.22.         Governmental Regulation.

No Credit Party or any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party or any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

8.23.         OFAC.

No Credit Party or any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Credit Party or any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan made hereunder will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.24.         Employee and Labor Matters.

There is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against any Credit Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Credit Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and, in each case, that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) except as set forth on Schedule 8.24 to the knowledge of the Borrower, after due inquiry, as of the Closing Date no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Credit Party or any of its Subsidiaries. No Credit Party and no Subsidiary of any Credit Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Credit Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from each Credit Party and its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Credit Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.25.         Insurance. The Borrower and its Subsidiaries have insurance meeting the requirements of Section 9.6, and such insurance policies are in full force and effect.

8.26.         Vehicles.

The Borrower and each Guarantor that at any time holds title to any used vehicles returned to it on a trade-in basis or otherwise is primarily in the business of selling new and used vehicles.

8.27.         Other Documents.

(a)   The Borrower has delivered to the Administrative Agent a complete and correct copy of the Closing Date Acquisition Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Closing Date Acquisition Documents has been duly authorized by all necessary action on the part of the Borrower. Each Closing Date Acquisition Document is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Borrower is not in default in the performance or compliance with any provisions thereof. All representations and warranties made by the Borrower in the Closing Date Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects. To the Borrower’s knowledge, none of the Seller’s representations or warranties in the Closing Date Acquisition Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Effect.

(b)   As of the Closing Date, the Closing Date Acquisition has been consummated in all material respects, in accordance with all applicable laws. As of the Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over the Borrower and, to the Borrower’s knowledge, the Seller, with respect to the Closing Date Acquisition, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be materially adverse to the interests of the Lenders. As of the Closing Date, after giving effect to the transactions contemplated by the Closing Date Acquisition Documents, the Borrower will have good title to the assets acquired by it pursuant to the Closing Date Acquisition Agreement, free and clear of all Liens other than Permitted Liens.

(c)   On or prior to the Closing Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of (i) the Revolving Indebtedness Documents, including all schedules and exhibits thereto and (ii) the Permitted Convertible Notes Documents. The execution, delivery and performance of each of the Revolving Indebtedness Documents and the Permitted Convertible Notes Documents have been duly authorized by all necessary action on the part of the Borrower.

SECTION 9.          Affirmative Covenants

The Borrower hereby covenants and agrees that from the Closing Date and thereafter, until the Final Date the Credit Parties shall, and shall cause each of their Subsidiaries to, comply with each of the following:

9.1.          Financial Statements, Reports, Certificates.

Deliver to the Administrative Agent:

(a)   Annual Financial Statements. As soon as available, but in any event within 120 days after the end of each of the Borrower’s fiscal years, consolidated financial statements of the Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to the Administrative Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 10.15), except for a qualification for a change in accounting principles with which the accountant concurs, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management, along with customary managements’ discussion and analysis).

(b)   Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of each of the Borrower’s first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet as at the end of such fiscal quarter and consolidated income statement and statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of the consolidated balance sheet, for the last day of the prior fiscal year covering the Borrower and its Subsidiaries, all of which shall be certified by the chief financial officer of the Borrower, along with customary managements’ discussion and analysis.

(c)   Certificates. At the time of delivery of the financial statements pursuant to Section 9.1(a) and (b), a fully executed Compliance Certificate signed by the chief financial officer of the Borrower.

(d)   Projections. As soon as available, but in any event within 45 days after the start of each of the Borrower’s fiscal years, copies of the Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Administrative Agent for the forthcoming 2 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of the Borrower as being such officer's good faith estimate of the financial performance of the Borrower during the period covered thereby.

(e)   Other Information. Promptly upon filing thereof by the Borrower, (i) notice of the filing of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, (ii) notice of any other filings made by the Borrower with the SEC which have become publicly available, and (iii) any other information that is provided by the Borrower to its shareholders generally.

(f)   Notice of Default. Promptly, but in any event within 5 days after the Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice of such event or condition and a statement of the curative action that the Borrower proposes to take with respect thereto.

(g)   Material Litigation. Promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on the Borrower or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against the Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in liability in excess of $1,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage).

(h)   Additional Information. Upon the request of the Administrative Agent, any other information reasonably requested relating to the financial condition of Administrative Borrower or its Subsidiaries.

The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 13.16); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.

All items delivered pursuant to this Section 9.1 shall also be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 13.2; or (ii) on which such documents are posted on the Borrower’s behalf by Administrative Agent on an Inter-

net or intranet website maintained by Administrative Agent, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR database and sec.gov; provided that the Borrower shall notify the Agent of the posting of any such documents.

9.2.          Schedule Supplement.

The Borrower shall concurrently with the delivery of financial statements pursuant to Section 9.1(a), deliver to the Administrative Agent and the Collateral Agent a certificate of an Authorized Officer of the Borrower supplementing Schedules 8.6(a), 8.6(b), 8.6(c) and 8.6(d) of this Agreement and Schedules 2, 3, 4, 5, 6 and 7 of the Security Agreement, or in each case confirming that there has been no change in such schedule since the Closing Date or the Authorized Officer’s certificate most recently-delivered pursuant to this Section 9.2.

9.3.          Existence.

Except as otherwise permitted under Section 10.3 or Section 10.4, the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing in its jurisdiction of organization) and (b) all rights and franchises, licenses and permits that are material to its business except (in the case of this clause (b)) as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders or to the business of any Credit Party.

9.4.          Maintenance of Properties.

(a)   Maintain and preserve all of its assets that are material to the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect).

(b)   Comply with the provisions of all leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest, except (in the case of this clause (b)) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

9.5.          Taxes.

Cause all federal and other material assessments and taxes imposed, levied, or assessed against any Credit Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. Each Credit Party will and will cause each of its Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Administrative Agent with proof reasonably satisfactory to the Administrative Agent indicating that the Borrower and each of its Subsidiaries have made such payments or deposits.

9.6.          Insurance.

At Borrower’s expense, maintain insurance, or cause such insurance to be maintained, respecting each of the Credit Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain (with respect to each of the Credit Parties and their Subsidiaries) business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, and fiduciary liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation and with respect to owned Real Property located in a flood zone, flood insurance. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to the Administrative Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Administrative Agent. All property insurance policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Administrative Agent, Collateral Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Collateral Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Collateral Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Administrative Agent and the Collateral Agent of the exercise of any right of cancellation. If the Borrower fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided that the Borrower may later cancel any insurance purchased by the Collateral Agent, but only after providing the Collateral Agent with evidence reasonably satisfactory to the Collateral Agent that the Borrower has obtained insurance as required by this Agreement. The Borrower shall give the Administrative Agent and the Collateral Agent prompt notice of any loss exceeding $1,500,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, and, subject to the provisions of the Intercreditor Agreement, the Collateral Agent shall have the right to file claims under any property and general liability insurance policies in respect of the Term Priority Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

9.7.          Inspection.

Permit officers and designated representatives of the Administrative Agent, the Collateral Agent or one or more Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants; provided, however, the Administrative Agent, the Collateral Agent and the Lenders shall be limited to two such examinations per calendar year, which shall be at the sole expense of the Credit Parties; provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such examinations at the sole expense of the Credit Parties and (ii) any examinations made pursuant to clause (i) of this proviso shall not count against the number of examinations permitted under the first proviso of this sentence.

9.8.          Compliance with Laws.

Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

9.9.          Environmental.

(a)   Keep any property either owned or operated by any Credit Party or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except to the extent that such Liens are subject to a Permitted Protest,

(b)   Comply with Environmental Laws and provide to the Administrative Agent material documentation of such compliance which the Administrative Agent reasonably requests, except to the extent that non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(c)   Promptly notify the Administrative Agent of any release of which the Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Credit Party or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)   Promptly, but in any event within 5 Business Days of its receipt thereof, provide the Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party or any of its Subsidiaries, (ii) notice of commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Credit Party or any of its Subsidiaries, and (iii) written notice of a violation, citation, or other administra-

tive order from a Governmental Authority relating to any liability of any Credit Party or any of its Subsidiaries in excess of $500,000.

9.10.         Disclosure Updates.

Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished to the Administrative Agent or the Lenders contained, at the time it was furnished and taken together with all information then or thereafter furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

9.11.         Formation of Subsidiaries.

At the time any Credit Party forms any direct or indirect Subsidiary (other than an Immaterial Subsidiary) or acquires any direct or indirect Subsidiary (other than an Immaterial Subsidiary) after the Closing Date, or any Immaterial Subsidiary becomes a Material Subsidiary, such Credit Party shall (a) within 15 days of such formation or acquisition or change in status (or such later date as permitted by the Administrative Agent in its sole discretion) cause any such Subsidiary to provide to Administrative Agent a joinder to the Guarantee and the Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such Subsidiary with a fair market value of at least $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent (including being sufficient to grant Collateral Agent a first priority Lien (subject to Permitted Liens or the Intercreditor Agreement) in and to the assets of such newly formed or acquired Subsidiary or such existing Subsidiary that becomes a Material Subsidiary); provided that (i) such joinder to the Guarantee, the Security Agreement, and such other security documents shall not be required to be provided to Administrative Agent and Collateral Agent with respect to any Foreign Subsidiary, so long as such Subsidiary does not guarantee any of the Revolving Loan Indebtedness or Credit Agreement Refinancing Indebtedness and (ii) no Immaterial Subsidiary shall be excluded from the foregoing requirements to the extent that such Subsidiary is, or is required to become, an obligor in respect of Revolving Loan Indebtedness, (b) within 15 days of such formation or acquisition or change in status (or such later date as permitted by Administrative Agent in its sole discretion) provide to Administrative Agent and Collateral Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary reasonably satisfactory to the Administrative Agent and Collateral Agent; provided that only 65% of the total outstanding Voting Equity Interests of any first-tier Foreign Subsidiary shall be required to be pledged (which pledge (1) if provided to the Revolving Administrative Agent and/or the lenders under Revolving Credit Agreement or (2) if rea-

sonably requested by the Administrative Agent and Collateral Agent with respect to a Foreign Subsidiary that generates annual revenue in excess of 5.0% of the consolidated annual revenue of the Borrower and its Subsidiaries or owns assets the book value of which exceeds 5.0% of the consolidated book value of the total assets of the Borrower and its Subsidiaries, shall be governed by the laws of the jurisdiction of such Foreign Subsidiary), and (c) within 15 days of such formation or acquisition or change in status (or such later date as permitted by the Administrative Agent in its sole discretion) provide to the Administrative Agent and Collateral Agent all other documentation, including, if requested by the Administrative Agent, one or more opinions of counsel reasonably satisfactory to the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 9.11 shall be a Credit Document. This Section 9.11 is subject in all respects to the provisions of the Intercreditor Agreement.

9.12.         Further Assurances.

At any time upon the reasonable request of the Administrative Agent or the Collateral Agent, execute or deliver to the Administrative Agent and Collateral Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that the Administrative Agent and Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent or Collateral Agent, to create, perfect, and continue perfected or to better perfect the Collateral Agent’s Liens in all of the assets of each Credit Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), including without limitation the Equity Interests of the Borrower’s Subsidiaries, to create and perfect Liens in favor of the Collateral Agent in any Real Property acquired by any Credit Party after the Closing Date with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Credit Documents; provided that the foregoing shall not apply to any Foreign Subsidiary of the Borrower or if providing such documents would result in adverse tax consequences (as determined by the Borrower in good faith) or the costs to the Credit Parties of providing such documents are unreasonably excessive (as determined by the Administrative Agent in consultation with Borrower) in relation to the benefits of the Administrative Agent, the Collateral Agent and the Lenders of the benefits afforded thereby. To the maximum extent permitted by applicable law, if any Credit Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Credit Party hereby authorizes the Administrative Agent to execute any such Additional Documents in the applicable Credit Party’s or its Subsidiary’s name, as applicable, and authorizes the Administrative Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Material Subsidiaries (other than any Foreign Subsidiary) and are secured by substantially all of the assets of the Material Subsidiaries (other than any Foreign Subsidiary) and all of the outstanding Equity Interests of the Borrower’s Subsidiaries (subject to exceptions and limitations contained in the Credit Documents with re-

spect to Foreign Subsidiaries). This Section 9.12 is subject in all respects to the provisions of the Intercreditor Agreement.

9.13.         Annual Conference Calls.

No later than fifteen (15) days after the delivery of the financial statements referred to in Section 9.1(a), hold a conference call at a time mutually agreed between the Borrower and the Administrative Agent (the costs of such call to be paid by the Borrower) with all Lenders who choose to attend such call, at which call shall be reviewed the financial condition and results of operations of the Borrower and its Subsidiaries (a “Lender Annual Call”). Notwithstanding the foregoing, the Borrower shall not be required to hold a Lender Annual Call in the event the Borrower holds a scheduled annual earnings conference call with analysts and investors with respect to such financial statements, financial condition and results of operations (so long as such annual earnings conference call is held no more than 20 days before the delivery of such financial statements or 60 days after the delivery of such financial statements) so long as (i) Administrative Agent and the Lenders receive reasonably prior notices thereof and (ii) the Lenders can freely access such call without payment of any fee and are able to ask questions on such conference call.

9.14.         Maintenance of Ratings.

The Borrower will use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Loans provided hereunder, in each case from each of S&P and Moody’s (but not to maintain a specific rating).

9.15.         Post-Closing Undertakings.

As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 9.15 or such later date as the Administrative Agent may agree in its discretion, the Credit Parties shall deliver the documents or take the actions specified in Schedule 9.15, in each case except to the extent otherwise agreed by the Administrative Agent in its discretion.

SECTION 10.         Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter until the Final Date:

10.1.          Limitation on Indebtedness.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness.

10.2.          Limitation on Liens.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

10.3.          Limitation on Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to:

(a)    other than in order to consummate a Permitted Acquisition, or a sale or other disposition of a Subsidiary of a Borrower permitted by Section 10.4, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests other than mergers, consolidations and reorganizations (i) between Guarantors, (ii) between the Borrower and any of its Subsidiaries, provided that the Borrower is the surviving entity of such merger, consolidation or reorganization, (iii) between non-Credit Parties, and (iv) between a Guarantor and a non-Credit Party; provided that the Guarantor is the surviving entity of such merger, consolidation or reorganization.

(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of the Borrower with no material assets and no material liabilities, (ii) the liquidation or dissolution of a Credit Party (other the Borrower) or any of the Borrower’s Wholly-Owned Subsidiaries so long as all of the assets (including any interest in any Equity Interest) of such liquidating or dissolving Credit Party or Subsidiary are transferred to a Credit Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of the Borrower that is not a Credit Party so long as (A) all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of the Borrower that is not liquidating or dissolving and (B) if all or any portion of the Equity Interests of the liquidating or dissolving Subsidiary are subject to a Lien in favor of the Collateral Agent, the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of the Borrower the Equity Interests of which are subject to a Lien in favor of the Collateral Agent (subject to exceptions and limitations contained in the Credit Documents with respect to Foreign Subsidiaries), or

(c)    suspend or discontinue a substantial portion of any material line of business of the Borrower and its Subsidiaries, taken as a whole, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 10.4; provided, however, that the foregoing requirement shall not apply to temporary suspensions of operations in the ordinary course of business or in response to the occurrence of any force majeure events.

10.4.          Limitation on Sale of Assets. Other than Permitted Dispositions, Permitted Investments or transactions expressly permitted by Sections 10.3 or 10.11, the Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or (unless the effectiveness of such agreement is expressly conditioned upon the consent thereto by the Required Lenders or the repayment in full of the Obligations)

enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of the assets of any Credit Party or any of the Subsidiaries of a Credit Party (each, a “Disposition”). For the avoidance of doubt, the sale or issuance of Permitted Convertible Notes shall not be deemed to constitute a Disposition for purposes of this Section 10.4.

10.5.          Change Name. The Borrower will not, and will not permit any of its Subsidiaries to change any Credit Party’s name, organizational identification number, state of organization or type of organization; provided, however, that any Credit Party may change its name upon at least 10 days prior written notice (or such shorter period approved by the Administrative Agent in its sole discretion) to the Administrative Agent of such change.

10.6.          Changes in Business. The Borrower and the Subsidiaries, taken as a whole, will not make any change in the nature of its or their business as described in Schedule 10.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Credit Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

10.7.          Prepayments and Amendments

(a)   Except in connection with Permitted Refinancing Indebtedness permitted by Section 10.1, the Borrower will not, and will not permit any of its Subsidiaries to:

(i)          optionally prepay, redeem, defease, purchase, or otherwise acquire any Junior Financing of any Credit Party or any of its Subsidiaries, other than (A) with amounts applied to such use under the Available Amount Basket or (B) with the proceeds of the substantially concurrent sale or issuance of Qualified Equity Interests of the Borrower (including the conversion of convertible Indebtedness of the Borrower and its Subsidiaries into Qualified Equity Interests of the Borrower), or

(ii)         make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, and

(b)  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i)          except in connection with Permitted Refinancing Indebtedness permitted by Section 10.1, any agreement, instrument, document, indenture, or other writing evidencing or concerning Junior Financing, except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders,

(ii)         any Revolving Indebtedness Document or any documentation relating to any Credit Agreement Refinancing Indebtedness, except to the extent permitted by the Intercreditor Agreement (or other applicable intercreditor agreement), or

(iii)        the Organizational Documents of any Credit Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

10.8.          [Reserved].

10.9.          Restricted Payments.

The Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)    the Borrower may make distributions to former employees, officers, or directors of the Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Borrower on account of repurchases of the Equity Interests of the Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of the Borrower,

(b)     the Borrower may make distributions to former employees, officers, or directors of the Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of the Borrower held by such Persons, provided, however, that the aggregate amount of such redemptions made by the Borrower plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in the aggregate in any fiscal year or $2,500,000 in the aggregate during the term of this Agreement,

(c)     the Borrower may make Restricted Payments from the Available Amount Basket,

(d)     the Borrower may make Restricted Payments consisting of repurchases of Equity Interests deemed to occur upon the non-cash exercise of stock options and warrants,

(e)     the Borrower may (i) make payment of cash in respect of the purchase of a Permitted Bond Hedge, (ii) make payment of cash in respect of the termination or settlement of any Permitted Warrant, and (iii) deliver Qualified Equity Interests in respect of the termination or settlement of a Permitted Warrant, and

(f)     in addition to the Restricted Payments permitted in clauses (a) through (e) above, the Borrower may make other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 10.9(f) not to exceed $10,000,000 in the aggregate in any fiscal year.

10.10.         Accounting Methods.

The Borrower will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

10.11.         Limitation on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Investments in any Person, except for Permitted Investments.

10.12.         Transactions with Affiliates.

The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Credit Party or any of Subsidiary of any Credit Party except for:

(a)     transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Credit Party or any of its Subsidiaries, on the one hand, and any Affiliate of any Credit Party or Subsidiaries of any Credit Party, on the other hand, so long as such transactions are no less favorable, taken as a whole, to any Credit Party or any of its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)     so long as it has been approved by such Credit Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Credit Party or such Subsidiary,

(c)     so long as it has been approved by such Credit Party’s or such Subsidiary’s board of directors (or comparable governing body or authorized officer) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of each Credit Party and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d)     so long as the Borrower and the Subsidiaries file a consolidated or unitary return for federal and state income tax purposes, the Subsidiaries may make distributions to the Borrower to permit the Borrower to pay federal or state income taxes then due and owing, franchise taxes and other similar expenses incurred in the ordinary course of business; provided that the amount of such distribution shall not be greater, nor the receipt by the Borrower and the Subsidiaries of tax benefits less, than they would have been had the Subsidiaries been treated as if they did not file a consolidated return or unitary return with the Borrower, and

(e)     transactions (i) among Credit Parties otherwise not prohibited by the terms of this Agreement, (ii) permitted by Section 10.3 or Section 10.9, (iii) any Permitted Intercompany Advance, (iv) permitted by clauses (e) and (j) of the definition of the term “Permit-

ted Investments”, or (v) solely with respect to Investments in Joint Ventures, permitted by clause (o) of the definition of the term “Permitted Investments”.

10.13.         Use of Proceeds. Borrower will not use the proceeds of the Initial Loans made hereunder for any purpose other than (a) to repay the Prior Credit Facilities, and (b) to pay a portion of the consideration payable in connection with the consummation of the Closing Date Acquisition and the Transaction Expenses on the Closing Date. To the extent any the proceeds of the Initial Loans are in excess of the aggregate amount necessary to finance the foregoing, such proceeds may be used for general corporate purposes; provided, however, that no part of the proceeds of the Loans made to the Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

10.14.         [Reserved].

10.15.         Financial Covenants.

(a)     Maximum Senior Secured Leverage Ratio. The Borrower shall not permit the Senior Secured Leverage Ratio as of the last day of each Test Period ending on any date set forth below to be greater than the ratio set forth in the table below opposite such date:

Date	Senior Secured Leverage
Ratio
June 30, 2012	4.50:1.00
September 30, 2012	4.50:1.00
December 31, 2012	4.50:1.00
March 31, 2013	4.50:1.00
June 30, 2013	4.50:1.00
September 30, 2013	4.50:1.00
December 31, 2013	4.00:1.00
March 31, 2014	4.00:1.00
June 30, 2014	4.00:1.00
September 30, 2014	4.00:1.00
December 31, 2014	4.00:1.00
March 31, 2015	4.00:1.00
June 30, 2015	4.00:1.00
September 30, 2015	4.00:1.00
December 31, 2015 and the end of each fiscal quarter thereafter	3.50:1.00

(b)     Minimum Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of each Test Period ending on any date set forth below to be less than the ratio set forth in the table below opposite such date:

Date	Interest Coverage Ratio
June 30, 2012	2.00:1.00
September 30, 2012	2.00:1.00
December 31, 2012	2.00:1.00
March 31, 2013	2.00:1.00
June 30, 2013	2.00:1.00
September 30, 2013	2.00:1.00
December 31, 2013	3.00:1.00
March 31, 2014	3.00:1.00
June 30, 2014	3.00:1.00
September 30, 2014	3.00:1.00
December 31, 2014	3.00:1.00
March 31, 2015	3.00:1.00
June 30, 2015	3.00:1.00
September 30, 2015	3.00:1.00
December 31, 2015 and the end of each fiscal quarter thereafter	4.00:1.00

SECTION 11.         Events of Default.

11.1.          Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a)     Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, charges or expenses due the Lenders, the Administrative Agent or the Collateral Agent, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

(b)      Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(a), (b) or (c), Section 9.1(f), Section 9.3 (in respect of the Borrower only) or Section 10 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1(a) or 11.1(h) or clause (i) of this Section 11.1(b)) contained in this Agreement or any Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders;

(c)      Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $15,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Credit Party or any Material Subsidi-

ary, or with respect to any of their respective assets, and either (a) there is a period of 60 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

(d)     Voluntary Bankruptcy. If an Insolvency Proceeding is commenced by a Credit Party or any Material Subsidiary;

(e)      Involuntary Bankruptcy. If an Insolvency Proceeding is commenced against a Credit Party or any Material Subsidiary and any of the following events occur: (a) such Credit Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Credit Party or such Subsidiary, or (e) an order for relief shall have been issued or entered therein;

(f)      Restraint on Business. If a Credit Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of the Credit Parties and their Subsidiaries, taken as a whole;

(g)      Default Under Other Agreements. If there is (a) an “Event of Default” (as defined in the Revolving Indebtedness Documents), (b) a default under or breach of the Permitted Convertible Notes, the Permitted Convertible Note Indenture or any other Permitted Convertible Notes Document, in each case after expiration of any applicable cure or grace period (and to the extent not waived pursuant to the terms thereof) or (c) a default in one or more agreements to which a Credit Party or any Material Subsidiary is a party with one or more third Persons relative to a Credit Party’s or any Material Subsidiary’s Indebtedness involving an aggregate amount of $15,000,000 or more, and, in the case of this clause (c), such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the holders of the related Indebtedness, irrespective of whether exercised, to accelerate the maturity of such Credit Party’s or any Material Subsidiary’s obligations thereunder; provided that no such event under the Revolving Indebtedness Documents (other than a payment default) shall constitute an Event of Default under this Section 11.1(g) until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Revolving Indebtedness and (z) the exercise of any remedies by the Revolving Administrative Agent or collateral agent or any lenders holding Revolving Indebtedness in respect of any Collateral;

(h)      Representations etc. If any warranty, representation, certificate, statement, or record made herein or in any other Credit Document or delivered in writing to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document proves to be untrue in any material respect (except that such materiality qualifier shall not be ap-

plicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

(i)          Guarantee. If the obligation of any Guarantor under the Guarantee is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

(j)          Security Documents. If the Security Agreement or any other Credit Document that purports to create a Lien, shall, except to the extent permitted by the terms thereof or hereof, for any reason, fail or cease to create a valid and perfected, first priority Lien on the Collateral covered thereby (subject to Permitted Liens which are permitted purchase money Liens, interests of a lessor under a Capital Lease or Liens securing the Revolving Loan Indebtedness on ABL Priority Collateral), except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $1,000,000, or (c) as the result of an action or failure to act on the part of Agent;

(k)          Validity of Credit Documents. The validity or enforceability of any Credit Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of the Administrative Agent) be declared to be null and void, or a proceeding shall be commenced by a Credit Party, or by any Governmental Authority having jurisdiction over a Credit Party, seeking to establish the invalidity or unenforceability thereof, or a Credit Party shall deny that such Credit Party has any liability or obligation purported to be created under any Credit Document; or

(l)          Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Sections 11.1(d) or (e) shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clause (i) below shall occur automatically without the giving of any such notice), (i) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (ii) exercise rights and remedies under the Credit Documents, at law or in equity.

11.2.          Application of Funds. After the occurrence and during the continuation of an Event of Default (or after the Loans have automatically become immediately due and payable as set forth in the proviso to the last paragraph of Section 11.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, ratably, pay any reasonable and documented out-of-pocket fees, indemnities, or expense reimbursements then due to the Administrative Agent from the Borrower (other than in connection with Secured Cash Management Obligations or Secured Hedge Obligations);

Second, ratably, to pay any reasonable and documented out-of-pocket fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Secured Cash Management Obligations or Secured Hedge Obligations);

Third, to pay interest due and payable in respect of any Loans, ratably;

Fourth, to pay principal on the Loans and to pay any amounts owing with respect to Secured Hedge Obligations, ratably;

Fifth, to pay any amounts owing with respect to Secured Cash Management Obligations, ratably;

Sixth, to the payment of any other Obligation due to the Administrative Agent or any Secured Party by the Borrower;

Seventh, as provided for under the Intercreditor Agreement; and

Eighth, after all of the Obligations have been paid in full, to the Borrower or as the Borrower shall direct or as otherwise required by law.

Notwithstanding the foregoing, if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses First through Seventh above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation ratably, based on the proportion of the Administrative Agent’s and each Secured Party’s interest in the aggregate outstanding Obligations described in such clauses.

SECTION 12.         The Agents.

12.1.          Appointment and Authority. Each Lender hereby irrevocably appoints (i) Morgan Stanley Senior Funding, Inc. to act on its behalf as the Administrative Agent and (ii) the Administrative Agent, one of its Affiliates or another Person appointed by the Administrative Agent to act as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.6 and 12.12) are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

12.2.          Agents Individually.

(a)          Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b)          Each Lender understands that each Person serving an Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 12 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Credit Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. No Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party) or to account for any revenue or profits obtained in connection with the Activities, except that each Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Credit Document to be transmitted by such Agent to the Lenders.

(c)          Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Credit Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of each Person serving as an Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Credit Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the any Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account.

12.3.          Duties of the Agents; Exculpatory Provisions.

(a)          Each Agent’s duties hereunder and under the other Credit Documents are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Credit Document or applicable law.

(b)          No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.1 or 11) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to such Agent describing such Default or Event of Default and such event or events.

(c)          No Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Credit Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Security Documents, or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than (but subject to the foregoing clause (ii) to confirm receipt of items expressly required to be delivered to such Agent.

(d)          Nothing in this Agreement or any other Credit Document shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in re-

lation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by such Agent or any of its Related Parties.

12.4.          Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5.          Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of such Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Section 12 and Section 13.5 (as though such sub-agents were the “Administrative Agent” or “Collateral Agent” under the Credit Documents) as if set forth in full herein with respect thereto.

12.6.          Resignation of Agents. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in New York City, or an Affiliate of any such bank with an office in New York City and which successor shall be subject to the approval of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders in accordance with the foregoing sentence and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint, with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such Collateral as nominee until such time as a successor Collateral Agent is appointed), (ii) all payments and communications provided to be made by, to or through an Agent shall instead be made by or to each Lender directly and (iii) all determinations provided to be made by, to or through an Agent shall instead be made by the Required Lenders, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent (or in the capacity set forth in the parenthetical in clause (i) above).

12.7.          Non-Reliance on Agent and Other Lenders.

(a)          Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.

(b)          Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)          the financial condition, status and capitalization of the Borrower and each other Credit Party;

(ii)         the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii)        determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)        the adequacy, accuracy and/or completeness of any information delivered by any Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

12.8.          No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as the Lead Arrangers or the Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, or as a Lender hereunder.

12.9.          Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to tax and interest, together with all expenses incurred, including legal expenses, and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.9. The agreements in this Section 12.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable any Credit Document.

12.10.         Security Agreement and Intercreditor Agreement. The Lenders (and the Secured Parties, by their acceptance of their status as Secured Parties) hereby (a) authorize and instruct the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement (and make amendments and modifications to the Intercreditor Agreement contemplated by the Intercreditor Agreement) on their behalf and to act on their behalf thereunder, (b) agree to be bound by the terms of the Security Documents as if they were a party thereto and (c) agree not to contest the Collateral Agent’s actions taken or omitted to be taken pursuant to the Security Documents or contemplated thereby.

12.11.         Indemnification. The Lenders agree to indemnify each Agent, in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their Applicable Percentage in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and all the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to an Agent resulting from such Agent’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 12.11 shall survive the payment of the Loans and all other amounts payable hereunder.

12.12.         Collateral Release. In addition to any provisions of the Security Documents, each of the Secured Parties irrevocably authorize the Collateral Agent, and the Collateral Agent hereby agrees,

(a)          to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon the Final Date, (ii) that is sold or disposed of or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Security Document to a Person that is not a Credit Party, including the Equity Interests and property of any Subsidiary Guarantor that was, or is to be, sold or disposed in a transaction permitted hereunder, (iii) that constitutes “Excluded Property” (as such term is defined in the Security Agreement) or (iv) as otherwise provided for in the Intercreditor Agreement;

(b)          to release any Subsidiary Guarantor from its obligations under this Agreement and other Credit Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)          to subordinate or release any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is granted pursuant to clauses (f), (r) or (u) of the definition of “Permitted Liens”.

Upon request by the Collateral Agent at any time, the Borrower will provide an officer’s certificate confirming the permissibility under the Credit Documents of any transaction in connection with which the any Credit Party is seeking a release of Collateral under this Section 12.12. In connection with any release or subordination pursuant to this Section 12.12, the Collateral Agent shall promptly (i) execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such release or subordination and (ii) deliver to the Credit Parties any portion of such Collateral so released in possession of the Collateral Agent.

12.13.         Secured Hedge Obligations and Secured Cash Management Obligations.

(a)          Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 11.2, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than solely in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

(b)          Each Secured Party hereby agrees that the benefit of the provisions of the Credit Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Agent or a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Administrative Agent) this Section 12 and Sections 5.4, Sections 13.5, 13.8, and 13.16 and the Intercreditor Agreement, and the decisions and actions of any Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (x) such Secured Party shall be bound by Section 13.5 only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (y) each of the Agents and the Lenders party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (z) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Security Document.

SECTION 13.         Miscellaneous.

13.1.          Amendments and Waivers.

(a)          Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce or extend the time for payment of any amortization payment hereunder (excluding, for clarity, voluntary and mandatory prepayments) or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest, Fee or prepayment premium payable hereunder (other than as a result of waiving the applicability of Section 2.8(c)), or amend or modify any provisions of Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” or “Applicable Percentage” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, (iii) amend, modify or waive any provision of Section 12 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent, (iv) amend, modify or waive any provision of Section 5.3(a) or Section 5.3(c) without the written consent of each Lender directly and adversely affected thereby, (v) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or, except as permitted in Section 12.12, release all or substantially all of the Collateral granted under the Security Agreement without the prior written consent of each Lender, or (vi) amend Section 2.9 so as to permit Interest Period intervals greater than six months without the consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former po-

sitions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Notwithstanding anything to the contrary contained in this Section 13 or otherwise in this Agreement or any other Credit Document, (i) this Agreement and any other Credit Document may be amended, supplemented or otherwise modified to effect the provisions of Sections 2.15, 3.1 and 3.2 with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender, (ii) this Agreement and any other Credit Document may be amended, supplemented or otherwise modified, or any provision thereof waived, with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender, if such amendment, supplement, modification or waiver is delivered in order to (A) cure ambiguities, omissions, mistakes or defects or (B) cause any Security Document to be consistent with this Agreement and the other Credit Documents, (iii) without the consent of any Lender, the Borrower and the Administrative Agent or any other collateral agent may enter into any amendment, supplement, waiver or modification of any Credit Document, or enter into any new agreement or instrument, to join any additional Credit Parties to the Credit Documents, to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interests for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document, (iv) the Borrower, the other Credit Parties and the Administrative Agent or any other collateral agent may, without the consent of any Lender, enter into any amendment, supplement, waiver or modification of the Security Agreement or any other Security Document (A) to cause Liens securing any Junior Lien Obligations (or any Permitted Refinancing Indebtedness thereof) to be secured by the Collateral on a Junior Lien Priority basis to the Liens on the Collateral securing the Obligations or (B) to cause Liens securing any Other Passu Pari Passu Lien Obligations (or any Permitted Refinancing Indebtedness thereof) to be secured by the Collateral on a pari passu basis with the Obligations and (v) the Administrative Agent’s Fee Letter may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. The Administrative Agent shall make available to the Lenders copies of each amendment or other modification to this Agreement.

(b)          [Reserved]

(c)          Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitments and the outstanding Loans will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for any amortization payment or payment of interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender (other than as a result of waiving the applicability of Section 2.8(c)) or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

13.2.          Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and in the case of the other parties hereto to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Wabash National Corporation.
1000 Sagamore Parkway South
Lafayette, Indiana 47905
Attention: Chief Financial Officer
Telephone: (765) 771-5496
Facsimile: (765) 771-5308

with a copy to:

Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
Attention: Michael J. Silver, Esq.
Facsimile: (410) 659-2701

The Administrative Agent:	Morgan Stanley Senior Funding, Inc.
1 Pierrepont Plaza, 7th Floor
Brooklyn, NY 11201
Attention: Amanze Iregbulem
Telephone: (718) 754-6740
Email: amanze.iregbulem@morganstanley.com

with a copy to:

Morgan Stanley Senior Funding, Inc.
1 Pierrepont Plaza, 7th Floor
Brooklyn, NY 11201
Attention: Michael Gavin
Telephone: (718) 754 4041
Facsimile: (718) 233 1890
Email: Michael.A.Gavin@morganstanley.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.

13.3.          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4.          Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5.          Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses (other than Taxes) incurred in connection with the syndication, preparation, negotiation and execution of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of this Agreement and the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one counsel to the Agents and, if necessary, one local counsel in any applicable jurisdiction, and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel for each group of affected Indemnified Parties, (b) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights (including workout proceedings) under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Agents and Lenders and, if necessary, one local counsel in any applicable jurisdiction, and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel for each group of affected Indemnified Parties and (c) to pay, indemnify, and hold harmless each Lender, the Collateral Agent and the Administrative Agent and their respective directors, officers, employees, trustees, agents and affiliates (the “Indemnified Parties”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, excluding any Taxes (other than Taxes representing losses or damages with respect to any non-Tax claims), whether brought by any Credit Party, any stockholder or creditor of any Credit Party, or any other Person, including the reasonable fees, disbursements and other charges of one counsel to the Indemnified Parties and, if necessary, one local counsel in any applicable jurisdiction, and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel for each group of affected Indemnified Parties, with respect to the execution, delivery, enforcement, performance (and, with respect to each Agent and its directors, officers, employees, trustees and agents, syndication, administration of this Agreement) of the Credit Documents and any actual or proposed use of proceeds of any Loan, including any of the foregoing in connection with or arising out of any pres-

ence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Credit Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Credit Party or any of its Subsidiaries, if and to the extent required by law or necessary to preserve the value of any Real Property Collateral (all the foregoing in this clause (c), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to Indemnified Parties with respect to indemnified liabilities arising from (x) the gross negligence, bad faith or willful misconduct of the party to be indemnified (as determined in a final non-appealable judgment by a court of competent jurisdiction) or (y) any dispute solely between or among Indemnified Parties other than any claims against an Indemnified Party in its capacity or in fulfilling its role as an administrative agent, collateral agent or arranger or any similar role hereunder (excluding their role as a Lender) and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6.          Successors and Assigns; Participations and Assignments.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)          Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)         except with respect to any assignment made within 30 days of the Closing Date in connection with the primary syndication of the Initial Loans, the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that if the Borrower has not consented to any such assignment or objected thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, if the Administrative Agent has been informed thereof, the Administrative Agent shall provide a second notice to the Borrower (the “Second Consent Notice”); provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 3 Business Days after having received the Second Consent Notice; and

(B)         the Administrative Agent (provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund);

provided, further, however, notwithstanding the foregoing or anything to the contrary set forth herein (x) the Borrower and its Subsidiaries and their Affiliates may not be assignees of any Loans (but the Borrower and its Subsidiaries may make Discounted Voluntary Prepayments in accordance with Section 5.1(c)) and (y) no natural person may be an assignee or Participant with respect to any Loans.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment by a Lender to an Affiliate of such Lender or an Approved Fund with respect to such Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and integral multiples of $1,000,000 in excess thereof, or if less, all of such Lender’s remaining Loans and Commitments unless the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of a Lender shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations un-

der this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5 in respect of matters occurring prior to such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)        The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time and the portion of principal amount and stated interest of the Obligations assigned or transferred (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Administrative Agent and its Affiliates, the Borrower and, with respect to its own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. The Register shall be available for inspection by the Borrower, Administrative Agent and any Lender (solely with respect to its Obligations and/or Commitment), at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(c)

(i)          Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than in each case the Borrower or any Affiliate thereof (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely re-

sponsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 13.1(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 (subject to the requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, and except to the extent such entitlement to a greater payment results from a change in any Requirement of Law after the Participant became a Participant, which change in Requirement of Law entitles or would have entitled the applicable Lender to receive such payment.

(iii)        Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent (and if required by an applicable Requirement of Tax Law or in connection with a Tax audit of the Borrower, the Borrower) at any reasonable time and from time to time upon reasonable prior notice.

(d)          Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made their initial Borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit D, as the case may be, evidencing the Loans owing to such Lender. Promptly following the termination of this Agreement, each Lender shall use commercially reasonable efforts to return to the Borrower each promissory note issued to it.

(e)          Subject to compliance with Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all Information (including any and all financial information) in such Lender’s possession concerning the Borrower and its Subsidiaries that has been delivered to such Lender by or on behalf of the Borrower and its Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Subsidiaries in connection with such Lender’s credit evaluation of the Borrower and its Subsidiaries prior to becoming a party to this Agreement.

13.7.          Replacements of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.10, 2.11 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby” pursuant to Section 13.1(a), does not consent when the consent of the Required Lenders has been obtained, but the consent of other remaining Lenders has not been obtained; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Sections 2.8, 2.10, 2.11, 2.13, 4.1, 5.1 (assuming such Section had not been amended pursuant to such amendment to remove or delete the premium set forth therein), 5.4 or 13.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender.

13.8.          Adjustments; Set-off.

(a)          If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.1(d) or (e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9.          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10.         Severability. Any provision of any Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11.         Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12.         GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13.         Submission to Jurisdiction; Waivers. Each Credit Party hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at the address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.

13.14.         Acknowledgments. The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)          neither the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no Joint Venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

13.15.         WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16.         Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the disclosing party shall use commercially reasonable efforts (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) to promptly notify the Borrower, in advance thereof, to the extent practicable and lawfully permitted to do so), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party shall use commercially reasonable efforts (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) to promptly notify the Borrower, in advance thereof, to the extent practicable and lawfully permitted to do so), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent, the Collateral Agent or any Lender or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (iii) to any rating agency when required by it, and (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party that is not to the disclosing party’s knowledge subject to confidentiality obligations to the Borrower or any of its Subsidiaries. For purposes of this Section, “Information” means all information received by or on behalf of a Credit Party or any of its respective Subsidiaries relating to a Credit Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non confidential basis prior to disclosure by any Obligor or any of its respective Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.17.         Direct Website Communications.

(a)          Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to msagency@ms.com. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(b)          Each Credit Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). Each Credit Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE CREDIT PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE CREDIT PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE

RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

13.18.         PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

13.19         Intercreditor Agreement. Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, and (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Agent on behalf of each Lender. Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Intercreditor Agreement and, in the event of a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

WABASH NATIONAL CORPORATION,
as the Borrower

By:	/s/ Mark J. Weber
Name: Mark J. Weber
Title: SVP-CFO

[Signature Page to term loan credit agreement]

Morgan Stanley Senior Funding, INC.,
as Administrative Agent and as a Lender

By:	/s/ Henrik Sandstrom
Name: Henrik Sandstrom
Title: Authorized Signatory

[Signature Page to term loan credit agreement]

SCHEDULE 1.1(b)

Commitments of Lenders

Lender	Commitment
Morgan Stanley Senior Funding, Inc.	100%

SCHEDULE 8.1(b)

Capitalization of Borrower

Borrower has authorized 200,000,000 shares of authorized common stock of which 68,324,259 are currently issued and outstanding; and 25,000,000 shares of preferred stock,352,000 shares of which have been designated as Series B 6% Cumulative Convertible Exchangeable Preferred Stock, 170,000 shares of which have been designated as Series C 5.5% Convertible Preferred Stock, 300,000 shares of which have been designated as Series D Junior Participating Preferred Stock, each with the rights and preferences indicated in the applicable Certificate of Designations, Preferences and Rights as filed with the Secretary of State of the State of Delaware.No shares of Preferred Stock are issued and outstanding.

SCHEDULE 8.1(c)

Capitalization of Borrower’s Subsidiaries

Name	Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized
Wabash National, L.P.	N/A	N/A	Wabash National Corporation** and Wabash National Trailer Centers, Inc.*	N/A
Wabash Wood Products, Inc.	Common Stock	100	Wabash National Corporation: 100	100
Transcraft Corporation	Common Stock Preferred Stock	915 -	Wabash National Corporation: 915	3,000 17,000
Wabash National Trailer Centers, Inc.	Common Stock Preferred Stock	100 -	Wabash National Corporation: 100	400 100
Cloud Oak Flooring Company, Inc.	Common Stock	890	Wabash National Corporation: 890	1,000
Wabash National Manufacturing, L.P.	N/A	N/A	Wabash National Corporation* and Wabash National Trailer Centers, Inc.**	N/A
Wabash National Services, L.P.	Partnership Interests	N/A	Wabash National Trailer Centers, Inc.* and Wabash National , L.P.**	N/A
WNC Receivables Management Corp.	Common Stock	50	Wabash National Corporation: 50	100
WNC Receivables, LLC	Membership Interests	N/A	Wabash National Trailer Centers, Inc.: 50% Wabash National L.P.: 50%	N/A
Wabash Financing LLC	Membership Interests	N/A	Wabash National Corporation: 100%	N/A
FTSI Distribution Company, L.P.	Partnership Interests	N/A	Wabash National Corporation** and Wabash National Trailer Centers, Inc.*	N/A

National Trailer Funding, L.L.C.	Membership Interests	N/A	Wabash National Trailer Centers, Inc.	N/A
Continental Transit Corporation	Common Stock	100	Wabash National Corporation: 100	100
Walker Group Holdings LLC	Membership Interests	N/A	N/A	N/A
Brenner Tank LLC	Membership Interests	N/A	Walker Group Holdings LLC:	N/A
Brenner Tank Services LLC	Membership Interests	N/A	Brenner Tank LLC	N/A
Garsite/Progress LLC	Membership Interests	N/A	Walker Group Holdings LLC	N/A
Walker Stainless Equipment Company LLC	Membership Interests	N/A	Walker Group Holdings LLC:	N/A
Bulk Solutions LLC	Membership Interests	N/A	Walker Group Holdings LLC	N/A
Wabash International Holdings, Inc.	Common Stock	100	Wabash National Corporation: 100%	100
Wabash UK Holdings Limited	Ordinary Shares	999	Wabash International Holdings, Inc.	999
Bulk Systems Mexico, S. de R.L. de C.V	Equity Quota	4	Walker Stainless Equipment Company LLC: 50% Brenner Tank LLC: 50%	N/A
Bulk Tank International, S. de R.L. de C.V.	Equity Quota	4	Walker Stainless Equipment Company LLC: 50% Brenner Tank LLC: 50%	N/A
Bulk Services, S. de R.L. de C.V	Equity Quota	4	Walker Stainless Equipment Company LLC: 50% Brenner Tank LLC: 50%	N/A
Extract Technology Limited	Ordinary Shares	671	Walker Group Holdings LLC	N/A
Extract Technology Pte Ltd.	Ordinary Shares	2	Extract Technology Limited	N/A
*	Indicates a general partner
**	Indicates a limited partner

Wabash National Corporation also had 1,948,676 stock options outstanding as of May 8, 2012.

Pursuant to the Permitted Convertible Notes, the indebtedness provided thereby is convertible under certain circumstances, at the option of Wabash National Corporation into common stock $0.01 par value of Wabash National Corporation.

SCHEDULE 8.6(a)

Jurisdiction of Organization

Name	Jurisdiction of Organization
Wabash National Corporation	DE
Wabash National, L.P.	DE
Wabash Wood Products, Inc.	AR
Transcraft Corporation	DE
Wabash National Trailer Centers, Inc.	DE
Cloud Oak Flooring Company, Inc.	AR
Wabash National Manufacturing, L.P.	DE
Wabash National Services, L.P.	DE
FTSI Distribution Company, L.P.	DE
National Trailer Funding, L.L.C.	DE
Continental Transit Corporation	IN
Walker Group Holdings LLC	TX
Brenner Tank LLC	WI
Brenner Tank Services LLC	WI
Garsite/Progress LLC	TX
Walker Stainless Equipment Company LLC	DE
Bulk Solutions LLC	TX
Wabash International Holdings, Inc.	DE
WNC Receivables Management Corp.	DE
WNC Receivables, LLC	DE
Wabash Financing LLC	DE
Wabash UK Holdings Limited	United Kingdom

Bulk Systems Mexico, S. de R.L. de C.V.	Mexico
Bulk Tank International S. de R.L. de C.V.	Mexico
Bulk Services S. de R.L. de C.V	Mexico
Extract Technology Limited	United Kingdom
Extract Technology Pte Ltd.	Singapore

SCHEDULE 8.6(b)

Chief Executive Offices

Entity	Address of Chief Executive Office

Wabash National Corporation

Wabash National Trailer Centers, Inc.

Wabash National, L.P.

Wabash National Services, L.P.

Continental Transit Corporation

FTSI Distribution Company, L.P.

Wabash National Manufacturing, L.P.

National Trailer Funding, L.L.C.

Wabash International Holdings, Inc.

P.O. Box 6129 Lafayette, Indiana 47903 1000 Sagamore Parkway South Lafayette, Indiana 47905
Wabash Wood Products, Inc.	P.O. Box 597, 339 Industrial Park Rd. Harrison, Arkansas 72601
Transcraft Corporation	489 International Drive Cadiz, Kentucky 42211
Cloud Oak Flooring Company, Inc.	P.O. Box 540, 606 East Center Street Sheridan, Arkansas 72150
Walker Group Holdings LLC Garsite/Progress LLC Walker Stainless Equipment Company LLC	625 W. State Street New Lisbon, WI 53950
Brenner Tank LLC Brenner Tank Services LLC	450 Arlington Avenue, Fond du Lac, WI 54935
Bulk Solutions LLC Bulk Services, S. de R.L. de C.V. Bulk Tank International, S. de R.L. de C.V. Bulk Systems Mexico, S. de R.L. de C.V	Carretera QRO-SLP km. 58 Pargue Industrial Opcion San Jose Iturbide GTO 37890
Extract Technology Limited Extract Technology Pte Ltd.	Bradley Junction Industrial Estate Huddersfield, West Yorkshire, UK

SCHEDULE 8.6(c)

Organizational Identification Numbers

Entity	Organizational I.D. Number	Tax I.D. Number
Wabash National Corporation	2273455	52-1375208
Wabash National, L.P.	3067889	35-2080779
Wabash Wood Products, Inc.	AR100160973	71-0812121
Transcraft Corporation	3014313	13-4067585
Wabash National Trailer Centers, Inc.	2735206	35-2012484
Cloud Oak Flooring Company, Inc.	AR100108157	71-0747690
Wabash National Manufacturing, L.P.	3277493	43-1900264
Wabash National Services, L.P.	3066179	35-2080781
FTSI Distribution Company, L.P.	3132296	35-2091340
National Trailer Funding, L.L.C.	3107585	36-4324443
Continental Transit Corporation	198508-844	35-1652755
Walker Group Holdings LLC	800701712	37-1528973
Brenner Tank LLC	B045510	39-2034630
Brenner Tank Services LLC	B045781	39-2036936
Garsite/Progress LLC	800774304	75-3231169
Walker Stainless Equipment Company LLC	2544919	41-2216106
Bulk Solutions LLC	801023526	80-0256391

SCHEDULE 8.6(d)

Commercial Tort Claims

None.

SCHEDULE 8.7(b)

Litigation

Bernard Krone Industria v. Wabash National Corporation, Case No. 459 2001 (4th Civil Law Court of Curitiba, State of Parana, Brazil). As disclosed in the Company’s Form 10-K filing on February 27, 2012, and reported to Lenders on or about November 28, 2011 - on November 22, 2011, the Fourth Civil Court of Curitiba partially granted claims against Wabash, and ordered Wabash to pay plaintiff lost profits, compensatory, economic and moral damages in the amount of approximately R$26.7 million (Brazilian Reais), which is approximately $15.3 million U.S. dollars using current exchange rates and exclusive of any potentially court-imposed interest, fees or inflation adjustments (which are currently estimated at a maximum of approximately $63 million, at current exchange rates, but may change with the passage of time and/or the discretion of the court at the time of final judgment in this matter). Due, in part, to the amount and type of damages awarded by the Fourth Civil Court of Curitiba, Wabash immediately filed for clarification of the judgment, which renders the judgment unenforceable at this time. Upon receipt of a clarified judgment from the Fourth Civil Court of Curitiba, Wabash will also appeal the judgment to the State of Paraná Court of Appeals. The Court of Appeals has the authority to re-hear all facts presented to the lower court, as well as to reconsider the legal questions presented in the case, and to render a new judgment in the case without regard to the lower court's findings. Pending outcome of this appeal process, any judgment is not enforceable by the plaintiff. Insurance does not cover any potential liability in this case.

SCHEDULE 8.11

Benefit Plans

None.

SCHEDULE 8.12

Environmental Matters

New Lisbon, WI. Residual volatile organic compound (“VOC”) contamination is present onsite and offsite from a historical release of chlorinated solvents onsite that received closure in 2005. There is no indication that vapor intrusion surveys were conducted as part of closure activities. The state could require vapor intrusion surveys in the future or the Company could incur tort liability associated with vapor intrusion. ERM estimated costs for the Most Likely Case (MLC)2 at $400,000 and the Reasonable Worst Case (RWC)3 at $800,000 for these issues over a period of 2-5 years.

Guanajuato, Mexico. From 2000 to 2011, the site operated without various environmental permits and plans before entering into audit programs with regulators to correct its noncompliance. The site has not monitored air emission sources at the site. In addition, from 2000 to early 2012, the site disposed of hazardous wastes as non-hazardous waste. ERM estimated costs for the MLC at $125,000 and the RWC at $750,000 to address these issues over a period of 1-5 years.

Fond du Lac, WI. Areas of concern at the site include floor drains in manufacturing areas, hazardous materials and petroleum storage, former machine pits, spray paint booth, sand blasting area, and a former railroad. In 1986 the site was impacted by a petroleum release from an adjacent gas station. It is not known if this release has received closure. A former gas station located onsite received closure in 1996 but it is unclear if all tanks were removed. ERM estimated costs for the MLC at $250,000 and the RWC at $1,000,000 to address these issues over a period of 5-10 years.

Arthur, IL. There is confirmed contamination in soil and groundwater in the vicinity of the Test Building. Four registered USTs have been removed from the site but no closure sampling was conducted. There are at least two other USTs suspected to be at the site. Septic systems (still in place) serviced buildings used for manufacturing operations since at least the early 1950s. The East Warehouse formerly contained production operations and appears to have formerly contained a below-ground hydraulic lift. ERM estimated costs for the MLC at $250,000 and the RWC at $1,000,000 to address these issues over a period of 2-5 years.

Kansas City, KS. Areas of concern include tank testing operations, onsite disposal of sandblast material, a paint shop floor drain that discharged to the storm water system, management of test stand and test pad effluent, industrial discharges from the maintenance shop to a septic tank, floor drains in the main production building, abandoned USTs, and a 2008 fire that destroyed the tank testing building. A 1999 investigation of the tank testing area identified petroleum contamination in soil above applicable standards and a 2008 investigation found petroleum, VOCs, and semi-VOCs in soil above current residential and in some instances non-residential

2 The MLC represents an optimal scenario and assumes that no regulatory triggers for further assessment or remediation exist unless specifically stated. Typically, the MLC scenario covers costs that will likely be expended to investigate an issue, and assumes that costly additional issues will not arise from the investigation. The MLC does not take into account mitigating factors such as legal indemnities or third-party responsibility. In addition, ERM did not include fines, penalties or expenses associated with legal claims in its cost estimates.

3 The RWC represents a reasonably foreseeable worst case scenario for known and potential issues, based on currently available information. This scenario assumes that additional costs over and above the MLC costs would be expended to address issues and also makes assumptions regarding reasonably foreseeable actions that may be required to address known or suspected environmental issues. The RWC does not, however, consider an absolute worst case scenario, which could be up to an order of magnitude higher than the RWC for any given issue or at any given site. It should be noted that the RWC does not take into account mitigating factors such as legal indemnities or third-party responsibility. In addition, ERM did not include fines, penalties or expenses associated with legal claims in its cost estimates.

standards. ERM estimated costs for the MLC at $100,000 and the RWC at $500,000 to address these issues over a period of 5-10 years.

Former Facility, 610 & 636 Adams St. and 15 Kansas Ave., Kansas City, KS. A 1995 investigation identified soil and groundwater impacts, including arsenic, petroleum hydrocarbons, a phthalate, metals, and low concentrations of chlorinated solvents. ERM estimated costs for the MLC at $250,000 and for the RWC at $500,000 over a period of five to ten years.

Environmental Liens

New Lisbon, Wisconsin

This property has residual VOC soil and groundwater contamination, which required registration of the residual groundwater plume and a deed restriction. The deed restriction requires maintenance and yearly inspection of impervious surfaces where contamination is documented. Future earthmoving activities in the area of contamination require screening of soil for contamination and precautions to protect workers from direct exposure to contamination.

Fond du Lac, Wisconsin

The Fond du Lac, Wisconsin site is subject to a groundwater use restriction that was instituted as part of remediation of a solvent release at the adjacent former RB Royal site.  The RB Royal site received closure from WDNR in 2003.  The Fond du Lac site receives its water supply from the City of Fond du Lac.

Mauston, Wisconsin

In 2001, metals and petroleum were identified in soil near the onsite septic field. The site was entered into the Wisconsin Environmental Repair Program (WI ERP) and in 2002 the WDNR issued a closure letter with a deed restriction of proper management of impacted material if excavated

SCHEDULE 8.13

Intellectual Property

Below is a listing of all material trademarks, trade names, copyrights, patents, and licenses as to which any Borrower or one of its Subsidiaries is the owner or is an exclusive licensee.

Trademark	Serial. No.	Reg. No.	Status	Country	Owner
524	77/548148	3594651	Registered	United States of America	Transcraft Corporation
724	77/548149	3594652	Registered	United States of America	Transcraft Corporation
BENSON	1427425	786550	Registered	Canada	Transcraft Corporation
BENSON	989193	1113433	Registered	Mexico	Transcraft Corporation
BENSON	77/547110	3638140	Registered	United States of America	Transcraft Corporation
DESIGN	1427426	772825	Registered	Canada	Transcraft Corporation
DESIGN	989191	1136500	Registered	Mexico	Transcraft Corporation
DESIGN	74/652884	2022972	Registered	United States of America	Transcraft Corporation
DESIGN	77/547031	3716481	Registered	United States of America	Transcraft Corporation
IRONMAN	77/693170	1486474	Abandoned	United States of America	Transcraft Corporation
IRONMAN II	76/693172		Abandoned	United States of America	Transcraft Corporation
IWT	77/548145	3594650	Registered	United States of America	Transcraft Corporation
MOAT	77/548157	3594654	Registered	United States of America	Transcraft Corporation
SUPER-BEAM		440538	Registered	Canada	Transcraft Corporation
SUPER-BEAM	179272	448174	Registered	Mexico	Transcraft Corporation
SUPER-BEAM	74/381525	1812055	Registered	United States of America	Transcraft Corporation
TRANSCRAFT	699152	411881	Registered	Canada	Transcraft Corporation
TRANSCRAFT	179271	464131	Registered	Mexico	Transcraft Corporation
TRANSCRAFT	76/386313	2677629	Registered	United States of America	Transcraft Corporation
TRANSCRAFT	75/623607	2319011	Registered	United States of	Transcraft

				America	Corporation
TRANSCRAFT D-EAGLE	76/341486	2651789	Registered	United States of America	Transcraft Corporation
TRANSCRAFT EAGLE		418885	Registered	Canada	Transcraft Corporation
TRANSCRAFT EAGLE	180739	449105	Registered	Mexico	Transcraft Corporation
TRANSCRAFT EAGLE	74/133824	1692844	Registered	United States of America	Transcraft Corporation
TRANSCRAFT EAGLE II	76/341481	2639285	Registered	United States of America	Transcraft Corporation
ARCTIC LITE	76/408325	2744682	Registered	United States of America	Wabash National, L.P.
ArcticGreen	1502438		Filed	Canada	Wabash National, L.P.
COUPLERMATE	73/769697	1547270	Registered	United States of America	Wabash National, L.P.
DURAPLATE	1213297	677550	Registered	Canada	Wabash National, L.P.
DURAPLATE	651702	839457	Registered	Mexico	Wabash National, L.P.
DURAPLATE	651703	9105358	Registered	Mexico	Wabash National, L.P.
DURAPLATE	76/577873	3010104	Registered	United States of America	Wabash National, L.P.
DURAPLATE	75/113440	2177280	Registered	United States of America	Wabash National, L.P.
DURAPLATE	76/017487	2553821	Registered	United States of America	Wabash National, L.P.
DURAPLATE AEROSKIRT	1447133	794030	Registered	Canada	Wabash National, L.P.
DURAPLATE AEROSKIRT	1024934	1171480	Registered	Mexico	Wabash National, L.P.
DURAPLATE AEROSKIRT	77/685287	3785939	Registered	United States of America	Wabash National, L.P.
DURAPLATE HD	1278835	695747	Registered	Canada	Wabash National, L.P.
DURAPLATE HD	749392	920312	Registered	Mexico	Wabash National, L.P.
DURAPLATE HD	78/704457	3141656	Registered	United States of America	Wabash National, L.P.
DURAPLATE XD-35	85/413845		Published Intent to Use	United States of America	Wabash National, L.P.
EZ SERIES	937393	1133164	Registered	Mexico	Wabash National, L.P.
EZ-7	76/264095	2792086	Registered	United States of America	Wabash National, L.P.

FREIGHTPRO	77/185855	3372448	Registered	United States of America	Wabash National, L.P.
OUR INNOVATION MOVES THE WORLD and Design	77/223601	3372759	Registered	United States of America	Wabash National, L.P.
ROADRAILER	597349	353129	Registered	Canada	Wabash National, L.P.
ROADRAILER	88/1304	332247	Registered	China (People’s Republic)	Wabash National, L.P.
ROADRAILER	1624164		Filed	India	Wabash National, L.P.
ROADRAILER	2007-117772	2439493	Registered	Japan	Wabash National, L.P.
ROADRAILER	60584	365646	Registered	Mexico	Wabash National, L.P.
ROADRAILER	2007/27213	2007/27213	Registered	South Africa	Wabash National, L.P.
ROADRAILER	72/118413	742259	Registered	United States of America	Wabash National, L.P.
ROADRAILER and Design	73/754590	1539255	Registered	United States of America	Wabash National, L.P.
SOLARGUARD	75/048815	2181015	Registered	United States of America	Wabash National, L.P.
SOLARGUARD and Design	77/186101	3372463	Registered	United States of America	Wabash National, L.P.
TRUST LOCK	76/361840	2940427	Registered	United States of America	Wabash National, L.P.
TRUST LOCK PLUS	1380407	778423	Registered	Canada	Wabash National, L.P.
TRUST LOCK PLUS	77/344736	3677245	Registered	United States of America	Wabash National, L.P.
WABASH	6601678	6601678	Registered	China (People’s Republic)	Wabash National, L.P.
WABASH	2241511	2241511	Registered	European Community	Wabash National, L.P.
WABASH	76/262685	2624209	Registered	United States of America	Wabash National, L.P.
WABASH NATIONAL	1236244	770401	Registered	Canada	Wabash National, L.P.
WABASH NATIONAL	770401		Filed	Canada	Wabash National, L.P.
WABASH NATIONAL	76/620527	3043990	Registered	United States of America	Wabash National, L.P.
WABASH NATIONAL	73/588293	1414152	Registered	United States of America	Wabash National, L.P.
WABASH NATIONAL and Design	74/510431	1921853	Registered	United States of America	Wabash National, L.P.

TST OVER 100 YEARS OF EXPERIENCE SERVICING YOU	76/019709	2444400	Registered	United States of America	Garsite/Progress LLC
TST	76/019328	2437131	Registered	United States of America	Garsite/Progress LLC
Brenner	76/051989	2,584,454	Registered	United States of America	Brenner Tank LLC
Brenner	77/514373	3575671	Registered	United States of America	Brenner Tank LLC
Shaker Tank	78/910314	3478227	Registered	United States of America	Brenner Tank LLC
Brenner		TMA602,042	Registered	Canada	Brenner Tank LLC
Brenner		697446	Registered	Mexico	Brenner Tank LLC
AeroTank	77/598016	3729678	Registered	United States of America	Walker Group Holdings LLC
Containing Excellence	77/709721	77/709721	Registered	United States of America	Walker Group Holdings LLC
Together, We Deliver	77/709856	77/709856	Registered	United States of America	Walker Group Holdings LLC
Containing Excellence		1434565	Registered	Canada	Walker Group Holdings LLC
Together, We Deliver		1434570	Registered	Canada	Walker Group Holdings LLC
AeroTank		1434153	Registered	Canada	Walker Group Holdings LLC
Walker		TMA533195	Registered	Canada	Walker Stainless Equipment Company, Inc.
Extract Technology		002625606	Registered	CTM	Extract Technology Limited
Extract Technology		02254988	Registered	United Kingdom	Extract Technology Limited
Extract Technology		T1114582D	Registered	Singapore	Extract Technology Limited
Carlisle Life Science		3062321	Registered	Australia	Extract Technology Limited
Carlisle Life Sciences		3062321	Registered	CTM	Extract Technology Limited
E EXTRACT		2010/45148	Registered	Turkey	Extract

TECHNOLOGY (Logo)		Technology Limited
Garsite/Progress LLC	Unregistered	Garsite/Progress LLC
Garsite, LLC	Unregistered	Garsite/Progress LLC
Garsite, LP	Unregistered	Garsite/Progress LLC
Garsite PD, Inc.	Unregistered	Garsite/Progress LLC
Ameritank	Unregistered	Garsite/Progress LLC
Alumitank	Unregistered	Garsite/Progress LLC
Tri-State Refueler	Unregistered	Garsite/Progress LLC
Garsite/TSR	Unregistered	Garsite/Progress LLC
Garsite, Inc.	Unregistered	Garsite/Progress LLC
New Progress, LLC	Unregistered	Garsite/Progress LLC
Progress Industries	Unregistered	Garsite/Progress LLC
Progress, Inc.	Unregistered	Garsite/Progress LLC (d/b/a Tri-State Tank)
Eagle Tank	Unregistered	Garsite/Progress LLC (d/b/a Tri-State Tank)
Sutton Tank	Unregistered	Garsite/Progress LLC (d/b/a Tri-State Tank)
Tri State Tank	Unregistered	Brenner Tank LLC
Brenner Tank Services	Unregistered	Brenner Tank LLC
Brenner Tank Houston	Unregistered	Brenner Tank LLC
Brenner Tank Ashland	Unregistered	Brenner Tank LLC
Brenner Tank Services LLC	Unregistered	Brenner Tank LLC
Brenner Tank Gonzales	Unregistered	Brenner Tank LLC

Tradename	Registration Number	Status	Owner	State/Country
Wabash National Trailer Centers, Inc.	286131	Registered	Wabash National Trailer Centers, Inc.	AZ, United States
Wabash National Trailer Centers, Inc.	576691	Registered	Wabash National Trailer Centers, Inc.	LA, United States

Patent Registration No.	Country	Name	Owner
5221103	United States	Quick Change Slider Panel and Installation Method for Flatbed Trailer	Wabash National, L.P.
5152228	United States	Universal Coupling Adapter for Rail-Highway Vehicles	Wabash National, L.P.
5218794	United States	Movable Deck System	Wabash National, Corporation
5439266	United States	Riveted Plate Trailer Construction	Wabash National, L.P.
5607200	United States	Curtain Securing Mechanism	Wabash National, Corporation
2265405	Canada	Composite Joint Configuration	Wabash National, L.P.
2551863	Canada	Composite Joint Configuration	Wabash National, L.P.
2531934	Canada	Composite Joint Configuration	Wabash National, L.P.
2264311	Canada	Composite Joint Configuration	Wabash National, L.P.
226534	Mexico	Composite Joint Configuration	Wabash National, L.P.
5860693	United States	Composite Joint Configuration	Wabash National, L.P.
6220651	United States	Composite Joint Configuration	Wabash National, L.P.
6412854	United States	Composite Joint Configuration	Wabash National, L.P.
7069702	United States	Composite Joint Configuration	Wabash National, L.P.
6986546	United States	Composite Joint Configuration	Wabash National, L.P.
5876089	United States	Trailer with Horizontal Logistics Splice and Vertical Dummy Splice Members	Wabash National, L.P.
2306109	Canada	Coining Offset into Edge of Composite Plate Members for Forming Trailer Doors and Walls	Wabash National, L.P.
221977	Mexico	Coining Offset into Edge of Composite Plate Members for Forming Trailer Doors and Walls	Wabash National, L.P.

5938274	United States	Coining Offset into Edge of Composite Plate Members for Forming Trailer Doors and Walls	Wabash National, L.P.
5997076	United States	Logistics at Composite Panel Vertical Joints	Wabash National, L.P.
1337027	Canada	Railway Highway Vehicle	Wabash National, L.P.
280804	Mexico	Interlocking Joint for a Wall or Door of a Trailer	Wabash National, L.P.
7500713	United States	Interlocking Joint for a Wall or Door of a Trailer	Wabash National, L.P.
7862103	United States	Interlocking Joint for a Wall or Door of a Trailer	Wabash National, L.P.
7588286	United States	Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.
7762618	United States	Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.
7931328	United States	Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.
7677642	United States	Butt Joint for Trailer Side Wall	Wabash National, L.P.
275443	Mexico	Integrated Rear Impact Guard and Pintle Hook Assembly	Wabash National, L.P.
7527309	United States	Integrated Rear Impact Guard and Pintle Hook Assembly	Wabash National, L.P.
277226	Mexico	Composite Panel for a Trailer Wall	Wabash National, L.P.
7722112	United States	Composite Panel for a Trailer Wall	Wabash National, L.P.
129512	Canada	Skylight	Wabash National, L.P.
7878574	United States	Vehicle Skylight and Method for Installing Same	Wabash National, L.P.
D619505	United States	Skylight	Wabash National, L.P.
124995	Canada	Hold Down Device	Wabash National, L.P.
D573874	United States	Hold Down Device	Wabash National, L.P.
235246	Mexico	Composite Joint Configuration	Wabash National, L.P.
6199939	United States	Composite Joint Configuration	Wabash National, L.P.
227480	Mexico	Semi-Tractor Fifth Wheel Sensor and Rail Car Stanchion Sensor for a Trailer	Wabash National, L.P.
2361169	Canada	Door Lock for a Semi-Trailer	Wabash National, L.P.
249171	Mexico	Door Lock for a Semi-Trailer	Wabash National,

L.P.
6886870	United States	Door Lock for a Semi-Trailer	Wabash National, L.P.
2363379	Canada	Method of Attaching a Logistics Rail to a Trailer Side Wall	Wabash National, L.P.
230209	Mexico	Method of Attaching a Logistics Rail to a Trailer Side Wall	Wabash National, L.P.
6662424	United States	Method of Attaching a Logistics Rail to a Trailer Side Wall	Wabash National, L.P.
2355755	Canada	Seven-Way Trailer Connector	Wabash National, L.P.
229853	Mexico	Seven-Way Trailer Connector	Wabash National, L.P.
6450833	United States	Seven-Way Trailer Connector	Wabash National, L.P.
222456	Mexico	Brake Lamp Illumination on a Trailer by Sensing Wheel Speed Deceleration	Wabash National, L.P.
6870473	United States	Corner-Post Mounted, Status Light Display for a Semi-Trailer	Wabash National, L.P.
6824341	United States	Integrated Anchoring System and Composite Plate for a Trailer Side Wall Joint	Wabash National, L.P.
7134820	United States	Integrated Anchoring System and Composite Plate for a Trailer Side Wall Joint	Wabash National, L.P.
2074987	Canada	Plate Wall Trailer	Wabash National, L.P.
5195800	United States	Plate Wall Trailer	Wabash National, L.P.
2456467	Canada	Sidewall of a Semi-Trailer Having a High Baserail	Wabash National, L.P.
244493	Mexico	Sidewall of a Semi-Trailer Having a High Baserail	Wabash National, L.P.
7114762	United States	Sidewall of a Semi-Trailer Having a High Baserail	Wabash National, L.P.
1327288	Canada	Train of Highway Trailers Using Improved Railroad Truck Suspension	Wabash National, L.P.
MXa2007015621 (pending)	Mexico	Composite Joint Configuration	Wabash National, L.P.
2565510 (pending)	Canada	Fused Thermoplastic Scuff and Wall Plate	Wabash National, L.P.
MXa2007001905 (pending)	Mexico	Fused Thermoplastic Scuff and Wall Plate	Wabash National, L.P.
2578627 (pending)	Canada	Interlocking Joint for a Wall or Door of a Trailer	Wabash National, L.P.
2599678 (pending)	Canada	Logistics Panel for Use in a Sidewall of a Trailer and Method of Forming Same	Wabash National, L.P.
MXa2007012452 (pending)	Mexico	Method of Forming a Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.

11/856298 (pending)	United States	Method of Forming a Logistics Panel for Use in a Sidewall of a Trailer	Wabash National, L.P.
2617996 (pending)	Canada	Butt Joint for Trailer Side Wall	Wabash National, L.P.
2714890 (pending)	Canada	Butt Joint for Trailer Side Wall	Wabash National, L.P.
MXa2008000612 (pending)	Mexico	Butt Joint for Trailer Side Wall	Wabash National, L.P.
MXa2010010808 (pending)	Mexico	Butt Joint for Trailer Side Wall	Wabash National, L.P.
12/573229 (pending)	United States	Butt Joint for Trailer Side Wall	Wabash National, L.P.
2601396 (pending)	Canada	Trailer Rear Door Frame with Angled Rear Sill	Wabash National, L.P.
MXa2007011716 (pending)	Mexico	Trailer Rear Door Frame with Angled Rear Sill	Wabash National, L.P.
11/846100 (pending)	United States	Trailer Rear Door Frame with Angled Rear Sill	Wabash National, L.P.
2574568 (pending)	Canada	Integrated Rear Impact Guard and Pintle Hook Assembly	Wabash National, L.P.
2604282 (pending)	Canada	Composite Panel for a Trailer Wall	Wabash National, L.P.
2706474 (pending)	Canada	Vehicle Skylight and Method for Installing Same	Wabash National, L.P.
MXa2010005687 (pending)	Mexico	Vehicle Skylight and Method for Installing Same	Wabash National, L.P.
2695743 (pending)	Canada	Multi-Layer Hold Down Assembly	Wabash National, L.P.
2008801146802 (pending)	China	Multi-Layer Hold Down Assembly	Wabash National, L.P.
MXa2010001810 (pending)	Mexico	Multi-Layer Hold Down Assembly	Wabash National, L.P.
12/259440 (pending)	United States	Multi-Layer Hold Down Assembly	Wabash National, L.P.
61/372259 (pending)	United States	Composite Panel Having Perforated Foam Core	Wabash National, L.P.
2717603 (pending)	Canada	Method for Mounting Logistics Strips to an Inner Surface of a Storage Container Wall	Wabash National, L.P.
MXa2010009591 (pending)	Mexico	Method for Mounting Logistics Strips to an Inner Surface of a Storage Container Wall	Wabash National, L.P.
US2009/036630 (pending)	Patent Cooperation Treaty	Method for Mounting Logistics Strips to an Inner Surface of a Storage Container Wall	Wabash National, L.P.
12/400978 (pending)	United States	Method for Mounting Logistics Strips to an Inner Surface of a Storage Container Wall	Wabash National, L.P.
2718131 (pending)	Canada	Door Locking Assembly for a Storage Container	Wabash National, L.P.

MXa2010009606 (pending)	Mexico	Door Locking Assembly for a Storage Container	Wabash National, L.P.
US2009/037522 (pending)	Patent Cooperation Treaty	Door Locking Assembly for a Storage Container	Wabash National, L.P.
12/406563 (pending)	United States	Door Locking Assembly for a Storage Container	Wabash National, L.P.
2683036 (pending)	Canada	Trailer Coupler Assembly Including a Sacrificial Anode	Wabash National, L.P.
MXa2009011329 (pending)	Mexico	Trailer Coupler Assembly Including a Sacrificial Anode	Wabash National, L.P.
12/582267 (pending)	United States	Trailer Coupler Assembly Including a Sacrificial Anode	Wabash National, L.P.
2657870 (pending)	Canada	Roof Assembly for a Storage Container	Wabash National, L.P.
MXa2009002761 (pending)	Mexico	Roof Assembly for a Storage Container	Wabash National, L.P.
12/400384 (pending)	United States	Roof Assembly for a Storage Container	Wabash National, L.P.
US2010/31173 (pending)	Patent Cooperation Treaty	Side Skirt and Side Underride Cable System for a Trailer	Wabash National, L.P.
12/760798 (pending)	United States	Side Skirt System for a Trailer	Wabash National, L.P.
12/760802 (pending)	United States	Side Underride Cable System for a Trailer	Wabash National, L.P.
NOT AVAILABLE (pending)	Australia	Foldable Mobile Storage Container	Wabash National, L.P.
NOT AVAILABLE (pending)	Canada	Foldable Mobile Storage Container	Wabash National, L.P.
NOT AVAILABLE (pending)	Mexico	Foldable Mobile Storage Container	Wabash National, L.P.
12/577490 (pending)	United States	Foldable Mobile Storage Container	Wabash National, L.P.
2696490 (pending)	Canada	Panel for a Storage Container	Wabash National, L.P.
MXa2010002797 (pending)	Mexico	Panel for a Storage Container	Wabash National, L.P.
12/721027 (pending)	United States	Panel for a Storage Container	Wabash National, L.P.
20100102156 (pending)	Argentina	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.
SP-00176-10 (pending)	Bolivia	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.
US2010/038799 (pending)	Patent Cooperation Treaty	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.

12/816740 (pending)	United States	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.
10-00982 (pending)	Venezuela	Semi-Trailer for Transporting Circular Objects	Wabash National, L.P.
2706141 (pending)	Canada	Visual Signaling Indicator and Assembly for a Tractor Trailer	Wabash National, L.P.
MXa2010006189 (pending)	Mexico	Visual Signaling Indicator and Assembly for a Tractor Trailer	Wabash National, L.P.
12/793132 (pending)	United States	Visual Indicator Adaptor and Assembly for a Tractor Trailer	Wabash National, L.P.
13/023206 (pending)	United States	Visual Indicator Adaptor and Assembly for a Tractor Trailer	Wabash National, L.P.
2718779 (pending)	Canada	Modular Storage Container	Wabash National, L.P.
61/254907 (pending)	United States	Modular Storage Container	Wabash National, L.P.
13/113114 (pending)	United States	Overhead Door Assembly for a Storage Container	Wabash National, L.P.
19-Apr-2011 (pending)	Canada	Roof Assembly for Storage Container	Wabash National, L.P.
MXa2011/004150 (pending)	Mexico	Roof Assembly for Storage Container	Wabash National, L.P.
13/088596 (pending)	United States	Roof Assembly for Storage Container	Wabash National, L.P.
US2011/029310 (pending)	Patent Cooperation Treaty	Liquefied Air Refrigeration System for a Storage Container	Wabash National, L.P.
13/053807 (pending)	United States	Liquefied Air Refrigeration System for a Storage Container	Wabash National, L.P.
61/416107 (pending)	United States	Hinged Bottom Roller for Overhead Door Assembly	Wabash National, L.P.
61/430017 (pending)	United States	Fiber-Reinforced Floor System	Wabash National, L.P.
12/503234 (pending)	United States	Method of Making a One-Piece Sidewall Liner with Logistic Slot	Wabash National, L.P.
2611344 (pending)	Canada	Insulating Sheet and Refrigerated Trailer Components Formed from Same	Wabash National, L.P.
MXa2007014541 (pending)	Mexico	Insulating Sheet and Refrigerated Trailer Components Formed from Same	Wabash National, L.P.
11/943022 (pending)	United States	Insulating Sheet and Refrigerated Trailer Components Formed from Same	Wabash National, L.P.
12/910956 (pending)	United States	Modular Storage Container	Wabash National, L.P.
11/425270	United States	Viscous Product Transportation Trailer	Brenner Tank LLC* Brenner Tank Services LLC

	Canada	Viscous Product Transportation Trailer	Brenner Tank LLC*
01309717.5	United Kingdom	Flexible Wall Barrier	Extract Technology Limited
01309717.5	Ireland	Flexible Wall Barrier	Extract Technology Limited
02253759	Germany	Containment Assembly (Gloveport)	Extract Technology Limited
02253759	Spain	Containment Assembly (Gloveport)	Extract Technology Limited
02253759	France	Containment Assembly (Gloveport)	Extract Technology Limited
02253759	United Kingdom	Containment Assembly (Gloveport)	Extract Technology Limited
02253759	Ireland	Containment Assembly (Gloveport)	Extract Technology Limited
02253759	Italy	Containment Assembly (Gloveport)	Extract Technology Limited
0705020.6	United Kingdom	Downflow Booth	Extract Technology Limited
5890781	United States	Glove Box	Walker Group Holdings LLC Walker Stainless Equipment Company LLC Extract Technology Limited
7017306	United States	Containment Assembly	Walker Group Holdings LLC Walker Stainless Equipment Company LLC Extract Technology Limited
11/215134	United States	Dual Stop Valve Assembly for Use in Cargo Tank Vehicles	Brenner Tank LLC Brenner Tank Services LLC
11/675943	United States	Dual Stop Valve Assembly for Use in Cargo Tank Vehicles	Brenner Tank LLC Brenner Tank Services LLC
10/864169	United States	Dual Stop Valve Assembly for Use in Cargo Tank Vehicles	Brenner Tank LLC

* Assignment from John Cannon and John Rademacher, two of the named inventors, has been recorded. However, no assignment to Brenner Tank LLC or Brenner Tank Services from Hans (John) Schaupp, the third named inventor, has been recorded. An assignment by John Schaupp to P&S Investment Company, Inc. has been recorded. Any rights held by Brenner Tank LLC and Brenner Tank Services LLC are subject to the joint development agreement between Brenner Tank LLC, Brenner Tank Services LLC and P&S Investment

Company, Inc. dated July 15, 2005 and such rights are jointly owned by Brenner Tank LLC and Mr. Hans Schaupp, or his assignee.

License Agreements

Parts Distribution and Licensing Agreement, dated September 19, 2003, by and among Wabash National, L.P. (as successor-in-interest to WTSI Technology Corp.), Wabash National Corporation and Aurora Parts & Accessories LLC;

Asset Purchase Agreement, dated July 22, 2003, and as amended on September 19, 2003, by and among Wabash National Corporation and certain of its affiliates and Apex Trailer Leasing & Rentals, L.P. and its affiliates;

DuraPlate Sales Agreement, dated November 21, 2008, by and between Wabash National, L.P. and PODS Enterprises Inc.;

DuraPlate Sales Agreement, dated June 13, 2008, by and between Wabash National, L.P. and Road Systems Inc.;

DuraPlate Sales Agreement, dated May 12, 2008, by and between Wabash National, L.P. and Utilimaster Corporation;

License Agreement, dated June 30, 2007, by and between Wabash National, L.P. and Kirloskar Pneumatic Co., Ltd.;

DuraPlate Sales Agreement, dated February 26, 2010, by and between Wabash National, L.P. and R.C. Tway Company d/b/a Kentucky Trailer;

License Agreement dated June 28, 2011, by and between Wabash National, L.P. and Truck Lite Co, LLC;

License Agreement dated May 3, 2011 by and between Sterilization Technology Group, Inc. and Walker Stainless Equipment Company LLC.

Distributor Agreement, dated January 2, 2009, by and between IDEX Liquid Controls LLC, Garsite/Progress LLC and TST LLC.

Viscous Product Unloading Enhancements for Liquid Transportation Trailers Joint Ownership Agreement, dated July 15, 2005 by and between P& S Investment Company, Inc. and Brenner Tank LLC.

SCHEDULE 8.15

Deposit Accounts and Securities Accounts

Bank	Description	Account Number	Account Name	Account Address
PNC Bank	WNC Receivables	[*]	Wabash National Corporation dba Wabash National Trailer Centers Inc.	[*]
Wells Fargo Bank, National Association	WNTC Local Deposits	[*]	Wabash National Corporation Local Desktop Deposits	[*]
Wells Fargo Bank, National Association	Master Operating Agreement	[*]	Wabash National Corporation Master Account	[*]
Wells Fargo Bank, National Association	Commercial Checking Account	[*]	Wabash National Corporation	[*]
Wells Fargo Bank, National Association	Escrow Account	[*]	Wabash 2012 Bond Proceeds Escrow	[*]
Fifth Third Bank	WNC Local Deposit	[*]	Wabash National Corporation	[*]
Fifth Third Bank	WNTC Merchant Card Account	[*]	Wabash National Trailer Centers	[*]
RBS Citizens, N.A., dba Charter One	WNTC Desktop Deposits	[*]	Wabash National Corporation WNTC Sub	[*]
RBS Citizens, N.A., dba Charter One	Manufacturing Receivables	[*]	Wabash National Corporation Manufacturing Sub	[*]
RBS Citizens, N.A., dba Charter One	WNTC Desktop Deposits	[*]	Wabash National Corporation WNTC Sub	[*]
RBS Citizens, N.A., dba Charter One	WNC Depository	[*]	Wabash National Corporation WNC Sub Account	[*]
RBS Citizens, N.A., dba Charter One	WNTC Lockbox	[*]	Wabash National Corporation WNTC Lbx Account	[*]
RBS Citizens, N.A., dba Charter One	Transcraft Receivables	[*]	Transcraft Corporation Depository Account	[*]
RBS Citizens, N.A., dba Charter One	WWP Depository	[*]	Wabash National Corporation WWP Sub Acct.	[*]
JPMorgan Chase	Master Disbursement Account	[*]	WGH Master Disbursement	[*]

[*] The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

JPMorgan Chase	Operating Account	[*]	WGH Operating Disbursement	[*]
JPMorgan Chase	Blocked Account	[*]	WSE Lockbox Receipts Account	[*]
JPMorgan Chase	Operating Account	[*]	WSE Disbursement Account	[*]
JPMorgan Chase	Medical Claims Disbursement Account	[*]	WSE Medical Claims Account	[*]
JPMorgan Chase	Blocked Account Operating Account	[*]	GP Lockbox Receipts Account	[*]
JPMorgan Chase	Lockbox	[*]	BT Lockbox Receipts Account	[*]
JPMorgan Chase	Operating Account	[*]	BT Disbursement Account	[*]
JPMorgan Chase	Medical Claims Disbursement Account	[*]	BT Medical Claims Account	[*]
JPMorgan Chase	Lockbox	[*]	BTS Lockbox Receipts Account	[*]
JPMorgan Chase	Operating Account	[*]	BTS Disbursement Account	[*]
JPMorgan Chase	Controlled Disbursement	[*]	Bulk Disbursement Account	[*]
JPMorgan Chase	Controlled Disbursement	[*]	Bulk Disbursement Account	[*]
JPMorgan Chase	Depositary Account (ZBA)	[*]	WSE Disbursement Account	[*]
Fifth Third Bank	Checking Account	[*]	Petty Cash Account	[*]
M&I Marshall & Ilsley	New Lisbon Local Merchant Account	[*]	Account for Merchant Credit Card Receipts	[*]
Security Bank of Kansas City	Operating Account	[*]	Petty Cash Account	[*]

[*] The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

SCHEDULE 8.17

Material Contracts

(i)             Contracts or agreements that fall into the category described in clause (i) of the definition of “Material Contracts” in the Credit Agreement:

Purchase and Sale Agreement, dated March 26, 2012 by and among Wabash National Corporation, Walker Group Holdings LLC and Walker Group Resources LLC.

Underwriting Agreement dated April 17, 2012 by and among Wabash National Corporation, Morgan Stanley & Co., LLC and Wells Fargo Securities, LLC (acting on behalf of themselves and as managers to the several underwriters participating in the offering of the Permitted Convertible Notes

Rights Agreement between Wabash National Corporation and National City Bank as Rights Agent dated December 28, 2005, as amended by Amendment No. 1 to the Rights Agreement dated July 17, 2009

Executive Employment Agreement dated June 28, 2002 between Wabash National Corporation and Richard J. Giromini, as amended January 1, 2007 and September 15, 2010

Non-qualified Stock Option Agreement dated July 15, 2002 between the Wabash National Corporation and Richard J. Giromini

Non-qualified Stock Option Agreement, dated May 6, 2002, between Wabash National Corporation and William P. Greubel

Parts Distribution and Licensing Agreement, by and among Wabash National, L.P. (as successor- in-interest to WTSI Technology Corp.), Wabash National Corporation and Aurora Parts & Accessories LLC, dated September 19, 2003

Lease Agreement among Cadiz-Trigg County Industrial Development Authority, Inc. and Transcraft Corporation, dated February 7, 2012 and related Guaranty Agreement among Wabash National Corporation and Cadiz-Trigg County Industrial Development Authority, Inc., dated February 2, 2012.

Credit Agreement among Wabash National, L.P., Tycorra Investments Inc., Tycorra Properties Inc., Brent A. Larson, and Theresa Larson, dated December 21, 2010.

Form of Indemnification Agreement, approved by Company’s Board of Directors, and to be executed with Company directors, officers and senior financial personnel in June 2011.

ISDA Master Agreement dated March 8, 2011 by and between Walker Group Holdings and Fifth Third Bank.

Second Amended and Restated Walker Group Management Incentive Compensation Plan, dated March 13, 2012, and Transaction Bonus Award Letter Agreement with Brad Walker

Second Amended and Restated Walker Group Management Incentive Compensation Plan, dated March 13, 2012, and Transaction Bonus Award Letter Agreement with Bruce Yakley

Second Amended and Restated Walker Group Management Incentive Compensation Plan, dated March 13, 2012, and Transaction Bonus Award Letter Agreement with James Miller

Second Amended and Restated Walker Group Management Incentive Compensation Plan, dated March 13, 2012, and Transaction Bonus Award Letter Agreement with John Cannon

Second Amended and Restated Walker Group Management Incentive Compensation Plan, dated March 13, 2012, and Transaction Bonus Award Letter Agreement with Doug Chapple

Second Amended and Restated Walker Group Management Incentive Compensation Plan, dated March 13, 2012, and Transaction Bonus Award Letter Agreement with Dave Nick

Distributor Agreement, dated January 2, 2009, by and between Liquid Controls LLC, Garsite/Progress LLC and TST LLC.

(ii)           Contracts or agreements that fall into the category described in clause (ii) of the definition of “Material Contracts” in the Credit Agreement:

Permitted Convertible Note Documents

Permitted Convertible Notes Indenture

SCHEDULE 8.19

Indebtedness

Immediately after the Closing Date, Transcraft Corporation shall remain indebted under the Lease Agreement among Cadiz-Trigg County Industrial Development Authority, Inc. and Transcraft Corporation, dated February 7, 2012. As of March 31, 2012, the balance of that capital lease liability was $2,670,007.

Indebtedness pursuant to the Permitted Convertible Notes

The following Letters of Credit will also remain outstanding (liability as of May 8, 2012):

$1,400,000.00 letter of credit issued by Chase Bank for the benefit of Ace American Insurance Company;

$115,660.00 letter of credit issued by Chase Bank for the benefit of Bank Al Habib Limited;

$99,080.00 letter of credit issued by Chase Bank for the benefit of Bank Al Habib Limited.

For the purposes of Clause (b) of the definition of Permitted Indebtedness, this Schedule 8.19 shall be deemed to include all indebtedness of each Credit Party and each of its Subsidiaries in an amount less than $1,000,000 outstanding on the Closing Date, but in no event in an aggregate amount in excess of $5,000,000.

SCHEDULE 8.24

Union Activity

Agreement, dated October 11, 2010, between Garsite LLC, UAW and its Local Union No. 710.

Collective Bargaining Agreement, dated May 8, 2008, between Bulk International S. De R.L. De C.V. and Sindicato de Trabajadores de la Industria Metal Mecanica, Automotriz, Similares y Conexos de la Republica Mexicana for the facilities located  at Carretera Queretaro San Luis Potosi Km 58, Parque Industrial Opcion, San Jose Iturbide, Guanajuato, as amended by that certain Employer Substitution, dated October 13, 2008, substituting Bulk Services S. De R.L. De C.V. for Bulk International S. De R.L. De C.V.

Current Revision to Collective Bargaining Agreement, dated January 23, 2012, between Bulk Services S. De R.L. de C.V. and Sindicato de Trabajadores de la Industria Metal Mecanica, Automotriz, Similares y Conexos de la Republica Mexicana for the facilities located  at Carretera Queretaro San Luis Potosi Km 58, Parque Industrial Opcion, San Jose Iturbide, Guanajuato.

SCHEDULE 9.15

Post-Closing Undertakings

Pursuant to Section 9.15 of the Credit Agreement, the Credit Parties shall deliver to the Administrative Agent or undertake the efforts (and deliver to the Administrative Agent evidence thereof), each in form and substance satisfactory to the Administrative Agent (unless otherwise agreed by the Administrative Agent in its discretion), the documents and/or efforts set forth below, within the time periods set forth below.

1.            On or before the 60th day after the Closing Date (or such later date as Administrative Agent shall agree in its discretion), open the Term Priority Collateral Account with a depository institution reasonably acceptable to the Administrative Agent, and deliver to the Administrative Agent a Control Agreementexecuted by the applicable Credit Party and such depository institution covering such Term Priority Collateral Account.

2.            On or before the 60th day after the Closing Date (or such later date as the Administrative Agent shall agree in its discretion), deliver to the Administrative Agent Control Agreements, executed by the applicable Credit Party and depository institution set forth below, and covering each of the accounts set forth below:

Depository Institution	Account Number	Credit Party
PNC Bank	[*]	Wabash National Corporation dba Wabash National Trailer Centers Inc.
Wells Fargo Bank, National Association	[*]	Wabash National Corporation
Wells Fargo Bank, National Association	[*]	Wabash National Corporation
Wells Fargo Bank, National Association	[*]	Wabash National Corporation
Fifth Third Bank	[*]	Wabash National Corporation
Fifth Third Bank	[*]	Wabash National Trailer Centers, Inc.
RBS Citizens, N.A., dba Charter One	[*]	Wabash National Corporation
RBS Citizens, N.A., dba Charter One	[*]	Wabash National Corporation
RBS Citizens, N.A., dbaCharter One	[*]	Wabash National Manufacturing, L.P.
RBS Citizens, N.A., dba Charter One	[*]	Wabash National Corporation
RBS Citizens, N.A., dba Charter One	[*]	Wabash National Corporation
RBS Citizens, N.A., dba Charter One	[*]	Transcraft Corporation
RBS Citizens, N.A., dba Charter One	[*]	Wabash National Corporation

[*] The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

3.            On or before the 60th day after the Closing Date (or such later date as the Administrative Agent shall agree in its discretion), either deliver to the Administrative Agent (i) Control Agreements with respect to each of the accounts listed below (the “Existing Walker Accounts”), in each case to the extent not constituting an Excluded Account, executed by the applicable Credit Party and the applicable depository institution set forth below, or(ii) (A) evidence, in form and substance satisfactory to the Administrative Agent, that each of the Existing Walker Accounts have been closed and replaced with new accounts maintained at Wells Fargo Bank, National Association, and (B) one or more Control Agreements with respect to such new accounts.

Depository Institution	Account Number	Credit Party
JPMorgan Chase Bank, N.A.	[*]	Walker Group Holdings LLC
JPMorgan Chase Bank, N.A.	[*]	Walker Group Holdings LLC
JPMorgan Chase Bank, N.A.	[*]	Walker Stainless Equipment Company LLC
JPMorgan Chase Bank, N.A.	[*]	Walker Stainless Equipment Company LLC
JPMorgan Chase Bank, N.A.	[*]	Walker Stainless Equipment Company LLC
JPMorgan Chase Bank, N.A.	[*]	Garsite/Progress
JPMorgan Chase Bank, N.A.	[*]	Brenner Tank LLC
JPMorgan Chase Bank, N.A.	[*]	Brenner Tank LLC
JPMorgan Chase Bank, N.A.	[*]	Brenner Tank LLC
JPMorgan Chase Bank, N.A.	[*]	Brenner Tank Services LLC
JPMorgan Chase Bank, N.A.	[*]	Brenner Tank Services LLC
JPMorgan Chase Bank, N.A.	[*]	Bulk Services LLC
JPMorgan Chase Bank, N.A.	[*]	Bulk Services LLC
JPMorgan Chase Bank, N.A.	[*]	Walker Stainless Equipment Company LLC

[*] The bracketed asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

4.            Within fifteen (15) days of the date hereof(or such later date as the Administrative Agent shall agree in its discretion), Credit Parties shall deliver to the Administrative Agent good standing certificates issued by (a) the California Secretary of State's office with respect to each of Wabash, Wabash National Trailer Centers, Inc., Wabash National, L.P., (b) the California Franchise Tax Board with respect to Walker Stainless Equipment Company LLC and (c) Colorado Secretary of State's office with respect to Wabash National, L.P.

5.            Within ten (10) days of the date hereof(or such later date as the Administrative Agent shall agree in its discretion), Credit Parties shall deliver to the Administrative Agent an endorsement to each of the liability insurance policies of Walker Group Holdings LLC and its Subsidiaries with respect to policy numbers AR536085 and WR10006512.

6.            Within ten (10) days of the date hereof(or such later date as the Administrative Agent shall agree in its discretion), Credit Parties shall deliver to the Administrative Agent a letter listing the loss payees with respect to property insurance policy number WR10006512 for the foreign property insurance coverage of Walker Group Holdings LLC and its Subsidiaries.

SCHEDULE 10.6

Line of Business

Wabash National Corporation and its Subsidiaries design, manufacture and/or market (i) standard and customized truck trailers and related transportation and industrial equipment, and (ii) high-quality stainless steel products for the dairy, chemical, food, beverage, aviation, personal care, pharmaceutical, sanitary, energy and nuclear industries. They also operate parts and trailer sales and service centers throughout the United States.

SCHEDULE P-1

Permitted Investments

Intercompany loans made by Wabash National LP to Wabash UK Holdings Limited in connection with the acquisition of the pre-closing UK subsidiaries of Walker Group Holdings LLC in the amount of Four Million, Two Hundred and Sixty-Seven Thousand and Eighty-One Pounds Sterling.

Subscription by Wabash International Holdings Inc. for equity interests of Wabash UK Holdings Limited for consideration of Nine Million Eight Hundred Thousand U.S. Dollars.

Capital contributions made by Wabash National Corporation to Wabash National LP and Wabash International Holdings, Inc., in connection with the acquisition of Walker Group Holdings LLC and its subsidiaries in an aggregate amount equal to Three Hundred Seventy Six Million Six Hundred Eight Nine Thousand Five Hundred Twenty Four and 18/100 U.S. Dollars.

Outstanding Bank Guarantees guaranteeing indebtedness of Extract Technology Limited in an aggregate amount equal to Four Hundred Sixty-Six Thousand Two Hundred Fifty-Four Pound Sterling.

Acquisition of the equity interests of Walker Group Holdings contemplated by the Purchase and Sale Agreement by and among Wabash National Corporation, Walker Group Holdings LLC and Walker Group Resources LLC for a purchase price of Three Hundred Sixty Million U.S. Dollars, subject to adjustment pursuant to the terms thereof.

Permitted Convertible Notes and the underlying shares of common stock of Wabash National Corporation contemplated thereby in an aggregate principal amount of One Hundred Fifty Million U.S. Dollars.

Credit Agreement among Wabash National, L.P., Tycorra Investments Inc., Tycorra Properties Inc., Brent A. Larson, and Theresa Larson, dated December 21, 2010.

SCHEDULE P-2

Permitted Liens

Lien pursuant to Lease Agreement among Cadiz-Trigg Industrial Development Authority, Inc. and Transcraft Corporation, dated February 7, 2012.

Cash collateral provided pursuant to $1,400,000 letter of credit issued by Chase Bank for the benefit of Ace American Insurance Company.

Cash collateral provided pursuant to $115,660.00 letter of credit issued by Chase Bank for the benefit of Bank Al Habib Limited.

Cash collateral provided pursuant to $99,080.00 letter of credit issued by Chase Bank for the benefit of Bank Al Habib Limited.

SCHEDULE R-1

Real Property Collateral

125 Monahan Avenue
Dunmore, PA

1605 Ackerman Road
San Antonio, TX

10498 N. Vancouver Way
Portland, OR

298 Dutch Hollow Road
Smithton, PA

2830 South 51st Avenue
Phoenix, AZ

17301 NW 2nd Avenue
Miami, FL

16025 Slover Avenue
Fontana, CA

4780 Vasquez Boulevard
Denver, CO

4132 Irving Boulevard
Dallas, TX

1525 Georgesville Road
Columbus, OH

339 West Industrial Park Road
Harrison, AR

3550 East Veterans Memorial Parkway

(also known as 3550 & 3600 East County Road
and 350 South and 3550 Concord Road)
Lafayette, IN

1440 Navco Drive and1450 Navco Drive

Lafayette, IN

3459 and 3460 McCarty Lane
Lafayette, IN

3440 McCarty Lane

Lafayette, IN

3439 McCarty Lane

Lafayette, IN

3288 Kossuth Street

Lafayette, IN

1000 Sagamore Parkway South (also known as Sagamore Parkway)

Lafayette, IN

3000 Main Street

Lafayette, IN

3244 McCarty Lane

Lafayette, IN

618 W. State Street

New Lisbon, WI (with adjacent lot)

625 W. State Street

New Lisbon, WI (including 601 W. State Street)

902 2nd Main Street

Elroy, WI

450 Arlington Avenue

Fond du Lac, WI (includes 727-739 Military Road address)

400-402 East Progress Street

Arthur, IL

EXHIBIT A

[FORM OF]
COMPLIANCE CERTIFICATE

I, [             ], the chief financial officer of Wabash National Corporation (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated as of May 8, 2012 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) by and among Wabash National Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”) for the Lenders:

1.          [Attached hereto as Attachment 1 are the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended [    ], 20[ ], audited by [_____________]1and certified, without any qualifications (including any (a) “going concern” or like qualification or exception, (b) qualification or exception as to the scope of such audit or (c) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 10.15 of the Credit Agreement)[, except for a qualification for a change in accounting principles with which the accountant concurs, by such accountants to have been prepared in accordance with GAAP]2 (together with a related balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management, along with customary managements’ discussion and analysis).]3

2.          [Attached hereto as Attachment 1 is the unaudited consolidated balance sheet for the fiscal quarter ended [     ], 20[ ] and consolidated income statement and statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of the consolidated balance sheet, for the last day of the prior fiscal year covering the Borrower and its Subsidiaries along with customary managements’ discussion and analysis.]4

3.          To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing. [If unable to provide the foregoing certification, attach an Attachment 2 specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

4.          Since the Closing Date and except as disclosed in prior Compliance Certificates delivered to the Administrative Agent, there has been no change in the identity of the Material Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries as at the end of such [fiscal year or period], as the case may be, from the Material Subsidiaries, Immaterial Subsidiaries and

[1]	Must be independent certified public accountant reasonably acceptable to the Administrative Agent.

[2]	To be inserted if necessary.

[3]	To be included if accompanying annual financial statements only.

[4]	To be included if accompanying quarterly financial statements only.

Ex. A-1

Foreign Subsidiaries, respectively provided to the Lenders on the Closing Date or the most recent fiscal year period. [If there has been any of the foregoing changes, attach an Attachment 3 specifying the details of such changes and the actions taken or proposed to be taken with respect thereto.]5

5.          The following represent true and accurate calculations, as of [           ], to be used to determine compliance with Section 10.15 of the Credit Agreement:

Senior Secured Leverage Ratio:

Excess of (i) Consolidated Total Debt secured by a Lien over (ii) Unrestricted Cash = [   ]
Consolidated EBITDA = [          ]
Actual Ratio = [          ] to 1.00
Required Ratio = No more than [__] to 1.00

Interest Coverage Ratio:

Consolidated EBITDA = [          ]
Consolidated Interest Expense = [          ]
Actual Ratio = [          ] to 1.00
Required Ratio= No more than [__] to 1.00

Borrower in compliance with
Financial Performance Covenants:        [Yes][No]

Supporting detail showing the calculation of the Senior Secured Leverage Ratio is included on Attachment 4.

Supporting detail showing the calculation of the Interest Coverage Ratio is included on Attachment 5.

4.          [Attached hereto as Attachment 6 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year.]6

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[Signature Page Follows]

[5]	To be included if accompanying quarterly or annual financial statements only.

[6]	To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending on or after December 31, 2012.

Ex. A-2

Dated this [ ] day of [ ], 20[ ].

[
]

By:
Name:
	Title:	Chief Financial Officer

Ex. A-3

ATTACHMENT 1 TO

COMPLIANCE CERTIFICATE

[ANNUAL] [QUARTERLY] FINANCIAL STATEMENTS

Ex. A-4

ATTACHMENT 2 TO

COMPLIANCE CERTIFICATE

[EVENTS OF DEFAULT]7

[7]	If a Default or Event of Default exists, describe the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Credit Parties to be taken on account thereof.

Ex. A-5

ATTACHMENT 3 TO

COMPLIANCE CERTIFICATE

[CHANGE IN IDENTITY OF THE MATERIAL SUBSIDIARIES, IMMATERIAL SUBSIDIARIES AND FOREIGN SUBSIDIARIES]8

[8]	If a change in identity exists, describe the change in reasonable detail and the steps, if any, being taken or contemplated by the Credit Parties to be taken on account thereof.

Ex. A-6

ATTACHMENT 4 TO

COMPLIANCE CERTIFICATE

For the Quarter/Year ended _______________ (“Statement Date”)

Senior Secured Leverage Ratio.

($ in 000's)

A.	Consolidated Total Debt

	1.	for such period, the aggregate principal amount of:
		(a)	all obligations of the Borrower and its Subsidiaries for borrowed money (provided, in the case of letters of credit, to the extent of the drawn and unreimbursed portion thereof)	$ _____
		(b)	plus, all obligations of the Borrower and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances or other financial products (provided, in the case of letters of credit, to the extent of the drawn and unreimbursed portion thereof)	$ _____
		(c)	plus, all obligations of the Borrower and its Subsidiaries as a lessee under Capital Leases	$ _____
		(d)	plus, any obligations of the Borrower and its Subsidiaries in respect of Disqualified Equity Interests	$ _____
	2.	Consolidated Total Debt		$ _____

B.	Consolidated Net Income

	1.	for such period, the aggregate consolidated net earnings (or loss) of the Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP,[9]		$_____

		(a)	excluding the net earnings of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting	$_____
		(b)	plus, to the extent not otherwise included in Consolidated Net Income for such period, the amount of dividends or distributions or other payments that are actually paid in cash from a Person described in clause (a) above (or to the extent converted into cash) to the Borrower or a Subsidiary thereof in respect of such period	$_____

	2.	Consolidated Net Income		$ _____

[9]	The items in (a) and (b) shall be added to or subtracted from consolidated net earnings, whichever is necessary to effectuate the exclusion set forth in such clause.

Ex. A-7

C.	Consolidated EBITDA

	1	Consolidated Net Income		$_____

		(i)	less, extraordinary gains, interest income and any software development costs capitalized during such period	$_____

		(ii)	plus, non-cash extraordinary losses, interest expense, income taxes, depreciation and amortization for such period, expenses related to stock options, restricted stock grants and stock derivatives issued to employees and directors of the Credit Parties during such period, and out-of-pocket expenses incurred in connection with the transactions occurring on the Closing Date

	2	Consolidated EBITDA (determined without duplication of any items in (i) and (ii))[10]		$ _____

D.	Senior Secured Leverage Ratio

	(i) excess of (A) Consolidated Total Debt secured by a Lien over (B) Unrestricted Cash divided by (ii) Consolidated EBITDA			____: 1.00

[10]	For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), without duplication, (i) if at any time during such Reference Period (and after the Closing Date), the Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case as determined by the Borrower in good faith and certified by an Authorized Officer of the Borrower, as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period; provided that the aggregate amount of all such pro forma adjustments taken in connection with the Closing Date Acquisition shall not exceed $10,000,000 and (ii) Consolidated EBITDA for the fiscal quarter ended September 30, 2011, shall be deemed to be $22,023,000, (iii) Consolidated EBITDA for the fiscal quarter ended December 31, 2011, shall be deemed to be $31,622,000, and (iv) Consolidated EBITDA for the fiscal quarter ended March 31, 2012, shall be deemed to be $32,097,000.

Ex. A-8

ATTACHMENT 5 TO

COMPLIANCE CERTIFICATE

For the Quarter/Year ended _______________ (“Statement Date”)

Interest Coverage Ratio

($ in 000's)

A.	Consolidated EBITDA

	1.	the amount set forth at the end of item (C)(2) in Attachment 4 to this Compliance Certificate	$ _____

B.	Consolidated Interest Expense

	1.	for such period, consolidated interest expense of the Borrower and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—Accounting for Derivative Instruments and Hedging Activities” and excluding non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to or reasonably contemporaneously with the Closing Date of Hedge Agreements), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedge Agreements, and excluding amortization of deferred financing fees and any expensing of bridge or other financing fees	$_____

		(a) plus consolidated capitalized interest of the Borrower and its Subsidiaries for such period, whether paid or accrued	$_____
		(b) less interest income of the Borrower and its Subsidiaries for such period	$_____

	2.	Consolidated Interest Expense	$ _____

C.	Interest Coverage Ratio

	Consolidated EBITDA divided by Consolidated Interest Expense		____: 1.00

Ex. A-9

ATTACHMENT 6 TO

COMPLIANCE CERTIFICATE

For the Quarter/Year ended _______________ (“Statement Date”)

Excess Cash Flow

($ in 000's)

Excess Cash Flow Calculation[11]

(a)	the sum, without duplication, of:

	(i)	Consolidated Net Income for such Excess Cash Flow Period (the amount set forth at the end of item (B)(2) in Attachment 4 to this Compliance Certificate)	$_____

	(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period	$_____

	(iii)	the Consolidated Working Capital Adjustment for such Excess Cash Flow Period	$_____

	(iv)	an amount equal to the aggregate net non-cash loss on Dispositions outside the ordinary course of business by the Borrower and its Subsidiaries during such Excess Cash Flow Period to the extent deducted in arriving at such Consolidated Net Income	$_____

	(v)	cash receipts in respect of Hedge Agreements during such Excess Cash Flow Period and not otherwise included in Consolidated Net Income	$_____

	(vi)	the amount of tax reserves deducted pursuant to clause (b)(iv)(B) below in the prior Excess Cash Flow Period to the extent such amount so deducted was not paid by the Borrower and its Subsidiaries in cash during such prior Excess Cash Flow Period

(b)	minus, the sum, without duplication of:

	(i)	an amount equal to (A) the amount of all non-cash gains, income and credits included in arriving at such Consolidated Net Income in such Excess Cash Flow Period (excluding any such non-cash gain, income or credit to the extent it represents the reversal of an accrual or reserve for a	$_____

[11]	To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending on or after December 31, 2012.

Ex. A-10

potential cash item that reduced Consolidated Net Income in any prior period) and (B) all cash expenses, charges and losses excluded in calculating Consolidated Net Income during such Excess Cash Flow Period pursuant to the definition of Consolidated Net Income

(ii)	to the extent not previously deducted pursuant to clause (viii) below, the amount of Capital Expenditures and expenditures made for Permitted Acquisitions made by the Borrower and its Subsidiaries in each case in cash during such Excess Cash Flow Period, in each case to the extent not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement that are not Revolver Acquisition Financing), Equity Interests or Dispositions outside of the ordinary course of business	$_____

(iii)	payments under Section 2.14 of the Credit Agreement and the aggregate amount of cash used in connection with all principal prepayments of Indebtedness of the Borrower and its Subsidiaries (excluding any other repayments of any Indebtedness (a) under the Credit Documents (other than payments made under Section 5.2(a) of the Credit Agreement due to a Disposition that resulted in an increase to Consolidated Net Income but only in the amount of such increase which payments shall not be excluded) or (b) under the Revolving Credit Agreement (other than Revolver Acquisition Financing)) during such Excess Cash Flow Period, in each case to the extent such repayments are not funded with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement), Equity Interests or Dispositions outside of the ordinary course of business	$_____

(iv)	the amount of taxes paid in cash by the Borrower and its Subsidiaries during such Excess Cash Flow Period and tax reserves set aside and payable by the Borrower and its Subsidiaries within 12 months of such Excess Cash Flow Period, in each case to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period	$_____

(v)	an amount equal to the aggregate net non-cash gain on Dispositions outside of the ordinary course of business by the Borrower and its Subsidiaries during such Excess Cash Flow Period to the extent such amount is included in determining Consolidated Net Income for such period	$_____

(vi)	payments made by the Borrower and its Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness, to the extent such payments have not been deducted from Consolidated Net Income	$_____

(vii)	the aggregate amount of any premium, make-whole or penalty payments made in connection with any prepayment of Indebtedness and paid in cash by the Borrower and its Subsidiaries during such Excess Cash Flow Period, to the extent that such payments are not deducted in calculating Consolidated Net Income and are not financed with proceeds of Indebtedness (other than loans under the Revolving Credit Agreement) or Equity Interests	$_____

Ex. A-11

(viii)	without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period with respect to Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the fiscal quarter of the Borrower following the end of such Excess Cash Flow Period; provided, that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property (to the extent not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement that are not Revolver Acquisition Financing), Equity Interests or Dispositions outside of the ordinary course of business) during such fiscal quarter is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow in the Excess Cash Flow Period in which such fiscal quarter falls	$_____

(ix)	cash expenditures in respect of Hedge Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income	$_____

(x)	to the extent not deducted pursuant to clause (viii) above, and so long as not made in a Subsidiary or the Borrower, Investments made in cash pursuant to clause (k) or (o) of the definition of “Permitted Investments” during such Excess Cash Flow Period, to the extent such Investments are not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement (which are not Revolver Acquisition Financing)), Equity Interests or Dispositions outside of the ordinary course of business and not made in the Borrower or any of its Subsidiaries	$_____

Excess Cash Flow (the sum of items (a)(i) through (vi) minus the sum of items (b)(i) through (x))		$_____

Ex. A-12

EXHIBIT B

[FORM OF] GUARANTEE

[Provided under Separate Cover]

Ex. B-1

EXHIBIT C

[FORM OF]

Assignment and Acceptance

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):
[and is an Affiliate of [identify Lender]1]

3.	Borrower(s):

4.	Administrative Agent: Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of May 8, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among WABASH NATIONAL CORPORATION, a Delaware corporation (the “Borrower”); the lenders party thereto from time to time (the “Lenders”); and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Administrative Agent”) for the Lenders.

6.	Assigned Interest:

[1]	Select as applicable.

Ex. C-1

Type of Loan Assigned	Total Loans of all Lenders	Amount of Loans Assigned[2]	Percentage Assigned of Loans[3]
	[ ]	$	[ ]%

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[Signature Page Follows]

[2]	Shall not be in an amount less than $1,000,000 and integral multiples of $1,000,000 in excess thereof, except to the extent such assignment is to an Affiliate of the assigning Lender or an Approved Fund with respect to such Lender, or an assignment of the entire remaining amount of the assigning Lender’s Loans or Commitments.

[3]	Set forth, to at least nine decimals, as a percentage of the Loans of all Lenders thereunder.

Ex. C-2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[WABASH NATIONAL CORPORATION][4]

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent

By:
Name:
Title:

[4]	To be completed to the extent consent is required under Section 13.6(b)(i)(A) of the Credit Agreement.

Ex. C-3

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1           Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Credit Document.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of Section 13.6 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1(a) or (b) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date5, (viii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 5.4(d) of the Credit Agreement, duly completed and executed by the Assignee and (ix) if it is a U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 5.4(e) of the Credit Agreement and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance

[5]	Provided, that only one such fee shall be payable in the event of simultaneous assignment to or from two or more Approved Funds.

Ex. C-4

with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

2.          Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

Ex. C-5

EXHIBIT D

[FORM OF]

PROMISSORY NOTE

New York

$_____________	[______], 20[_]

FOR VALUE RECEIVED, the undersigned, WABASH NATIONAL CORPORATION, a Delaware corporation (the “Borrower”) hereby unconditionally promises to pay to [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as MORGAN STANLEY SENIOR FUNDING, INC., as the administrative agent (the “Administrative Agent”) for the Lenders, shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the Maturity Date the principal amount of [_________] Dollars ($________) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower as Loans pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Credit Agreement dated as of May 8, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders party thereto from time to time (the “Lenders”) and the Administrative Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Loans evidenced hereby may be prepaid and are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(d) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

Ex. D-1

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

WABASH NATIONAL CORPORATION,
as the Borrower

By:
Name:
Title:

Ex. D-2

TRANSACTIONS ON
LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Ex. D-3

EXHIBIT E

[FORM OF]
JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [_______ __, 200_] (this “Agreement”), by and among [INCREMENTAL LENDERS] (each an “Incremental Lender” and collectively the “Incremental Lenders”), WABASH NATIONAL CORPORATION, a Delaware corporation (the “Borrower”) and MORGAN STANLEY SENIOR FUNDING, INC., as the administrative agent (the “Administrative Agent”) for the Lenders.

RECITALS:

WHEREAS, reference is hereby made to the CREDIT AGREEMENT, dated as of May 8, 2012 (the “Credit Agreement”), by and among the Borrower, the lenders party thereto from time to time (the “Lenders”) and the Administrative Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish Incremental Loans by entering into one or more Joinder Agreements with the Incremental Lenders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Incremental Lender party hereto hereby agrees to commit to provide its respective Incremental Loan as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Incremental Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Incremental Lender hereby agrees to make its Incremental Loan on the following terms and conditions:

Ex. E-1

1.	Incremental Lenders. Each Incremental Lender acknowledges and agrees that upon its execution of this Agreement and the funding of Incremental Loans that such Incremental Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder. [The Incremental Lender shall deliver an Administrative Questionnaire to the Administrative Agent][1]

2.	[Applicable Margin. The applicable ABR Margin or applicable Eurodollar margin, as applicable, for such Incremental Loans shall mean, as of any date of determination, the applicable percentage per annum as set forth below.

Incremental Loans
Eurodollar Loans	ABR Loans
%	%

The ABR “floor” for the Incremental Loans shall be [ ]%.

The Eurodollar “floor” for the Incremental Loans shall be [ ]%.][2]

3.	[Principal Payments. The Borrower shall make principal payments on the Incremental Loans in installments on the dates and in the amounts set forth below:][3]

Date	Percentage

4.	Credit Agreement Governs. Except as set forth in this Agreement, Incremental Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

[1]	Insert bracketed language if the lending institution is not already a Lender.

[2]	In each case to the extent different from the Initial Loans.

[3]	In each case to the extent different from the Initial Loans.

Ex. E-2

5.	The Borrower’s Certifications. By its execution of this Agreement, the Borrower hereby certifies that:

i.	All representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects) on and as of such earlier date);

ii.	No Default or Event of Default shall exist on the date hereof before or after giving effect to the Incremental Loans;

iii.	The Senior Secured Leverage Ratio as of the Incremental Closing Date after giving effect to the Incremental Loans on a pro forma basis shall be less than or equal to 3.0 to 1.0; and

iii.	The Borrower has performed in all material respects all agreements and satisfied all conditions which Section 2.15 of the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

6.	Borrower’s Covenants. By its execution of this Agreement, the Borrower hereby covenants that the Borrower shall deliver or cause to be delivered the following legal opinions and documents: [ ], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement

7.	Other Provisions. [ ][4]

8.	Eligible Assignee. By its execution of this Agreement, each Incremental Lender represents and warrants that it meets all the requirements of Section 13.6 of the Credit Agreement.

9.	Notice. For purposes of the Credit Agreement, the initial notice address of each Incremental Lender shall be as set forth below its signature below.

10.	Non-U.S. Lenders. For each Incremental Lender that is a Non-US Lender, delivered herewith to the Borrower and Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Incremental Lender may be required to deliver to the Borrower and/or Administrative Agent pursuant to Section 5.4(d) of the Credit Agreement.

11.	U.S. Lenders. For each Incremental Lender that is a U.S. Lender, delivered herewith to the Borrower and Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Incremental Lender may be

[4]	Subject to the reasonable approval of the Administrative Agent.

Ex. E-3

required to deliver to the Borrower and Administrative Agent pursuant to Section 5.4(e) of the Credit Agreement.

12.	Recordation of the Incremental Loans. Upon execution and delivery hereof, Administrative Agent will record the Incremental Loan made by Incremental Lenders in the Register.

13.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

14.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

15.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

17.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank.]

[Signature Page Follows]

Ex. E-4

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [____________, ____].

[NAME OF LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

WABASH NATIONAL CORPORATION,
as the Borrower

By:
Name:
Title:

Consented to by:

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent

By:
Name:
Title:

Ex. E-5

SCHEDULE A
TO JOINDER AGREEMENT

Name of Lender	Amount of Incremental Loans
[ ]	$

Total: $

Ex. E-6

EXHIBIT F-1

[FORM OF]

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT, dated as of May 8, 2012, among WABASH NATIONAL CORPORATION, a Delaware corporation (the “Borrower”); the lenders party hereto from time to time (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Administrative Agent”) for the Lenders. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[NAME OF LENDER]

By:
Name:
Title:

Ex. F-1-1

EXHIBIT F-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT, dated as of May 8, 2012, among WABASH NATIONAL CORPORATION, a Delaware corporation (the “Borrower”); the lenders party hereto from time to time (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Administrative Agent”) for the Lenders. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Credit Documents are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Ex. F-2-1

EXHIBIT F-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT, dated as of May 8, 2012, among WABASH NATIONAL CORPORATION, a Delaware corporation (the “Borrower”); the lenders party hereto from time to time (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Administrative Agent”) for the Lenders. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation“ related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Ex. F-3-1

EXHIBIT F-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT, dated as of May 8, 2012, among WABASH NATIONAL CORPORATION, a Delaware corporation (the “Borrower”); the lenders party hereto from time to time (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Administrative Agent”) for the Lenders. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Credit Documents are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the under-signed shall promptly so inform such Non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Ex. F-4-1

EXHIBIT G

[FORM OF]
SOLVENCY CERTIFICATE

I, the undersigned, chief financial officer of Wabash National Corporation, a Delaware Corporation (the “Company”), DO HEREBY CERTIFY on behalf of the Company, and not in any individual capacity, that:

1.          This Certificate is furnished pursuant to Section 6.16 of the Credit Agreement, (the “Credit Agreement”) dated as of May 8, 2012, by and among the Company, as the borrower, the lenders party thereto from time to time (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Lenders. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

2.          Immediately following the consummation of the Transactions and after giving effect to the application of the proceeds of each Loan on the date hereof, with respect to the Company and its Subsidiaries, on a consolidated basis, both (i) (a) the sum of the Company’s and its Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of the Company’s and its Subsidiaries’ present assets; (b) the Company’s and its Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the Closing Date; and (c) the Company and its Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Company and its Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

For purposes of this certification, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Signature Page Follows]

Ex. G-1

IN WITNESS WHEREOF, I have hereunto set my hand this [    ] day of [                  ].

WABASH NATIONAL CORPORATION

By:
Name:
Title: Chief Financial Officer

Ex. G-2

EXHIBIT H

[FORM OF]
DISCOUNTED PREPAYMENT OPTION NOTICE

Dated: ____________, 20[ ]

To:	MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent (the “Administrative Agent”)

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 5.1(c)(ii) of that certain Credit Agreement, dated as of May 8, 2012 (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), by and among Wabash National Corporation, a Delaware corporation (the “Borrower”), the lending institutions from time to time parties thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent.

Prepaying Borrower Party hereby notifies you that, effective as of [___________], 20[__], pursuant to Section 5.1(c)(ii) of the Agreement, Prepaying Borrower Party hereby notifies each Lender that it is seeking:

1.	to prepay Loans at a discount in an aggregate principal amount of [$___________________________][1] (the “Proposed Discounted Prepayment Amount”);

2.	a percentage discount to the par value of the principal amount of Loans greater than or equal to _______% of par value but less than or equal to [_______]% of par value (the “Discount Range”)[2].

3.	a Lender Participation Notice on or before [___________, 20__][3], as determined pursuant to Section 5.1(c)(ii) of the Agreement (the “Acceptance Date”), and

Prepaying Borrower Party expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 5.1(c) of the Agreement.

Prepaying Borrower Party hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders that no Default or Event of Default has occurred and is continuing, or would result from Prepaying Borrower Party making the Discounted Voluntary

[1]	Insert amount that is minimum of $15,000,000.

[2]	The percentages inserted in clause (2) may be the same.

[3]	Insert date (a Business Day) that is at least five Business Days following the date of the Discounted Prepayment Option Notice.

Ex. H-1

Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

Prepaying Borrower Party respectfully requests that the Administrative Agent promptly notify each of the Lenders party to the Agreement of this Discounted Prepayment Option Notice.

Ex. H-2

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

WABASH NATIONAL CORPORATION,
as the Borrower

By:
Name:
	Title:	[Chief Financial Officer]

[ ],
as Prepaying Borrower Party

By:
Name:
Title:

Ex. H-3

EXHIBIT I

[FORM OF]
LENDER PARTICIPATION NOTICE

Dated: _____________, 20[ ]

To:	Morgan Stanley Senior Funding, Inc. 1 Pierrepont Plaza, 7th Floor Brooklyn, NY 11201 Attention: [___________] Electronic Mail: [____________]

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 8, 2012 (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), by and among Wabash National Corporation, a Delaware corporation (the “Borrower”), the lending institutions from time to time parties thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent and (b) that certain Discounted Prepayment Option Notice, dated ___________, 20__, from the Borrower (the “Discounted Prepayment Option Notice”).

The undersigned Lender hereby gives you notice, pursuant to Section 5.1(c)(iii) of the Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Loans held by such Lender:

1.	in a maximum aggregate principal amount of $___________________________ of Loans (the “Offered Loans”), and

2.	at a percentage discount to par value of the principal amount of Offered Loans equal to [_______]% [1] of par value (the “Acceptable Discount”).

The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 5.1(c) of the Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 5.1(c)(iii) of the Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its Loans pursuant to Section 5.1(c) of the Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment pursuant to the terms of Section 5.1(c)(iv) of the Agreement, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value, but the actual payment made to such Lender will be reduced in accordance with the Applicable Discount.

[1]	Insert amount within Discount Range.

Ex. I-1

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

[By:
Name:
Title:][2]

[2]	If a second signature is required.

Ex. I-2

EXHIBIT J

[FORM OF]
DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date: ___________, 20__

To:	MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent (the “Administrative Agent”)

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 5.1(c)(v) of that certain Credit Agreement, dated as of May 8, 2012 (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), by and among Wabash National Corporation, a Delaware corporation (the “Borrower”), the lending institutions from time to time parties thereto and the Administrative Agent.

A Prepaying Borrower Party hereby irrevocably notifies you that, pursuant to Section 5.1(c)(v) of the Agreement, the Prepaying Borrower Party will make a Discounted Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:

1.	on or before [___________, 20[__][1], as determined pursuant to Section 5.1(c)(ii) of the Agreement,

2.	in the aggregate principal amount of $___________________________ of Loans, and

3.	at a percentage discount to the par value of the principal amount of the Loans equal to [_______]% of par value (the “Applicable Discount”).

The Prepaying Borrower Party expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 5.1(c) of the Agreement.

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	No Default or Event of Default has occurred and is continuing or would result from the Prepaying Borrower Party making the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

[1]	Insert date (a Business Day) that is no later than four Business Days after the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

Ex. J-1

2.	Each of the conditions to the Discounted Voluntary Prepayment contained in Section 5.1(c) of the Agreement has been satisfied.

The Prepaying Borrower Party respectfully requests that the Administrative Agent promptly notify each of the Lenders party to the Agreement of this Discounted Voluntary Prepayment Notice.

Ex. J-2

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

WABASH NATIONAL CORPORATION,
as the Borrower

By:
Name:
	Title:	[Chief Financial Officer]

[ ],
as Prepaying Borrower Party

By:
Name:
Title:

Ex. J-3

EXHIBIT K

FORM OF NOTICE OF BORROWING/CONTINUATION

Date: ___________, _____

To:	MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent (the “Administrative Agent”)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 8, 2012 (as amended, restated, supplemented, amended and restated or otherwise modified from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), by and among Wabash National Corporation, a Delaware corporation (the “Borrower”), the lending institutions from time to time parties thereto and the Administrative Agent.

The Borrower hereby requests (select one):

	A Borrowing of new Loans to be made on1	_________________________

	A conversion of Loans made on1	_________________________

OR	A continuation of Eurodollar Loans made on2	___________________________

to be made on the terms set forth below:

(A)	Class of Borrowing[3]	___________________________

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)	___________________________

(C)	Principal amount[4]	___________________________

(D)	Type of Loan[5]	___________________________

[1]	Insert date (a Business Day) that is at least three Business Days after the date hereof in the case of a Borrowing of Eurodollar Loans (provided, that such date is the last day of the applicable Interest Period) and at least one Business Day in the case of a Borrowing of ABR Loans.

[2]	Insert date (a Business Day) that is at least three Business Days after the date hereof; provided, that such date is the last day of the applicable Interest Period.

[3]	E.g., Initial Loans, Incremental Loans or Refinancing Loans.

[4]	Insert an amount (i) in the case of Borrowings of new Loans, to be at least $1,000,000 and in an integral multiple of $500,000; (ii) in the case of conversions, to be equal to at least $1,000,000 of the outstanding principal amount of Loans from one Type into Borrowings of another Type; and (iii) in the case of partial conversions of Eurodollar Loans, that does not reduce the outstanding principal amount of Eurodollar Loans to less than $1,000,000.

[5]	Specify Eurodollar or ABR Loan.

Ex. K-1

(E)	Interest Period and the last day thereof[6]	___________________________

[The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 6 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]7

[The remainder of this page is intentionally left blank.]

[6]	Applicable for Eurodollar Borrowings/Loans only.

[7]	Applies only to Borrowings on the Closing Date.

Ex. K-2

WABASH NATIONAL CORPORATION,
as the Borrower

By:
Name:
Title:

Ex. K-3